SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant  ☐                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

WJ Communications, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

69,224,574 Shares of common stock (“Common Stock”)

740,000 Options to purchase shares of Common Stock

2,714,793 Performance Accelerated Restricted Stock Units (PARSUs)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

As of March 25, 2008, there were (i) 69,224,574 shares of Common Stock (including restricted Common Stock that has vested and an estimate of 260,000 shares to be issued in connection with the employee stock purchase plan and 47,629 deferred shares to be issued) outstanding and owned by stockholders other than WJ Communications, Inc. and TriQuint Semiconductor, Inc., (ii) options to purchase 740,000 shares of Common Stock with an exercise price less than $1.00 per share outstanding and (iii) 2,714,793 performance accelerated restricted stock units that will vest in connection with the consummation of the transaction. The filing fee was determined by adding (x) the product of (I) the number of shares of Common Stock that are proposed to be acquired in the merger and (II) the merger consideration of $1.00 in cash per share of Common Stock, plus (y) $50,825 expected to be paid to holders of options to purchase Common Stock with an exercise price of less than $1.00 per share in exchange for the cancellation of such options, plus (z) $2,714,793 expected to be paid to holders of performance accelerated restricted stock units that will vest in exchange for the cancellation of such vested units ((x), (y) and (z) together, the “Total Consideration”). The payment of the filing fee, calculated in accordance with Exchange Act Rule 0-11(c)(1), was calculated by multiplying the Total Consideration by .00003930

(4)	Proposed maximum aggregate value of transaction:

$71,990,192

(5)	Total fee paid:

$2,830

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

WJ Communications, Inc.

401 River Oaks Parkway, San Jose, California

[                    , 2008]

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of WJ Communications, Inc. (“WJ” “we,” “us” or “our”), to be held at, [                    ], on Tuesday, [                    , 2008], at 11:00 a.m. local time. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 9, 2008 (the “Merger Agreement”), among WJ, TriQuint Semiconductor, Inc. (“TriQuint” or “Parent”) and ML Acquisition, Inc. (“Merger Sub”), pursuant to which Merger Sub will merge with and into WJ and WJ will become a direct wholly owned subsidiary of Parent.

Upon completion of the merger, each outstanding share of our common stock not held by Parent, Merger Sub, WJ or any subsidiary of WJ or a stockholder who perfects appraisal rights in accordance with Delaware law, will be converted into the right to receive $1.00 in cash, without interest.

On March 9, 2008, our board of directors unanimously (i) determined that it was advisable and in the best interests of WJ and its stockholders to enter into the Merger Agreement and (ii) approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement. Therefore, our board of directors recommends that you vote “FOR” the adoption of the Merger Agreement.

The proxy statement attached to this letter provides you with information about the merger, the Merger Agreement and the special meeting. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes carefully.

Your vote is very important, regardless of the number of shares of our common stock you own. Under Delaware law, the merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote for the adoption of the Merger Agreement. If you do not vote, it will have the same effect as a vote against the adoption of the Merger Agreement.

Whether or not you plan to attend the special meeting in person, please complete, sign, date and return promptly the enclosed proxy card. If you hold shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you in advance for your cooperation and continued support.

Sincerely,

W. Dexter Paine, III
Chairman of the Board

THIS PROXY STATEMENT IS DATED [                    , 2008], AND IS FIRST BEING MAILED TO STOCKHOLDERS ON OR ABOUT [                    , 2008].

WJ Communications, Inc.

401 River Oaks Parkway, San Jose, California

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2008

TO THE STOCKHOLDERS OF WJ COMMUNICATIONS, INC.:

A special meeting of stockholders of WJ Communications, Inc., a Delaware corporation (“WJ,” “we,” “us” or “our”), will be held at [            ], on Tuesday, [                    , 2008], beginning at 11:00 a.m., local time, for the following purposes:

1. Adoption of the Merger Agreement. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 9, 2008 (the “Merger Agreement”), among WJ, TriQuint Semiconductor, Inc. and ML Acquisition, Inc., pursuant to which, upon completion of the merger, each outstanding share of WJ common stock, par value $0.01 per share (other than shares held in our treasury, shares owned by our subsidiaries, TriQuint Semiconductor, Inc. or ML Acquisition, Inc. and shares held by stockholders who perfect appraisal rights in accordance with Delaware law), will be converted into the right to receive $1.00 in cash, without interest.

2. Adjournment or Postponement of the Special Meeting. To approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.

3. Other Matters. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only stockholders of record of our common stock as of the close of business on [                    , 2008], will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement, which we urge you to read carefully.

Your vote is very important. Under Delaware law, adoption of the Merger Agreement requires holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting to vote for the adoption of the Merger Agreement. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy in the envelope provided and thus ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

If you fail to vote by proxy or in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and, if a quorum is present, will have the same effect as a vote against the adoption of the Merger Agreement. If you are a stockholder of record and wish to vote in person at the special meeting, you may withdraw your proxy and vote in person.

Stockholders of WJ who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the merger is completed, but only if they comply with all procedural requirements of Delaware law, which are summarized in the accompanying proxy statement under the caption “Appraisal Rights” beginning on page 57.

By Order Of The Board Of Directors,
[ , 2008]

Rainer Growitz
Secretary

i

ii

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to in this proxy statement. We have included section references to direct you to a more complete description of the topics presented in this summary term sheet. In this proxy statement, the terms “WJ,” “we,” “us,” “our” and the “Company” refer to WJ Communications, Inc. In addition, we refer to TriQuint Semiconductor, Inc. as “Parent” or “TriQuint” and to ML Acquisition, Inc. as “Merger Sub.”

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The Proposal. You are being asked to vote on a proposal to adopt the Agreement and Plan of Merger, dated as of March 9, 2008 (the “Merger Agreement”), by and among WJ, Parent and Merger Sub. Pursuant to the Merger Agreement, Merger Sub will be merged with and into WJ, and WJ will be the surviving corporation and a direct wholly owned subsidiary of Parent. In the event that there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, stockholders may also be asked to vote on a proposal to adjourn or postpone the special meeting to solicit additional proxies. See “The Special Meeting” beginning on page 39.

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The Parties to the Merger Agreement. WJ Communications, Inc., a Delaware corporation, is a radio frequency (“RF”) semiconductor company providing RF product solutions worldwide to communications equipment companies. WJ designs, develops and manufactures innovative, high performance products for both current and next generation wireless and RF identification (“RFID”) systems. WJ’s RF product solutions are comprised of advanced, highly functional RF semiconductors, components and integrated assemblies which address the radio frequency challenges of these various systems. WJ is located at 401 River Oaks Parkway, San Jose, California 95134 and its telephone number is (408) 577-6200. See “The Parties to the Merger” beginning on page 37.

TriQuint Semiconductor, Inc. is a supplier of high performance modules, components and foundry services to the world’s leading communications companies. TriQuint’s focus is on the specialized expertise, materials and know-how to design, manufacture and sell radio frequency (“RF”) and other high and intermediate frequency products that address four primary end markets: wireless handsets, broadband communications, wireless base stations and military systems. In the U.S., TriQuint has design and manufacturing facilities in Oregon, Texas and Florida with additional design facilities in Massachusetts and North Carolina, as well as sales support offices in various locations. Outside the U.S., TriQuint has a production and assembly facility in Costa Rica, a design facility in Germany and application sales support offices in China, Finland, France, Germany, Japan, Korea, Malaysia, Sweden, Taiwan and the United Kingdom. TriQuint owns and operates its own wafer fabrication, foundry and product test and assembly facilities. TriQuint was incorporated in California in 1991 and reincorporated in Delaware on February 12, 1997. TriQuint has the following wholly-owned operating subsidiaries; TFR Technologies, Inc., TriQuint, Inc., TriQuint S.R.L., TriQuint Semiconductor Texas LP, TriQuint Sales and Design, Inc., and TriQuint Semiconductor GmbH. TriQuint’s principal executive offices are located at 2300 N.E. Brookwood Parkway, Hillsboro, Oregon 97124 and its telephone number at that location is (503) 615-9000. See “The Parties to the Merger” beginning on page 37.

ML Acquisition, Inc. is a Delaware corporation formed in March 2008 by Parent in anticipation of the merger. Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into WJ and WJ will continue as the surviving corporation. Merger Sub currently has de minimis assets and no operations.

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Board Recommendation. Our board of directors unanimously determined that the merger is fair to, and in the best interests, of WJ’s stockholders, and unanimously approved and adopted the Merger Agreement and the transactions contemplated by the Merger Agreement. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT. See “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 19.

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Opinion of Financial Advisors. In connection with the merger, our board of directors received a written opinion from its financial advisor Thomas Weisel Partners LLC (“TWP”), as to the fairness, from a financial point of view and as of the date of such opinion, of the $1.00 per share merger consideration to be received by holders of our common stock. The full text of TWP’s written opinion, dated March 9, 2008, is attached to this proxy statement as Annex B. You are encouraged to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of review undertaken. TWP’s opinion addresses only the fairness of the merger consideration to our stockholders from a financial point of view as of the date of the opinion and does not address any other aspect of the merger, including the merits of the underlying decision by WJ to engage in the merger. The opinion was addressed to our board of directors for its information and use, but does not constitute a recommendation as to how any stockholder should vote or act on any matter relating to the proposed merger. See “The Merger—Opinion of Our Financial Advisor” beginning on page 23.

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Purpose of the Transaction. The purpose of the transaction is for TriQuint to acquire WJ and to enable WJ’s stockholders to receive cash for all of their shares of WJ common stock. See “The Merger—Plans for WJ After the Merger” beginning on page 30.

•	Special Meeting. The special meeting will be held on Tuesday, [ , 2008], beginning at 11:00 a.m., local time, at , San Jose, California 95134.

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Record Date and Quorum. You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on [                    , 2008], the record date for the special meeting. You will have one vote for each share of WJ common stock that you owned on the record date. As of the record date, there were              shares of our common stock entitled to vote at the special meeting. The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. See “The Special Meeting—Record Date and Quorum” beginning on page 39.

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Required Vote. Under Delaware law, the adoption of the Merger Agreement requires holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting to vote for the adoption of the Merger Agreement. A failure to vote your shares of our common stock or an abstention will have the same effect as voting against the adoption of the Merger Agreement. See “The Special Meeting—Required Vote” beginning on page 39.

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Regulatory Approvals Required. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “Hart-Scott-Rodino Act”), provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. WJ and Parent filed notification reports with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on [                    , 2008]. Except for the required filing under the Hart-Scott-Rodino Act, and the filing of a certificate of merger in Delaware at the effective time of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the merger. See “The Merger—Regulatory Approvals” beginning on page 36.

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Interests of WJ’s Directors and Executive Officers in the Merger. Our directors and executive officers have interests in the merger that are different from, or in addition to, their interests as WJ stockholders. These interests include:

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Each outstanding option to purchase shares of our common stock held by a director or executive officer, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the excess (if any) of the $1.00 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes.

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Each award of restricted stock (“Restricted Stock”) and performance accelerated restricted stock units (“PARSUs”) held by an executive officer or director whether currently vested or unvested will vest at the effective time (due to contractual rights providing for acceleration of vesting upon a change of control) will be cancelled and converted into the right to receive an amount in cash, equal to the product of (x) the total number of vested shares subject to the Restricted Stock and PARSUs and (y) the merger consideration with the aggregate amount of such payment rounded down to the nearest cent, less such amounts as are required to be withheld or deducted or any provision of state, local or foreign tax law with respect to the making of such payment.

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Each of Messrs. Bruce W. Diamond, R. Gregory Miller, Rainer N. Growitz, Haresh P. Patel, Morteza Saidi and Mark Knoch is party to an employment agreement that provides for change in control severance benefits in the event of certain qualifying terminations (as defined below) of employment in connection with or following the merger. Assuming the merger had been completed on December 31, 2007, and qualifying terminations of employment of all six executives were to occur on that date, the aggregate estimated cash severance benefit under these agreements would have been approximately $2.6 million. Each executive officer would also receive certain ancillary severance benefits. A “qualifying termination” is a separation from service (as defined in the Internal Revenue Code) of the employee caused by WJ without cause or by the employee for good reason following the merger. See “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 31.

•	TriQuint and Mr. Diamond currently expect to continue to meet and discuss Mr. Diamond’s employment relationship following the closing.

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The aggregate consideration expected to be received by our directors, and executive officers in connection with the merger (excluding the severance amounts described in the bullet above and approximately $25.5 million of merger consideration to be paid to the Fox Paine funds for the shares held in the Company) is approximately $2.7 million of which approximately $1.8 million relates to equity based awards of those individuals, and is set forth in more detail under “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 31.

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Appraisal Rights. Pursuant to Delaware law, our stockholders have the right to dissent from the merger and receive a cash payment for the judicially determined fair value of their shares of our common stock. The judicially determined fair value could be greater than, equal to or less than the $1.00 per share that our stockholders are entitled to receive in the merger. To exercise their appraisal rights, stockholders must not vote in favor of the adoption of the Merger Agreement and must strictly comply with specific procedures. A copy of the provisions of Delaware law that grant appraisal rights and govern such procedures is attached as Annex C to this proxy statement.

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Material United States Federal Income Tax Consequences of the Merger. For U.S. federal income tax purposes, the disposition of WJ common stock pursuant to the merger generally will be treated as a sale of the shares of our common stock for cash by each of our stockholders. As a result, in general, each stockholder will recognize a gain or loss equal to the difference, if any, between the amount of cash received in the merger and such stockholder’s adjusted tax basis in the shares surrendered. Such gain or loss will be a capital gain or loss if the shares of common stock surrendered are held as a capital asset in the hands of the stockholder, and will be long-term capital gain or loss if the shares of common stock have a holding period of more than one year at the effective time of the merger. We recommend that our stockholders consult their own tax advisors as to the particular tax consequences to them of the merger. See “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 34.

•	Treatment of Stock Options and Other Stock-Based Awards. Except as we otherwise agree to in writing with Parent, Merger Sub and certain members of our management:

•	each option to purchase shares of our common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time, will, as of the effective time,

be cancelled without any action on the part of the holder thereof, become fully vested and be converted into the right to receive at the effective time an amount in cash equal to the excess (if any) of the $1.00 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option (such amount, the “option amount”), without interest and less any applicable withholding taxes;

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at the effective time, each award of restricted stock (“Restricted Stock”) and performance accelerated restricted stock units (“PARSUs”) that are then vested as of the effective date will be cancelled on the part of the holder thereof and converted into the right to receive an amount in cash, equal to the product of (x) the total number of vested shares of common stock subject to the Restricted Stock or PARSUs and (y) the merger consideration with the aggregate amount of such payment rounded down to the nearest cent, less such amounts as are required to be withheld or deducted under the code or any provision of state, local or foreign tax law with respect to the making of such payment; and

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the Restricted Stock and PARSUs that are outstanding but not vested at the effective time will not be cancelled or converted into the right to receive the merger consideration and shall continue in effect after the effective time on substantially similar terms, provided that such Restricted Stock and PARSUs would not give rise to any right to receive WJ’s common stock or Parent common stock after the effective time, but that such right would be substituted with the right to an amount of cash equal to the merger consideration for each share of WJ’s common stock that is the subject of each such Restricted Stock or PARSU.

See “The Merger Agreement—Treatment of Stock, Stock Options and Other Stock-Based Awards” beginning on page 42.

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Anticipated Closing of Merger. We are working to complete the merger as soon as possible. We anticipate completing the merger shortly after the special meeting, subject to the adoption of the Merger Agreement by our stockholders and the satisfaction of the other closing conditions. See “The Merger Agreement—Effective Time” beginning on page 42. We will issue a press release when the merger has been completed.

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Procedure for Receiving Merger Consideration. As soon as reasonably practicable after the effective time of the merger and in any event not later than the second business day following the effective time, a paying agent will mail a letter of transmittal and instructions to you and the other WJ stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

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Solicitation of Transactions; Recommendation to Stockholders. The Merger Agreement restricts our ability to solicit or encourage alternative acquisition offers. Notwithstanding these restrictions, under certain limited circumstances required for our board of directors to comply with its fiduciary duties, our board of directors may respond to an unsolicited bona fide written proposal received. If our board of directors determines that such unsolicited bona fide written proposal is a superior proposal and concludes that, in light of the superior proposal, it would be inconsistent with our directors’ fiduciary obligations under applicable law to make or not withdraw its recommendation with respect to the merger or fail to change its recommendation, we may terminate the Merger Agreement after paying a specified termination fee. See “The Merger Agreement—Conduct of Our Business Pending the Merger—No Shop; Alternative and Superior Proposals” beginning on page 50 and “The Merger Agreement—Conduct of Our Business Pending the Merger—Recommendation to Stockholders” beginning on page 51.

•	Conditions to Closing. Before we can complete the merger, a number of conditions must be satisfied or waived by all parties. These include:

•	the approval of the Merger Agreement by a majority of the outstanding shares of our common stock entitled to vote at the special meeting;

•	the absence of laws or governmental judgments or orders that prohibit the completion of the merger;

•	the performance by each of the parties of its obligations prior to the effective time of the merger under the Merger Agreement in all material respects; and

•	the accuracy of the representations and warranties of each of the parties to the Merger Agreement, subject to the materiality and other standards set forth in the Merger Agreement.

See “The Merger Agreement—Conditions to the Merger” beginning on page 53.

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Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by mutual written consent of Parent and WJ;

•	by either Parent or WJ, if:

•	the merger has not been consummated on or before July 10, 2008, unless otherwise extended by either party to August 9, 2008 in certain events;

•	a final, non-appealable injunction, order, decree or ruling prohibits the merger;

•	our stockholders do not adopt the Merger Agreement at the special meeting or any adjournment thereof; or

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the other party breaches or fails to perform in any material respect any of its representations, warranties or agreements in the Merger Agreement such that the closing conditions would not be satisfied and cannot be cured prior to July 10, 2008;

•	by WJ, if:

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our board of directors concludes in good faith that, in light of a superior acquisition proposal, it would be inconsistent with the directors’ exercise of their fiduciary obligations to make or not withdraw its recommendation that the stockholders adopt the Merger Agreement or fail to change that recommendation in a manner adverse to Parent; or

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Parent does not deposit the merger consideration and other amounts payable pursuant to the Merger Agreement with the paying agent within five business days after notice by WJ to Parent that the mutual conditions and WJ’s conditions are satisfied (or, upon an immediate closing, would be satisfied) and proceed immediately thereafter to give effect to a closing;

•	by Parent if:

•	if WJ’s board of directors or any committee thereof shall have approved or recommended a change of recommendation or resolved to do so.

See “The Merger Agreement—Termination” beginning on page 55.

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Termination Fee. Under certain circumstances, in connection with the termination of the Merger Agreement by us, we will be required to pay to Parent or its designee a termination fee relating to the Merger Agreement in an aggregate amount of $2,450,000. See “The Merger Agreement—Termination Fee” beginning on page 56.

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Effects on the Company if the Merger is not Completed If the Merger Agreement is not approved by our stockholders or if the merger is not completed for any other reason, we will remain a public company and our common stock will, subject to meeting applicable listing standards, continue to be listed and traded on the NASDAQ Global Market, which we refer to in this proxy statement as NASDAQ. In that case, your shares of common stock will not be cashed out and you will retain your ownership of them. Under specified circumstances described in this proxy statement, we may be required to pay Parent a termination fee.

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Market Price of our Common Stock. Our common stock is listed on NASDAQ under the trading symbol “WJCI”. On March 7, 2008, which was the last trading day before the Company announced the execution of the Merger Agreement, our common stock closed at $0.85 per share. On                      2008, which was the last trading day before the printing of this proxy statement, our common stock closed at $             per share. On February 11, 2008 and December 10, 2007, which were the last trading days one month and three months prior to the announcement of the execution of the Merger Agreement, respectively, our common stock closed at $0.64 and $0.75, respectively. See “Market Price of Our Common Stock” on page 60.

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Additional Information. You can find more information about WJ in the periodic reports and other information we file with the SEC. The information is available at the SEC’s public reference facilities and at the website maintained by the SEC at http://www.sec.gov. For a more detailed description of the additional information available, please see “Where You Can Find More Information” beginning on page 67.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as our stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub, a wholly owned subsidiary of TriQuint, with and into WJ pursuant to the Merger Agreement. Once the Merger Agreement has been adopted by the WJ stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into WJ. WJ will be the surviving corporation in the merger and will become a direct wholly owned subsidiary of TriQuint. In the event that there are not sufficient votes at the time of the special meeting to adopt the Merger Agreement, stockholders may also be asked to vote upon a proposal to adjourn or postpone the special meeting to solicit additional proxies.

Q:	What will I receive in the merger?

A:	Upon completion of the merger, you will receive $1.00 in cash, without interest and less any required withholding taxes, for each share of our common stock that you own. For example, if you own 100 shares of our common stock, you will receive $100.00 in cash in exchange for your shares of our common stock, less any required withholding taxes. You will not own shares in the surviving corporation or TriQuint.

Q:	What will holders of stock options, restricted stock and PARSUs receive as a result of the merger?

A:	Holders of our stock options, restricted stock and PARSUs will be treated as follows:

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each option to purchase shares of our common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time, will, as of the effective time, be cancelled without any action on the part of the holder thereof, become fully vested and be converted into the right to receive at the effective time an amount in cash equal to the excess (if any) of the $1.00 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option (such amount, the “option amount”), without interest and less any applicable withholding taxes;

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at the effective time, each award of restricted stock (“Restricted Stock”) and performance accelerated restricted stock units (“PARSUs”) that are then vested as of the effective date will be cancelled on the part of the holder thereof and converted into the right to receive an amount in cash, equal to the product of (x) the total number of vested shares of common stock subject to the Restricted Stock or PARSUs and (y) the merger consideration with the aggregate amount of such payment rounded down to the nearest cent, less such amounts as are required to be withheld or deducted under the code or any provision of state, local or foreign tax law with respect to the making of such payment; and

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the Restricted Stock and PARSUs that are outstanding but not vested at the effective time will not be cancelled or converted into the right to receive the merger consideration and shall continue in effect after the effective time on substantially similar terms, provided that such Restricted Stock and PARSUs would not give rise to any right to receive WJ’s common stock or Parent common stock after the effective time, but that such right would be substituted with the right to an amount of cash equal to the merger consideration for each share of WJ’s common stock that is the subject of each such Restricted Stock or PARSU.

Substantially all of the PARSUs that are outstanding to employees other than executive officers provide for up to fifty percent of such awards to vest upon a change of control, which the merger would constitute.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at , San Jose, California 95134, on [ , 2008], at 11:00 a.m., local time.

Q:	May I attend the special meeting?

A:	All stockholders of record as of the close of business on [ , 2008], the record date for the special meeting, may attend the special meeting. In order to be admitted to the special meeting, a form of personal identification will be required, as well as either an admission ticket or proof of ownership of WJ common stock. If you are a stockholder of record, your admission ticket is attached to your proxy card.

If your shares are held in the name of a bank, broker or other holder of record, and you plan to attend the special meeting, you must present proof of your ownership of WJ common stock, such as a bank or brokerage account statement, to be admitted to the meeting, or you may request an admission ticket in advance. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of WJ common stock, to:

WJ Communications, Inc.

401 River Oaks Parkway,

San Jose, California 95134

Attention: Corporate Secretary

Please note that if you hold your shares in the name of a bank, broker or other holder of record and plan to vote at the meeting, you must also present at the meeting a proxy issued to you by the holder of record of your shares.

No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Q:	Who can vote at the special meeting?

A:	You can vote at the special meeting if you owned shares of WJ common stock at the close of business on [ , 2008], the record date for the special meeting. As of the close of business on that day, shares of WJ common stock were outstanding. See “The Special Meeting” beginning on page 39.

Q:	How are votes counted?

A:	Votes will be counted by the inspector of election appointed for the special meeting, who will separately count “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not receive instructions with respect to the proposal from the beneficial owner. Because the adoption of the Merger Agreement under Delaware law requires the affirmative vote of holders of a majority of the shares of our common stock entitled to vote at the special meeting, the failure to vote, broker non-votes and abstentions will have the same effect as voting “Against” the adoption of the Merger Agreement. Because approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting, broker non-votes and abstentions will have the same effect as voting “Against” that proposal. A failure to vote will have no effect with respect to the adjournment proposal.

Q:	What vote of our stockholders is required to adopt the proposals?

A:

Under Delaware law, the adoption of the Merger Agreement requires holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting to vote for the adoption of the Merger Agreement. Accordingly, failure to vote or an abstention will have the same effect as a vote against the adoption of the Merger Agreement. Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to adopt the Merger Agreement requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting. The transaction is not structured so that approval of at least a majority of unaffiliated WJ stockholders is required.

Q:	How does our board of directors recommend that I vote on the proposals?

A:	Our board of directors recommends that our stockholders vote “FOR” the adoption of the Merger Agreement. You should read “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 19 for a discussion of the factors our board of directors considered in deciding to recommend adoption of the Merger Agreement. Our board of directors recommends that our stockholders vote “FOR” the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies.

Q:	When do you expect the merger to be completed?

A:	We anticipate that the merger will be completed in the second quarter of 2008 but we cannot predict the exact date.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully in its entirety, including its annexes, and to consider how the merger affects you. If you are a stockholder of record, then you can ensure that your shares are voted at the special meeting by completing, signing and dating the enclosed proxy card and returning it in the envelope provided. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker on how to vote, as discussed below.

Q:	Who will bear the cost of this solicitation?

A:	The expenses of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by Parent. Additional solicitation may be made by telephone, facsimile or other contact by certain directors, officers, employees or agents of WJ, none of whom will receive additional compensation therefor. Parent, directly or through one or more affiliates or representatives, may, at their own cost, also make additional solicitation by mail, telephone, facsimile or other contact in connection with the merger.

Q:	Will a proxy solicitor be used?

A:	Yes. WJ has retained [ ] to assist in the solicitation of proxies for the special meeting. WJ has paid [ ] a retainer of $[ ] toward a final fee to be agreed upon based on customary fees for the services provided, which fee will include the reimbursement of out-of-pocket fees and expenses.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted. Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be deemed votes cast and will have the same effect as voting against adoption of the Merger Agreement and adjournment or postponement of the special meeting to solicit additional proxies.

Q:	Can I change my vote?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered stockholder, you may revoke your proxy by notifying the Corporate Secretary of WJ in writing or by submitting by mail a new proxy dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name,” more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	When can I expect to receive the merger consideration for my shares?

A:	Once the merger is completed, you will be sent a letter of transmittal with instructions informing you how to send in your stock certificates in order to receive the merger consideration. Once you have submitted your properly completed letter of transmittal, WJ stock certificates and other required documents to the paying agent, the paying agent will send you the merger consideration payable with respect to your shares.

Q:	I do not know where my stock certificate is—how will I get my cash?

A:	The materials the paying agent will send you after completion of the merger will include the procedures that you must follow if you cannot locate your stock certificate. This will include an affidavit that you will need to sign attesting to the loss of your certificate. You may also be required to provide a bond to WJ in order to cover any potential loss.

Q:	What happens if I sell my shares before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of our common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the $1.00 per share in cash to be received by our stockholders in the merger. In order to receive the $1.00 per share, you must hold your shares through completion of the merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the merger if you meet certain conditions, which conditions are described in this proxy statement under the caption “Appraisal Rights” beginning on page 57.

Q:	What are the consequences of the merger to members of WJ’s management and board of directors?

A:	While there are no current agreements at this time with TriQuint, following the merger certain members of management may continue in management roles in the surviving corporation. Our current board of directors, however, will be replaced by a new board of directors to be nominated by TriQuint. Like all other WJ stockholders, members of our management and board of directors will be entitled to receive $1.00 per share in cash for each of their shares of our common stock. All options (whether or not vested) to acquire our common stock will be cancelled at the effective time of the merger and holders of these options will be entitled to receive a cash payment equal to the amount, if any, by which $1.00 exceeds the exercise price of the option, multiplied by the number of shares of our common stock underlying the options. Each award of restricted stock (“Restricted Stock”) and performance accelerated restricted stock units (“PARSUs”) held by an executive officer or director whether currently vested or unvested will vest at the effective time of the merger (due to contractual rights providing for acceleration of vesting upon a change of control) will be converted into the right to receive cash in an amount equal to the merger consideration.

Q:	Will members of WJ’s management or board of directors hold any equity interests in the surviving corporation following the consummation of the merger?

A:	No. Our directors and executive officers are not expected to hold any equity interests in the surviving corporation following the closing of the merger, however, our executive officers may participate in TriQuint’s equity incentive plans after the merger as employees in the event they reach future agreements to remain as employees.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, you should contact our proxy solicitation agent, [ ], at (800) (toll-free) or (collect) or via email at [ ]. If your broker holds your shares, you may call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain not only historical information, but also forward-looking statements. Forward-looking statements represent WJ’s expectations or beliefs concerning future events, including the following: any projections or forecasts, including the financial forecast included under “Financial Projections” beginning on page 65, any statements regarding future sales, costs and expenses and gross profit percentages, any statements regarding the continuation of historical trends, any statements regarding expected capital expenditures, any statements regarding the sufficiency of our cash balances and cash generated from operating and financing activities for future liquidity and capital resource needs and any statement regarding the expected completion and timing of the merger and other information relating to the merger. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “should,” “estimates” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information and may involve known and unknown risks over which we have no control. Those risks include, without limitation:

Risks Associated with the Merger:

•	the possibility that the conditions to consummation of the merger, including the adoption of the Merger Agreement by our stockholders, will not be satisfied;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally, including our ability to retain key employees;

•	the risk that the merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

•	the potential adverse effect on our business, properties and operations because of certain covenants we agreed to in the Merger Agreement;

•	risks related to diverting management’s attention from our ongoing business operations;

•

uncertainties as to the timing of the merger, adoption of the Merger Agreement by our stockholders and the satisfaction of other closing conditions to the transaction, including the receipt of regulatory approvals;

•	competitive responses to the proposed merger;

Other Risks:

•	an economic downturn;

•	variability in quarterly operating results, the rate of growth and development of the wireless, wireline or RF component markets;

•

risks associated with our ability to reduce costs and improve gross margins; risks associated with the ability to bring new products to the market and the acceptance of such new products by the market;

•	our cash position and historical use of cash in connection with our operations and the historical losses we have experienced;

•

our historical stock price and its fluctuation and the potential for large stockholders to sell their positions and the low trading volume for our common stock and the potential for adverse impact on our listing;

•	our dependence on a limited number of customers, as well as a limited number of third parties for the supply of our products;

•	the semiconductor industry is a highly competitive industry with many well-established competitors and which has experienced significant fluctuations in demand;

•

our expected results can be impacted by changes in technology and the level of customer acceptance of our products; local, regional, national and international government actions and policies; inflation; and increases in various manufacturing costs;

•	analyst expectations of the industry and our expected future performance;

•	limitations on our ability to control costs in light of our dependence on outside foundry partners;

•	our ability to expand is dependent upon various factors such as the continued technological development and design wins we may achieve; ability to obtain new customers for our existing products; and

•

other risks detailed in our filings with the SEC, including “Item 1A. Risk Factors” in our Annual Report on Form 10K for the year ended December 31, 2006. See “Where You Can Find More Information” on page 67.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

INTRODUCTION

This proxy statement and the accompanying form of proxy are being furnished to WJ’s stockholders in connection with the solicitation of proxies by our board of directors for use at a special meeting of our stockholders to be held at [                    ] San Jose, California 95134, on Tuesday, [                    , 2008], at 11:00 a.m., local time.

We are asking our stockholders to vote on the adoption of the Merger Agreement. If the merger is completed, WJ will become a direct wholly owned subsidiary of TriQuint, and our stockholders will have the right to receive $1.00 in cash, without interest, for each share of our common stock.

THE MERGER

Background of the Merger

Our board of directors periodically reviews and assesses strategic alternatives available to maximize value to our stockholders. In connection with our strategic objectives, on June 20, 2007, we engaged Thomas Weisel Partners (“TWP”) to assist us in identifying potential acquisition targets that would fit within our growth plan. TWP replaced an existing investment banking firm that had previously provided similar services to us.

Following a period of inquiry by representatives from TWP into possible strategic acquisition candidates the board determined based upon a combination of factors, including, among others, a limited number of viable acquisition candidates and our limited financing capability, that such an initiative was less feasible under the current circumstances.

While undertaking a search for potential acquisition candidates, TWP was contacted in July 2007, on an unsolicited basis, by a third party about the possibility of acquiring WJ. Following such contact, members of our management, Mr. Diamond and Mr. Miller, and representatives of TWP met with representatives from the third party. On July 30, 2007, the third party submitted a preliminary non-binding indication of interest, subject to a number of conditions and due diligence, to acquire WJ at a price of $2.25 per share based, in large part, on our public guidance at the time. On August 2, 2007 we reported second quarter results and provided guidance for the third quarter of 2007 which was lower than previous analyst estimates.

On August 4, 2007, the board met and representatives of TWP were present. The board discussed the unsolicited acquisition proposal and authorized Mr. Bruce Diamond, our Chief Executive Officer, to meet with the chief executive officer of the third party that made the unsolicited proposal. Mr. Diamond subsequently met on an informal basis with the chief executive officer to discuss strategic issues and potential business opportunities.

On August 20, 2007, the third party revised its preliminary non-binding indication of interest, which continued to be subject to a number of conditions and due diligence, to reflect a range of $2.00 to $2.25 per share to acquire WJ. On August 23, 2007, management internally revised its forecast further to provide for lower expectations for revenue going forward. On August 27, 2007, our board met and representatives from TWP were also present. The board discussed the revised indication of interest and the lowered internal guidance that had not been made available to such party. Following a lengthy discussion, the board determined to not pursue the non-binding proposal on these terms and conditions, but expressed a desire to maintain an active dialogue with such third party going forward.

On September 6, 2007, members of management and representatives from TWP met at the third party’s office to discuss their revised indication of interest. As will be noted later below; this party participated in the formal process initiated by us, with an initial expression of interest of $1.00 to $1.30, and then upon further due diligence chose not to submit a bid.

On October 9, 2007, the executive committee of the board authorized the engagement of TWP.

As a result of our board’s assessment of the semiconductor industry, market and business environment generally, as well as WJ’s recent financial performance, WJ determined to formally engage TWP as its financial advisor, to assist in the exploration of strategic options that may be available to, and in the best interest of, WJ and its stockholders, including a sale of the Company. On October 10, 2007, we entered into an engagement letter with TWP.

On October 10, 2007, after market close, we announced lower than expected results for the third quarter due to various operational challenges and indicated that based on customer indications overall demand in the fourth quarter of 2007 would again be lower. The price of our stock closed at $0.91 per share on October 11, 2007 down from $1.20 the day before. At that time, WJ also publicly announced that it had retained TWP to assist in the evaluation of strategic alternatives in order to maximize shareholder value.

Following the October 10, 2007 public announcement TWP received a number of inbound contacts from strategic parties expressing a possible interest in acquiring us.

On October 30, 2007, the board of directors held a meeting, which was attended by members of our management as well as representatives from our financial advisors. The board discussed with TWP representatives the organizational and restructuring activities that WJ had undergone over the past two years. The board discussed that while the restructuring resulted in an improved cost structure and business model, the Company was in a period of weakness with the market adopting a negative outlook which had adversely impacted the stock price. TWP representatives and the board also discussed that WJ faced significant downside risk over the next several quarters due to an expected slowdown in business generally, WJ’s recent downward guidance on revenue compared to analyst estimates, the uncertain timing of expected future business opportunities in China and other factors, including competition and the Company’s cash position. At this meeting, TWP representatives informed the board of directors of the inbound inquiries that TWP had received from potential buyers following WJ’s October 10, 2007 announcement that WJ had commenced a strategic alternative initiative. TWP representatives then presented a recommended process to approach third party prospective buyers. The board of directors determined to move forward with strategic discussions with potential buyers. The board of directors then authorized TWP to proceed with the process as to the identified potential strategic and financial buyers, which included the third party that had sent in an unsolicited proposal in July.

Following the October 30, 2007 meeting, WJ commenced a broad third party auction solicitation process regarding a potential sale of WJ. TWP, on behalf of WJ, contacted 45 prospective buyers (including TriQuint and the party that submitted the unsolicited proposal in July 2007) that WJ and TWP had identified as potential interested parties or that made inbound inquiries.

Representatives of TWP followed up on behalf of the Company with the parties it had initially contacted and provided a short informational sheet on the Company to prospective buyers who expressed an interest in receiving additional information. Of the 45 prospective buyers contacted, 25 of the potential strategic buyers declined to further participate in the process. TWP also received inbound calls regarding WJ’s RFID business from four other parties. TWP advised such parties that while it was the Company’s intention to sell the Company in its entirety, to the extent any third party expressed a formal interest in the RFID business that would add value to WJ’s stockholders it would be delivered to the Company and taken under consideration. No subsequent proposals were received in connection with the Company’s RFID business. Twenty prospective buyers were sent nondisclosure agreements. Of these, six prospective strategic buyers declined to proceed further in the process after receiving a nondisclosure agreement. Ten prospective strategic buyers (including TriQuint and the party that submitted the unsolicited proposal in July) and four prospective financial buyers ultimately entered into nondisclosure agreements and received a longer descriptive confidential information memorandum from WJ containing non-public information regarding WJ. Seven of these fourteen prospective buyers, each a strategic party, expressed an interest to move to the next stage of the process. During December 2007, members of management and representatives from TWP met with the seven prospective strategic buyers that had entered into nondisclosure agreements in order to provide them with additional information about the Company prior to a submission of an indication of interest by such prospective buyers.

Shortly after the prospective buyers received the confidential information memorandum, TWP also sent the prospective buyers letters requesting that an initial indication of interest be received by December 18, 2007.

On or about December 18, 2007, five prospective buyers submitted non-binding initial indications of interest, and one party submitted an oral indication. On December 20, 2007 a meeting of our board’s executive committee, consisting of our Chairman, Mr. Dexter Paine, and directors Mr. Bruce Diamond and Ms. Catherine Lego, was held with representatives of management and TWP. Representatives from TWP discussed with the executive committee members the progress of the strategic alternatives discussions with the prospective buyers that had entered into the nondisclosure agreements at that time and the fact that six of the prospective buyers had declined to submit any indication of interest and five prospective buyers (including TriQuint and the third party that had submitted an unsolicited proposal in July) had submitted non-binding initial indications of interest with one of the prospective buyers providing only an oral expression of interest and value. TriQuint’s initial indication of interest was a 30% premium to the market price which equated to approximately $0.86 per share. The second prospective buyer (who was also the party that submitted the unsolicited proposal in July) submitted an initial indication of interest range of $1.00—$1.30 per share. A third prospective buyer submitted an initial indication of interest of $1.24 per share and the fourth prospective buyer submitted an initial indication of interest in the $0.75- $0.85 per share range and verbal offer from the fifth prospective buyer was a lower value that approximated the market price of the Company’s stock at the time. At this meeting, following discussions with TWP representatives, the executive committee instructed TWP to invite three of the prospective buyers, which included TriQuint and the party that had submitted an unsolicited proposal in July, to continue with the process and engage in detailed due diligence including full management presentations. Shortly after the December 20, 2007 meeting, the three parties were contacted by TWP and advised that the Company had selected them to move on to the next phase of the auction process and they were apprised of the timeline for moving forward with the process. The executive committee determined not to pursue the other prospective buyers or continue the process with them due to their initial indications of interest being at valuation levels below what the executive committee considered acceptable.

On January 10, 2008, the board of directors held a meeting, at which members of our management as well as TWP was present. The board engaged in a detailed discussion regarding the strategic alternatives process. Representatives from TWP updated the board on four prospective buyers that submitted formal non-binding initial indications of interest, and one prospective buyer that submitted an oral indication of interest and reviewed with the Board the basis for the executive committees’ determining not to move forward with two of the five prospective buyers. Representatives from TWP also provided the board with a timeline for continuing a potential sale transaction with the three prospective buyers which included detailed due diligence, management presentations, solicitations of final offers and negotiation of definitive agreements. At this meeting, the board approved proceeding with the three parties who had presented the highest initial indications of interest, including TriQuint and two other prospective buyers (one of which was the party that made an unsolicited proposal in July).

Following the January 10, 2008 Board meeting, the three prospective buyers were provided access to WJ’s electronic data room and scheduled for further management meetings and presentations. Thereafter, each prospective buyer was able to commence its due diligence review of WJ. In January 2008, representatives of WJ’s management, including Messrs, Diamond, Miller, Patel, Knoch and Saidi, met with representatives of the three prospective buyers to make management presentations. On January 18, 2008, TWP sent a bid submission letter to the three prospective buyers requesting submission of formal bids including a marked up merger agreement, by February 12, 2008 and indicated that a draft merger agreement was available in the data room for review and submission with any formal bid.

In late January 2008, TWP was contacted by a new prospective buyer regarding the process. The new prospective buyer expressed an interest in entering the process and signed a nondisclosure agreement. The new prospective buyer was sent a confidential information memorandum and afterward, in early February, Mr. Diamond and representatives from TWP had a telephonic meeting with the new prospective buyer.

On February 5, 2008, one of the three prospective buyers submitted a downward revised indication of interest rather than a formal bid package in the amount of approximately $50 million.

On February 7, 2008, due to the amount of information requested by the prospective buyers during the due diligence process, in consultation with our management and board of directors, TWP contacted the prospective buyers and indicated that the formal bid submission date had been extended to February 19, 2008.

On February 19, 2008, TriQuint submitted its formal bid package in the amount of $70 million, which equated to approximately $0.96 per share. TriQuint also included a mark up of proposed changes to the draft merger agreement. One prospective buyer (which was also the party that had submitted an unsolicited proposal in July), declined to submit a formal proposal or move forward with the process.

On February 19, 2008, the new prospective buyer submitted an initial indication of interest at a value of $55 million, which equated to a value of approximately $0.76 per share.

Representatives from TWP followed up with TriQuint regarding its formal bid and the two prospective buyers providing indications of interest. The new prospective buyer subsequently revised its indication of interest to a range of $53 million to $66 million which equated to a value range of approximately $0.73 to $0.91 per share. Representatives from TWP met with TriQuint and indicated a board meeting had been scheduled to review the bid process and informed TriQuint that its bid was low and TriQuint should consider submitting a bid with a higher valuation. Thereafter, on the morning of February 22, 2008, TriQuint revised its formal bid upward to an equity value of $72 million, which TWP calculated to equate to approximately $0.98 per share.

On February 22, 2008, the board of directors held a regularly scheduled meeting at which the board members considered, among other matters, the strategic alternatives process. Members of our management and representatives of our financial advisors were also in attendance as well as our outside legal counsel, Shumaker, Loop & Kendrick, LLP (“Shumaker”). At the meeting the board reviewed in detail the one formal bid it had received from TriQuint including the revised merger agreement submitted by TriQuint. The board also considered the revised indication of interest that had been submitted by the other remaining prospective buyer as well as the indication of interest received by the new prospective buyer. After lengthy deliberation and discussion, the board determined that the prospective buyer that had submitted a revised indication of interest rather than a formal proposal was too low and therefore not acceptable and that WJ would not proceed further with the prospective buyer. The board also determined not to proceed at this time with the indication of interest received from the new prospective buyer for, among other reasons, the range being too low, the lack of a formal proposal being submitted, the lack of a readily available source of funding and the fact that further due diligence would likely be required which given the late stage of the process could unreasonably delay and jeopardize the progress made to date. The board discussed TriQuint’s formal transaction proposal and representatives of TWP summarized the major terms for the board. TWP also reviewed a valuation analysis of TriQuint’s formal proposal. The board discussed and considered whether to move forward with TriQuint’s formal bid proposal. The board determined to engage in further negotiations with TriQuint. The board requested TWP to continue negotiations with TriQuint and to report back to the board following these communications.

Following the board meeting, on February 25, 2008, representatives from TWP contacted TriQuint and requested that TriQuint provide the maximum price at which TriQuint would be prepared to consummate a transaction, as well as a response to a list of significant issues on the transaction contemplated by the merger agreement that TWP would send on February 26, 2008.

On February 28, 2008, TriQuint notified TWP that it revised its formal bid to $1.00 per share and indicated that it was its best and final offer.

On February 29, 2008, representatives from TWP communicated with TriQuint that WJ was ready to enter into final negotiations with TriQuint in order to execute a definitive agreement based on its revised value. TWP representatives proposed that WJ and TriQuint meet to begin to negotiate a definitive merger agreement.

On the afternoon of March 1, 2008, certain members of the board, management and representatives of WJ’s legal and financial advisors held a conference call to discuss the material terms of the merger agreement. On March 2, 2008, WJ management, representatives from Shumaker, TWP and TriQuint management and its legal counsel met in Palo Alto and began negotiating the definitive merger agreement. Negotiation of the merger agreement continued thereafter for several days.

On the evening of March 5, 2008, the WJ board met to discuss the transaction. Representatives from management, TWP and Shumaker were also in attendance. TWP made a detailed presentation to the Board which contained the analyses performed by TWP of the transaction and the process and their verbal opinion as to the fairness of the transaction from a financial perspective. TWP representatives proceeded to review a summary of the material terms of the proposed merger agreement and the transaction. Representatives from TWP also noted that significant negotiations had taken place over the past few days with TriQuint, regarding the terms of a merger agreement. TWP representatives also expressed that a great deal of progress was made toward arriving at a mutually satisfactory merger agreement. TWP representatives noted that while it was their understanding that the TriQuint board of directors had given its tentative approval of the transaction, TriQuint still needed to perform further due diligence regarding WJ’s customers and suppliers through making direct contact with them prior to proceeding with a definitive agreement. The board determined to continue the meeting on the following evening in order for board members to be provided with additional time to consider and review the presentation made by TWP. Following the meeting, WJ and TriQuint continued negotiation of the merger agreement.

On the evening of March 6, 2008, the board reconvened with representatives from Shumaker and TWP present. The board further reflected on the transaction and the status of the remaining issues and customers and supplier calls made by TriQuint representatives. The board determined to schedule another meeting for the evening of March 9, 2008 to provide additional time for the members of the board to reflect on the transaction and to permit any remaining issues associated with the merger agreement to be negotiated and concluded.

On March 7, 2008 and March 8, 2008, the parties continued to negotiate the remaining issues of the merger agreement and TriQuint continued to conduct its remaining due diligence.

On the afternoon of March 9, 2008, TriQuint’s board of directors met telephonically to consider and vote on the Merger Agreement.

On the evening of March 9, 2008, the WJ board of directors met at a special meeting to consider the Merger Agreement. Members of WJ management and representatives of WJ’s financial and legal advisors were also present at the meeting. The terms of the Merger Agreement were discussed. The members of the board discussed with the representatives from TWP the breadth of the strategic alternatives process and the fact that it produced one acceptable fully financed bid. The board reviewed their concerns relating to the Company and its business absent a transaction, which on balance favored a sale of the Company. These matters included concerns related to the Company’s cash balance, declines in WJ’s stock price as well as the general outlook for the semiconductor industry at the beginning of 2008 and for the immediate future, the concern that the recent market decline could continue and become worse, the concern of historic variations around projections and limitations on our ability to compete at our size and scale, and the risks associated with customer acceptance of new products and technologies. The board also took into account, from a positive point of view, the recent new orders from ZTE, the improvements in the cash balance and recent improvement in the stock price. Representatives of TWP reaffirmed their financial analyses of the proposed merger with TriQuint that it had presented on March 5, 2008, noting only that WJ’s stock price had increased slightly during the intervening period and the stock prices of all of the comparable companies declined and therefore valuation multiples also declined, and delivered a written opinion, dated March 9, 2008, to the effect that, as of that date (and based on and subject to the matters described in its written opinion), the proposed consideration of $1.00 per share of WJ’s common stock to be received by WJ’s stockholders was fair, from a financial point of view, to those stockholders. The full text of TWP’s opinion, which describes the assumptions made, general procedures followed, matters considered and the limitations on the scope of review conducted by TWP in rendering its opinion, is attached as Annex B. After discussion, the board determined that continuing the status quo and remaining as an independent public company was not, given the risks facing the Company, in the best interest of the Company and its stockholders. Following a thorough discussion of the transaction contemplated by the negotiated Merger Agreement, as well as other factors described under “Reasons for the Merger; Recommendation of Our Board of Directors,” late in the evening on March 9, 2008, the board voted unanimously in favor of entering into and adopting the Merger Agreement and unanimously recommended the approval and adoption of the Merger Agreement by WJ’s stockholders.

On the evening of March 9, 2008, WJ and TriQuint entered into the Merger Agreement.

On the morning of March 10, 2008, WJ and TriQuint each issued a press release announcing that the Merger Agreement had been entered into by WJ and TriQuint prior to market open.

Reasons for the Merger; Recommendation of Our Board of Directors

Our board of directors believes that the merger is fair to WJ’s stockholders and in the best interests of WJ’s stockholders. On March 9, 2008, the board approved and adopted the Merger Agreement and authorized the transactions contemplated by the Merger Agreement, including the merger, and recommended that WJ’s stockholders approve and adopt the Merger Agreement. In recommending the adoption of the Merger Agreement, our board considered a number of factors that it believes supports its recommendation, including:

•

as discussed in the section entitled “The Merger—Background of the Merger,” following our authorization to explore a sale of the Company, including the fact that the Company made a public announcement that it had commenced a strategic alternative initiative, TWP conducted a broad market check on our behalf and contacted 45 potentially interested parties and inquired whether they might be interested in a possible transaction with us. Each of these companies that expressed a current interest in a possible transaction was afforded ample time and information to submit an offer;

•	the fact that the merger consideration of $1.00 per share, all in cash, represents:

•	a premium of approximately 17.6% over the closing price of shares of WJ common stock on March 7, 2008, the last trading day prior to announcement of the merger;

•	a premium of approximately 50.3% over the average closing price of shares of WJ common stock over a 30-day trading period; and

•	a premium of approximately 32.4% over the average closing price of shares of WJ common stock over a 90-day trading period;

•	the merger consideration was negotiated on an arm’s-length basis and represented the highest price that could be negotiated at the time for a transaction;

•	our board’s consultation with financial advisors and with legal counsel;

•

the financial analyses and presentation by TWP and its opinion dated March 9, 2008 to our board to the effect that, as of that date and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration to be received by holders of WJ common stock pursuant to the merger was fair, from a financial point of view, to those holders, which analyses and opinion our board considered in their totality. See Annex B to this proxy statement and “The Merger—Opinion of Our Financial Advisor” beginning on page 23 of this proxy statement for more information on the analyses and opinion, including the assumptions made, matters considered and limits of review;

•	the proposed merger is for cash only, which provides for more certainty of value to our stockholders and eliminates from a stockholder’s perspective, any future risks related to our business;

•	the fact that the merger will provide liquidity for all stockholders for all of their shares and, to do so, at a premium to the then current market;

•

the ability of WJ’s stockholders to realize a significant cash value through the proceeds of the merger versus the risk of continuing to operate as a stand-alone company, taking into account uncertainties regarding future product development and market acceptance, the unpredictability of future economic conditions, the uncertainty of achieving management’s projections, and the possibility that our common stock may be delisted from NASDAQ and the impact of such potential delisting on the ability of our stockholders to trade their shares;

•	the board’s concern with the fact that if the Company was not successful in meeting the difficult challenges of the market place, significant additional stockholder value could be lost;

•

the treatment of WJ’s unvested stock options and other equity base awards, including the ability of WJ’s option holders to receive the difference between the merger consideration of $1.00 and the exercise price of such stock option and the holders of Restricted Stock and PARSUs that have vested to be entitled to receive a $1.00 in exchange for the cancellation of such awards;

•

our board’s belief that a merger with TriQuint was more favorable to WJ’s stockholders than remaining independent based on the risks associated with remaining independent, including risks associated with winning new contracts, generating organic revenue growth and performing on existing contracts, the risk that WJ would not be able to produce improved operating results in its core semiconductor business given the current uncertainties in the marketplace, the risk associated with the continued product development, as well as the risk of competition from semiconductor companies and the risk of finding other suitable acquirers who would be willing to acquire WJ at the valuation offered by TriQuint;

•	the terms of the Merger Agreement, including the price, and the conditions to closing the merger and the likelihood of closing the transaction (including the absence of a financing condition);

•

subject to certain conditions, including the payment of a termination fee under certain circumstances, the terms of the Merger Agreement allow our board to exercise its fiduciary duties to consider potential alternative transactions and to withdraw its recommendation to our stockholders to adopt the merger and to terminate the Merger Agreement to accept a superior acquisition proposal;

•	TriQuint’s strong financial position to consummate the transactions contemplated by the Merger Agreement;

•

the board’s view that TriQuint has a strong reputation and significant experience as a semiconductor company as well as a proven history of consummating acquisitions of other companies in the semiconductor industry;

•

the board’s view that TriQuint’s intent to operate WJ in a manner that would minimize the risks of organizational disruption at WJ following the merger, including, but not limited to, the risk that WJ’s employees would lose their jobs;

•	that the terms of the Merger Agreement require TriQuint to maintain employee benefits that are substantially comparable to WJ’s current employee benefits for at least one year following the closing;

•	WJ’s historical and current financial performance and results of operations, its prospects and long-term strategy, its competitive position, and general economic and stock market conditions;

•	our board’s belief that WJ’s small size and scale relative to its competitors made it increasingly difficult to compete;

•	our board’s concern that WJ’s customer base could be subject to continued industry consolidation;

•

the fact that all of the members of our board, some of whom have significant beneficial ownership in shares of our common stock, were unanimous in their determination to approve and adopt the Merger Agreement;

•	that the merger is subject to receipt of approval by our stockholders; and

•	under Delaware law, our stockholders have the right to demand appraisal of their shares, which rights are described below under “ Appraisal Rights” beginning on page 57 and Annex C.

Our board also considered a variety of risks and other potentially negative factors concerning the merger, including the following:

•	the fact that WJ’s stockholders will not participate in any future earnings or growth of WJ and will not benefit from any appreciation in the value in WJ’s common stock after the merger;

•	the possibility that our stock price and the stock prices in our sector could possibly rebound in the future;

•	the possibility that over time under our new fabless operating model we could be viewed with the potentially more favorable valuation given to seasoned fabless companies;

•	the possibility that our recent new orders could put us on track in the future to attain higher valuations;

•	the fact that, in the past, the stock had traded at prices above $1.00;

•	the fact that the merger consideration was at the low end of certain of the ranges developed as part of TWP’s analysis;

•	the fact that certain conditions to the closing of the merger must be met;

•	the risks and costs to WJ if the merger is not closed, including the diversion of management and employee attention, employee attrition and the effect on business and customer relationships;

•	the fact that an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•

the fact that, pursuant to the Merger Agreement, we must generally conduct our business in the ordinary course and we are subject to a variety of other restrictions on the conduct of our business prior to the closing of the merger or the termination of the Merger Agreement without the consent of TriQuint (not to be unreasonably withheld), which may delay or prevent us from pursuing business opportunities that may arise or preclude actions that would be advisable if we were to remain an independent company;

•	the fact that, under the terms of the Merger Agreement, we are restricted in our ability to solicit alternative acquisition proposals;

•

the termination fee of $2.45 million, payable by us upon the occurrence of certain events, and the possible deterrent effect that paying such fee might have on the desire of other potential acquirors to propose an alternative transaction that may be more advantageous to our stockholders;

•	the fact that if the merger is not completed, WJ may be adversely affected due to potential disruptions in its operations as well as added costs; and

•

the fact that, under the terms of the Merger Agreement, certain of our directors and executive officers have interests in connection with the merger that are different from, or in addition to, the interests of our stockholders generally as a result of their current employment related to agreements with us (see “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 31).

Our board based its ultimate decision on its business judgment that the benefits and risks of pursuing the merger significantly outweigh the benefits and risks of alternatives currently available to us, including remaining independent. Our board unanimously concluded that the merger consideration of $1.00 per share of common stock was fair to our stockholders from a financial point of view and that the Merger Agreement and the merger contemplated thereby is advisable and fair to, and in the best interest of our stockholders.

The preceding discussion is not, and is not intended to be, exhaustive, but, rather, includes material factors considered by our board. In light of the number and the wide variety of positive and negative factors that our board considered in connection with its evaluation of the proposed merger and the complexity of these matters, our board did not find it practicable, and has not tried, to quantify, rank or otherwise assign relative weights to the specific factors it considered. Individual members of our board may have given different weight to different factors. Our board of directors considered all these factors together and, on the whole, considered them to be favorable to, and to support, its determination.

The board also held discussions with TWP with respect to the quantitative and qualitative analyses of the financial terms of the merger. The board conducted a discussion of, among other things, the factors described above, including asking questions of WJ’s management and its financial and legal advisors, and reached the conclusion that the merger is fair to WJ’s stockholders and in the best interests of WJ’s stockholders. Therefore, the board of directors recommends that you vote “FOR” the adoption of the Merger Agreement.

Opinion of Our Financial Advisor

In October 2007, at the request and on behalf of our board of directors, we engaged Thomas Weisel Partners or TWP, an investment banking firm, to act as our exclusive financial advisor in connection with the possible sale of WJ. On March 9, 2008, TWP delivered to our board of directors its written opinion that, as of that date, and based upon and subject to the assumptions, limitations and considerations set forth therein, the consideration to be received by our stockholders pursuant to the merger was fair to our stockholders from a financial point of view.

We did not impose any limitations on TWP with respect to the investigations made or procedures followed in rendering its opinion. In selecting TWP, our board of directors considered, among other things, the fact that TWP is a reputable investment banking firm with substantial experience advising companies in the technology sector and in providing strategic advisory services in general. TWP, as part of its investment banking business, is continuously engaged in the evaluation of businesses and their debt and equity securities in connection with mergers and acquisitions, underwritings, private placements and other securities offerings and valuations for corporate and other purposes.

We have attached the full text of the written opinion that TWP delivered to our board of directors as Annex B to this Proxy Statement. Stockholders are urged to read this opinion carefully and in its entirety for a description of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by TWP in rendering its opinion. The following is a summary of TWP’s opinion and the methodologies used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

TWP’s opinion was approved by its fairness committee. The opinion is directed to our board of directors and addresses only the fairness of the consideration to be received by our stockholders from a financial point of view as of the date of the opinion. The opinion does not constitute a recommendation to stockholders as to how stockholders should vote with respect to the Merger Agreement. It does not address the relative merits of the merger or any alternatives to the merger, our underlying decision to proceed with or effect the merger or any other aspect of the merger. Moreover, it does not address the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of WJ; nor does it address the fairness of the amount or nature of any compensation to be paid or payable to any of our officers, directors or employees, or class of such persons, in connection with the merger, whether relative to the consideration to be received by our stockholders or otherwise.

In connection with its opinion, TWP, among other things:

•

reviewed certain publicly available financial and other data with respect to WJ, including our consolidated financial statements for recent years and interim periods to September 30, 2007 and certain other relevant financial and operating data relating to WJ made available to TWP from published sources and from our internal records;

•	reviewed the financial terms and conditions of the Merger Agreement;

•	reviewed certain publicly available information concerning the trading of, and the trading market for, our common stock;

•	compared WJ from a financial point of view with certain other companies in the semiconductor industry that TWP deemed to be relevant;

•

considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the semiconductor industry that TWP deemed to be comparable, in whole or in part, to the merger;

•

reviewed and discussed with representatives of our management certain information of a business and financial nature regarding WJ which we had furnished to TWP, including our financial forecasts and related assumptions;

•

reviewed financial forecasts for WJ published by securities analysts that cover the semiconductor industry, in general, and WJ, in particular, which we refer to in this discussion as analysts’ forecasts;

•	made inquiries regarding and discussed the merger and the Merger Agreement and other matters related thereto with our legal counsel;

•	performed a discounted cash flow analysis; and

•	performed such other analyses and examinations, and considered such other factors, as TWP deemed appropriate.

In connection with its review, TWP did not assume any obligation to, and did not, independently verify the foregoing information and relied on it being accurate and complete in all material respects. TWP also made the following assumptions, and used and relied upon the following information, in each case with our consent:

•

with respect to our financial forecasts provided to TWP by our management, upon the advice of such management and with the consent of our board of directors, TWP assumed for purposes of its opinion that the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of our management at the time of preparation as to our future financial performance, and that such forecasts provided a reasonable basis upon which TWP could form its opinion;

•

for purposes of TWP’s discounted cash flow analyses, TWP has, with our permission, in addition to utilizing our internal forecasts, prepared and utilized forecasts based upon projected industry revenue growth rates and EBITDA margins. TWP discussed these forecasts with our management, and our management acknowledged that they are reasonable based upon the assumptions employed;

•	TWP performed certain of its analyses using the analysts’ forecasts;

•

that there have been no material changes in our assets, financial condition, results of operations, business or prospects since the respective dates of our last financial statements made available to TWP other than as publicly disclosed by us or as TWP discussed with our management subsequent to such dates;

•

that all of the legal, financial reporting, tax, accounting, regulatory and other information with respect to WJ, the merger and the Merger Agreement, provided to, discussed with, or received by TWP was accurate and complete; and

•	that the merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations.

TWP did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of our assets or liabilities (contingent or otherwise), nor was TWP furnished with any such appraisals.

TWP’s opinion was based on economic, monetary, market and other conditions as in effect on, and the information made available to TWP as of, the date of the opinion. Accordingly, although subsequent developments may affect its opinion, TWP did not assume any obligation to update, revise or reaffirm its opinion.

TWP further assumed with the consent of our board of directors that the merger will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by us of any of the material conditions to our obligations thereunder.

The following is a summary of the material financial analyses performed by TWP in connection with providing its opinion to our board of directors. Some of the summaries of financial analyses performed by TWP include information presented in tabular format. In order to fully understand the financial analyses performed by TWP, stockholders should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by TWP.

Historical Trading Analysis. TWP reviewed the price performance of our common stock during various periods ending on March 4, 2008 on a stand alone basis and also in relation to the Nasdaq Composite Index, the Russell 2000, the Philadelphia Semiconductor Index and two composite indices consisting of the publicly-traded semiconductor companies listed under “Selected Comparable Public Companies Analysis”.

The following table sets forth the average price performance of WJ and each of the above mentioned indices:

	Percent Change
	One Week	Three Months	Six Months	Twelve Months
WJ	6.8%	(6.0%)	(43.2%)	(46.3%)
Nasdaq Composite Index	(4.0%)	(16.6%)	(12.8%)	(4.5%)
Russell 2000	(4.9%)	(13.5%)	(12.5%)	(12.2%)
Philadelphia Semiconductor Index	(5.2%)	(18.8%)	(29.0%)	(24.5%)
Fabbed RF Composite	(10.2%)	(31.6%)	(24.7%)	(20.4%)
Fabless RF Composite	(12.9%)	(35.7%)	(35.1%)	(24.5%)

TWP also noted that the intra-day low and high trading prices per share of our common stock during the 52-week period ending on March 4, 2008 were approximately $0.40 and $2.00, compared to the closing price per share of our common stock of $0.79 on March 4, 2008 and merger consideration of $1.00 per share of our common stock.

Selected Comparable Public Companies Analysis. Based on public and other available information, TWP calculated our implied enterprise value (which TWP defined as market capitalization plus total debt less cash, cash equivalents and marketable securities), our implied equity value and our implied per share value using multiples of calendar year (CY) 2007 and projected CY2008 revenue, projected CY2008 earnings before interest, taxes, depreciation and amortization, or EBITDA, and projected CY2008 price to earnings, or P/E, ratios, which multiples were implied by the estimated enterprise values, revenue, EBITDA and P/E ratios of the selected companies listed below. Projections for the selected companies were based upon publicly available investment banking research. The projected CY2008 information for WJ utilized in TWP’s analysis was based on projections provided by our management under two scenarios. The first scenario, which is referred to in this proxy statement as “Case 1”, was based on management’s internal projections which were employed in a valuation analysis presented to our board on October 30, 2007. The second scenario, which is referred to in this proxy statement as “Case 2”, was based on management’s projections, two years of which were presented in the confidential information memorandum that was disseminated to potential buyers. TWP also utilized a third CY2008 financial forecast based upon Wall Street analysts’ guidance, which is referred to in this proxy statement as the “Street Case”. The selected public companies analysis compares WJ to the following 10 companies in the Fabbed RF and Fabless RF semiconductor industries. TWP did not include every company that could be deemed to be a participant in the same industry as WJ, or in any specific sectors of this industry, TWP believed that the ten companies listed below have operations similar to some of our operations, but noted that none of these companies have the same management, composition, size or combination of businesses as we do:

Fabbed RF	Fabless RF
Anadigics	Atheros
RF Micro Devices	CSR
Skyworks	Hittite
TriQuint	Microtune
Silicon Labs
SiRF

The multiples derived from enterprise values, estimated revenue and earnings of the companies listed above were calculated using data that excluded all extraordinary items and non-recurring charges, and were pro forma for pending acquisitions. The following table sets forth the multiples indicated by this analysis:

	Enterprise Value / CY 2007A Revenue	Enterprise Value / CY 2008E Revenue	Enterprise Value / CY 2008E EBITDA	Equity Value / CY2008E Net Income
Fabbed RF
Third Quartile	1.4x	1.2x	8.6x	13.3x
Mean	1.3x	1.1x	7.3x	12.8x
Median	1.2x	1.0x	7.5x	12.2x
First Quartile	1.1x	0.9x	6.2x	11.7x

Fabless RF
Third Quartile	3.1x	2.6x	12.6x	18.3x
Mean	2.5x	2.1x	9.6x	15.7x
Median	2.5x	2.0x	10.7x	18.2x
First Quartile	1.1x	0.9x	7.3x	14.8x

TWP reviewed the first quartile, median, mean and third quartile (the quartiles were calculated using statistical interpolation to divide the probability distribution into four equal areas) statistics for each of the Fabbed RF and Fabless RF comparable companies groupings in order to determine appropriate high and low multiples for each statistic. This range is referred to in the paragraph and in the table below as the “reference range”.

TWP noted that, although the Company recently transitioned to a fabless operating model, our current revenue growth and profitability characteristics are more similar to those of fabbed RF companies. TWP took note of our recent business transformation, and considered the valuation multiples of both the Fabbed RF and Fabless RF companies in establishing the reference range for its analysis.

In each case, TWP multiplied the ratios derived from its analysis by WJ’s applicable historical and estimated revenue and estimated EBITDA and net income to calculate the resulting valuation ranges. The following table sets forth the reference range and implied per share values indicated by this analysis:

					Implied Per Share Value
	Reference Range				Street Case		Case 1		Case 2
	Low		High		Low	High	Low	High	Low	High
Enterprise Value as a multiple of:
CY2007A Revenue	1.1	x	2.5	x	$0.89	$1.71	$0.89	$1.71	$0.89	$1.71
CY2008E Revenue	0.9	x	2.0	x	$0.82	$1.54	$0.83	$1.55	$0.88	$1.65
CY2008E EBITDA	6.5	x	10.0	x	$0.70	$0.95	$0.80	$1.11	$1.00	$1.40

Equity Value as a Multiple of:
CY2008E Net Income	12.5	x	15.5	x	$0.56	$0.70	$0.76	$0.94	$1.20	$1.49

Selected Comparable Transactions Analysis. Based on public and other available information, TWP calculated our implied enterprise value, our implied equity value and our implied per share value based on multiples of latest twelve months, or LTM, revenue and estimated next twelve months, or NTM, revenue, EBITDA and net income, which multiples were implied by six acquisitions of companies listed below in the semiconductor industry that had been announced since November 1, 2005 that TWP considered to be reasonably comparable to the merger. Estimated NTM information for WJ was based on the Street Case, Case 1 and Case 2 projections.

Date Announced	Acquirer	Target
2/4/08	Freescale Semiconductor	SigmaTel
12/11/07	STMicroelectronics	Genesis Microchip
5/8/07	Exar	Sipex
11/6/06	Nvidia	Portal Player
8/14/06	Sirenza Microdevices	Micro Linear
11/2/05	Mircosemi Corporation	Advanced Power Technology

The following table sets forth the multiples indicated by this analysis:

	Enterprise Value / LTM Revenue	Enterprise Value / NTM Revenue	Enterprise Value / NTM EBITDA	Equity Value / NTM Net Income
Third Quartile	1.9x	1.6x	13.1x	24.8x
Mean	1.5x	1.5x	12.5x	24.6x
Median	1.2x	1.6x	12.5x	24.6x
First Quartile	0.8x	0.9x	11.8x	24.4x

The implied WJ values below were each based on a range of multiples of first quartile to third quartile. In each case, TWP multiplied the ratios derived from its analysis by WJ’s applicable historical and estimated revenue and estimated EBITDA and net income to calculate the resulting valuation ranges. TWP noted that the six transactions that it analyzed yielded only two data points with respect to each of the NTM EBITDA and NTM net income multiples, and therefore viewed the valuation ranges for WJ as suggested by those metrics as less significant to the overall selected comparable transactions analysis.

The following table sets forth the implied per share values indicated by this analysis:

					Implied Per Share Value
	Quartile				Street Case		Case 1		Case 2
	1st		3rd		Low	High	Low	High	Low	High
Enterprise Value as a multiple of:
LTM Revenue	0.8	x	1.9	x	$0.68	$1.36	$0.68	$1.36	$0.68	$1.36
NTM Revenue	0.9	x	1.6	x	$0.85	$1.31	$0.86	$1.32	$0.91	$1.40
NTM EBITDA	11.8	x	13.1	x	$1.08	$1.18	$1.27	$1.39	$1.61	$1.75

Equity Value as a Multiple of:
NTM Net Income	24.4	x	24.8	x	$1.09	$1.11	$1.47	$1.49	$2.29	$2.33

No company or transaction used in the comparable public company or comparable transactions analyses is identical to us or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which we and the merger are being compared.

Discounted Cash Flow Analysis. TWP used our Case 2 cash flow forecast for the calendar years 2008 through 2012, and with management’s permission, TWP prepared and utilized forecasts based upon projected industry revenue growth rates (8.0% compound annual growth rate from calendar year 2008 through calendar year 2012 vs. Case 2 compound annual growth rate of 13.7% calendar year 2008 through calendar year 2012) and industry EBITDA margins (20.0% annual EBITDA margins from calendar year 2008 through calendar year 2012 vs. Case 2 average annual EBITDA margins of 23.6%), which is referred to in this proxy statement as the “Industry Case”, to perform a discounted cash flow analysis. In conducting this analysis, TWP assumed that WJ would perform in accordance with these forecasts. TWP first estimated the discounted value of the projected cash flows using discount rates ranging from 14% to 18%, which range of discount rates were selected based upon a weighted average cost of capital analysis for WJ and other companies used in the selected comparable companies analysis. TWP then calculated a terminal value based on two methodologies: (i) EBITDA exit multiples of 7.0x—11.0x (based on the trading multiples of comparable companies), and (ii) perpetual growth rates of 2.0%—4.0%. These terminal values were discounted to present value using discount rates ranging from 14% to 18%. This analysis indicated a range of enterprise values, to which cash, cash equivalents and marketable securities were added, to calculate a range of equity values. This analysis implied per share values ranging from $1.48 to $2.23 for Case 2 and $1.02 to $1.50 for the Industry Case, using EBITDA exit multiples for the terminal value, and implied per share values ranging from $1.05 to $1.48 for Case 2 and $0.72 to $0.97 for the Industry Case, using perpetual growth rates for the terminal value.

Premiums Paid Analysis. TWP reviewed the consideration offered in 76 acquisition transactions with a purchase price between $50 million and $300 million involving public technology companies announced since January 1, 2005. TWP calculated the premiums paid in these transactions over the applicable average stock price of the acquired company (i.e., the amount by which the price that the acquiror paid for the target shares exceeded the average closing market price of such shares) one day, one week and one month prior to the announcement of the acquisition offer, and calculated the enterprise value, equity value and per share value implied by such premiums. The following table summarizes the results of this analysis:

	Premium Over Average Target Stock Price as of the Following Periods Prior to Announcement
	One Day	One Week	One Month
Third Quartile	36.9%	37.7%	44.7%
Mean	31.7%	32.6%	32.9%
Median	25.9%	26.5%	26.9%
First Quartile	13.5%	14.6%	13.4%
Implied WJ Per Share Value	$0.90 - $1.08	$0.88 - $1.05	$0.78 - $0.99

TWP noted that the premiums over the average target stock price implied by the transaction were 26.6%, 30.5% and 46.1% for the one day, one week and one month periods, respectively, prior to the date of the delivery of its opinion.

The foregoing description is only a summary of the analyses and examinations that TWP deemed material to its opinion. It is not a comprehensive description of all analyses and examinations actually conducted by TWP. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial and comparative analysis and the application of those methods to particular circumstances. Accordingly, a fairness opinion necessarily is not susceptible to partial analysis or summary description. Furthermore, in arriving at its opinion, TWP did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, TWP believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, could create a misleading and incomplete view of the process underlying the analyses set forth in its presentation to us. Moreover, the ranges of valuations resulting from any particular analysis described above should not be taken to be the view of TWP with respect to the actual value of WJ.

In performing its analyses, TWP made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our control. The analyses performed by TWP are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by these analyses. These analyses were prepared solely as part of the analysis performed by TWP with respect to the fairness of the consideration to be received by our stockholders pursuant to the merger from a financial point of view, and were provided to us in connection with the delivery of the TWP opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at any time in the future.

As described above, TWP’s opinion and presentation were among the many factors that we took into consideration in making our determination to approve, and to recommend that our stockholders adopt, the Merger Agreement.

Under the terms of TWP’s engagement letter dated October 10, 2007, we agreed to pay TWP a $500,000 fee for rendering a fairness opinion, which fee was paid upon delivery of the TWP opinion. We also agreed to pay TWP for its financial advisory services a fee of $50,000 which was paid upon execution of the engagement letter, a quarterly fee payable on the first day of each successive three month period subsequent to the date of our engagement (two quarterly fees that total, in aggregate, $100,000 have been paid as of the date hereof) and a success fee based upon the consideration payable in the transaction, which success fee is contingent upon consummation of the merger. Based upon the current terms of the Merger Agreement, the success fee payable to TWP by us would be equal to approximately $1.5 million less $600,000 of fees already paid. Our board of directors was aware of the fee arrangement and took it into account in considering the TWP opinion and in approving the merger. Further, we agreed to reimburse TWP for its reasonable out-of-pocket expenses and to indemnify TWP, its affiliates and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws.

In the ordinary course of its business, TWP may actively trade in our common stock and the debt or equity securities of TriQuint for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

Certain Effects of the Merger

If the merger is completed, our common stock will be delisted from NASDAQ and deregistered under the Securities Exchange Act of 1934, as amended, and we will no longer file periodic reports with the SEC. As a result of the merger, TriQuint will be the sole stockholder of WJ and no current stockholder of WJ will have any ownership interest in, nor be a stockholder of, WJ immediately following the completion of the merger. As a result, our stockholders will no longer benefit from any increase in WJ’s value, nor will they bear the risk of any decrease in WJ’s value. Following the merger, TriQuint will benefit from any increase in the value of WJ and also will bear the risk of any decrease in the value of WJ.

Plans for WJ After the Merger

After the effective time of the merger, and excluding the transactions contemplated in connection with the merger as described in this proxy statement, TriQuint has informed us that WJ’s operations will be conducted substantially as they are currently being conducted, except that it will cease to be an independent public company and will instead be a direct wholly owned subsidiary of TriQuint. After the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will become the directors of WJ, and the officers of WJ immediately prior to the effective time of the merger will remain the officers of WJ, in each case until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

Conduct of WJ’s Business if the Merger is Not Completed

In the event that the Merger Agreement is not adopted by WJ’s stockholders or if the merger is not completed for any other reason, WJ stockholders will not receive any payment for their shares of WJ common stock. Instead, WJ will remain an independent public company, its common stock will continue to be listed and traded on NASDAQ (subject to its meeting the continued listing requirements), and WJ stockholders will continue to be subject to the same risks and opportunities as they currently are with respect to their ownership of WJ common stock. If the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your WJ shares, including the risk that the market price of our common stock may decline to the extent that the current market price of our stock reflects a market assumption that the merger will be completed. From time to time, our board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of WJ, and, among other things, make such changes as are deemed appropriate and continue to seek to maximize stockholder value. If the Merger Agreement is not adopted by our stockholders or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to WJ will be offered or that the business, prospects or results of operations of WJ will not be adversely impacted.

However, pursuant to the Merger Agreement, under certain circumstances, WJ is permitted to terminate the Merger Agreement and recommend an alternative transaction. See “The Merger Agreement—Termination” beginning on page 55.

Under certain circumstances, if the merger is not completed, WJ may be obligated to pay Parent or its designee a termination fee. See “The Merger Agreement—Termination Fee” beginning on page 56.

Interests of Our Directors and Executive Officers in the Merger

General

In considering the recommendation of our board of directors with respect to the Merger Agreement, WJ stockholders should be aware that some of the WJ directors and executive officers have interests in the merger that are different from, or in addition to, those of WJ stockholders generally. These interests and arrangements may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching their decisions to adopt the Merger Agreement and to recommend that WJ stockholders vote in favor of adoption of the Merger Agreement.

Stock Options, Restricted Stock and Other Equity-Based Awards

Our directors and executive officers may hold shares of our common stock, stock options, restricted stock or performance accelerated restricted stock units, each of which will be impacted by the merger. As of the effective time of the merger, shares of our common stock will be exchanged for the right to receive $1.00 per share in cash as described in this proxy statement. In addition, at the effective time:

•

each outstanding option to purchase shares of our common stock held by a director or executive officer, whether vested or unvested, will be cancelled and converted into the right to receive a cash payment equal to the excess (if any) of the $1.00 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option, without interest and less any applicable withholding taxes; and

•

each award of restricted stock (“Restricted Stock”) and performance accelerated restricted stock units (“PARSUs”) held by a director or executive officer whether currently vested or unvested, will vest (due to contractual rights providing for acceleration of vesting upon a change of control), be cancelled and converted into the right to receive an amount in cash, equal to the product of (x) the total number of vested shares subject to the Restricted Stock and PARSUs and (y) the merger consideration with the aggregate amount of such payment rounded down to the nearest cent, less such amounts as are required to be withheld or deducted or any provision of state, local or foreign tax law with respect to the making of such payment.

Consideration to be Received by Directors and Executive Officers

The following table reflects the consideration expected to be received by each of our directors and executive officers in connection with the merger:

Name	Cash to be Received for Common Stock (1)	Cash to be Received for Options	Cash to be Received from Restricted Stock	Cash to be Received From PARSUs (2)	Cash to be Received for Deferred Fees (3)	Total Consideration from Equity
Executive Officers:
Bruce W. Diamond	$619,298	$3,750	$169,472	$505,442	$—	$1,297,962
R. Gregory Miller	57,389	—	—	348,444	—	405,833
Rainer N. Growitz	51,076	—	—	65,649	—	116,725
Mark S. Knoch	136,025	—	—	164,088	—	300,113
Haresh P. Patel	12,531	45,500	—	144,300	—	202,331
Morteza Saidi	26,784	—	—	274,398	—	301,182

Directors:
W. Dexter Paine (4)	—	1,500	—	—	47,629	49,129
Angelos J. Dassios (4)	—	—	—	—	—	—
Patrice M. Daniels	—	—	—	—	—	—
Catherine P. Lego	30,000	—	—	—	—	30,000
Jack G. Levin	—	—	—	—	—	—
Liane J. Pelletier	—	—	—	—	—	—
Robert Whelton	—	—	—	—	—	—

Total	$933,103	$50,750	$169,472	$1,502,321	$47,629	$2,703,275

(1)	Includes shares of our common stock owned by the named individuals and excludes common stock that is deemed beneficially owned by reason of stock option awards and Restricted Stock awards which are represented by other columns in the table.
(2)	Restricted Stock awards and PARSUs for our executive officers and directors provide for vesting upon change of control and as such all of the outstanding unvested awards of Restricted Stock and PARSUs to our executive officers and directors will vest upon consummation of the merger. The amounts reflected in the table reflect both awards that had vested notwithstanding the Merger Agreement and awards that will vest because of a change of control upon consummation of the merger.

(3)	Our non-employee directors are able to elect to defer receipt of all of a portion of the cash or stock otherwise payable to them in connection with their service on our board. In the event of the termination of their directorship or a change of control all deferred cash or stock is distributed to such electing director.
(4)	The amounts of our common stock reflected for our Chairman, Mr. Dexter Paine and director, Mr. Angelos Dassios, exclude $25,492,044 which is the amount of merger consideration attributable to an aggregate of 25,492,044 shares owned by funds over which Mr. Paine has a management position and an ownership interest and which Mr. Dassios is an employee of an entity affiliated with the funds. The shares owned by the funds represent approximately 37.1% of our outstanding common stock. See “Security Ownership of Certain Beneficial Owners and Management.”

Potential Payments & Benefits Upon Change in Control

WJ entered into executive employment agreements with Messrs. Diamond, Miller, Growitz, Patel, Saidi, and Knoch, which included provisions regarding change in control related payments and benefits that would be earned by these employees in the event of the termination of their employment within a specified period of time before or after a change in control of WJ as particularly set forth in their respective agreements. In addition to the acceleration of vesting of options, restricted stock awards and PARSUs upon a change of control, each employment agreement for these executive officers provides for cash severance, payments and in certain instances, continued benefit coverage, assuming that the executive is terminated for reasons other than cause or death or resigns for Good Reason, immediately following the completion of the merger. The following table identifies the estimated cash severance amount payable to each named executive officer assuming the merger had been completed on December 31, 2007 and qualifying terminations of employment were to occur on that date:

Executive Officer	Estimated Cash Severance Payments (1)
Bruce W. Diamond (2)	$1,050,000
R. Gregory Miller (3)	345,000
Rainer N. Growitz (4)	250,800
Haresh P. Patel (5)	367,500
Morteza Saidi (5)	337,500
Mark Knoch (5)	300,000

Total	$2,650,800

(1)	These numbers are rounded to the nearest hundred dollars and include both the continued payment of the executive’s then current base salary for the twelve month period ended December 31, 2007, plus the share of the executive’s bonus program, if applicable.
(2)	For purposes of the employment agreement with Mr. Diamond, “Good Reason” refers to the occurrence of any of the following without the employee’s consent which shall remain uncured for a period of not less than thirty (30) days following delivery of notice to the Company: (i) the transfer of the employee’s principal place of employment to a geographic location more then twenty-five (25) miles away from Company’s principal headquarters; (ii) a significant reduction of the employee’s duties, position, or responsibilities (including a change in reporting obligations), relative to the employee’s duties, position, or responsibilities in effect immediately prior to such reduction; (iii) a substantial reduction by the Company in the aggregate level or nature or level of employee benefits to which the employee is entitled; (iv) a reduction in the employee’s annual base salary or annual bonus; (v) the failure of the Company to obtain the assumption of the employment agreement by a successor; or (vi) any material breach of the agreement by the Company which is not cured within thirty (30) days after the Company has received written notice thereof. Mr. Diamond is also entitled to reimbursement for premiums paid for continued health benefits for Mr. Diamond and his dependents under the Company’s health plans for three years following a change in control.

(3)	For purposes of the employment agreement with Mr. Miller, “Good Reason” refers to the occurrence of any of the following without the employee’s consent which shall remain uncured for a period of not less than thirty (30) days following delivery of notice to the Company: (i) the transfer of the employee’s principal place of employment to a geographic location more then fifty (50) miles away from both the employee’s personal residence and current principal place of employment; (ii) any material breach of the agreement by the Company which is not cured within thirty (30) days after the Company has received written notice thereof; or (iii) a significant reduction of the employee’s duties, position, or responsibilities (including a change in reporting obligations), relative to the employee’s duties, position, or responsibilities in effect immediately prior to such reduction. Mr. Miller is also entitled to receive continued health insurance benefits for Mr. Miller and his dependents under the Company’s benefit plans for three years following a change in control.
(4)	For purposes of the employment agreement with Mr. Growitz, “Good Reason” refers to the occurrence of (x) a change of control of the Company, provided the employee elects to resign within three (3) months following such change in control, or (y) any of the following without the employee’s consent which shall remain uncured for a period of not less than thirty (30) days following delivery of notice to the Company: (i) the assignment of the employee by the Company to any duties materially inconsistent with, or a material diminution of, the employee’s position, including duties, title, offices, or responsibilities; (ii) the transfer of the employee’s principal place of employment to a geographic location more then fifty (50) miles away from both the employee’s personal residence and current principal place of employment; or (iii) any material breach of the agreement by the Company which is not cured within fifteen (15) days after the Company has received written notice thereof. Mr. Growitz is also entitled to receive health insurance benefits for Mr. Growitz and his dependents under the Company’s benefit plans for three years following a change in control.
(5)	For purposes of the employment agreements with Messrs. Knoch, Patel and Saidi, “Good Reason” refers to the occurrence of any of the following without the employee’s consent which shall remain uncured for a period of not less than thirty (30) days following delivery of notice to the Company: (i) the transfer of the employee’s principal place of employment to a geographic location more then fifty (50) miles away from both the employee’s personal residence and current principal place of employment; or (ii) any material breach of the agreement by the Company which is not cured within fifteen (15) days after the Company has received written notice thereof. Messrs. Patel, Saidi and Knoch are also entitled to receive group health insurance benefits for themselves and their dependents under the Company’s benefit plans for three years following a change in control.

Employment with TriQuint

TriQuint and Mr. Bruce Diamond are expected to meet and discuss Mr. Diamond’s employment following completion of the merger to continue in a management capacity with TriQuint after the merger.

Committee and Board of Director Fees

Our non-employee directors receive fees approved by our board for attendance at any board or committee meeting in the amount of $1,500, except in cases where there are multiple meetings on the same day, in which case the maximum fee is $1,500. Our board members also receive annual fees in connection with their service on the board. Our chairman and each non-employee director receives a fee for service of $20,000 for each full year of service. The non-employee director serving as chair of our Audit, Compensation, Executive and Corporate Governance committees receives $12,500, $7,500, $5,000 and $5,000 respectively for each full year of service in such capacity. The non-employee directors serving on our Audit and Compensation committees, other than as chair, receive a fee of $5,000 and $2,500 respectively, for each full year of service.

Indemnification of Directors and Officers; Directors’ and Officers’ Insurance

From and after the effective time of the merger, TriQuint will assume, and will cause WJ as the surviving corporation in the merger to fulfill and honor, in all respects our obligations under (i) all indemnification agreements that we have entered into with our current and former directors and officers prior to the closing date of the merger and (ii) the indemnification provisions in our certificate of incorporation as in effect as of the effective time of the merger. TriQuint is also obligated to maintain no less favorable directors’ and officers’ liability insurance or purchase “tail period” coverage for a period of six years after the completion of the merger; provided the annual cost is not greater than 250% of our current annual premium, in which case TriQuint is obligated to provide as much insurance as may be purchased at such cost.

Termination of Existing Fox Paine & Company Agreements Upon Merger

As part of a recapitalization merger in January 2000, we entered into a management agreement with Fox Paine & Company, LLC. W. Dexter Paine, III, the Chairman of our Board of Directors, is the President of Fox Paine & Company. In connection with the recapitalization merger we also entered into shareholders’ agreement with Fox Paine Capital Fund, investors affiliated with Fox Paine Capital Fund and several non-fund investors, including co-investors and certain employees at that time. Upon consummation of the merger, the foregoing agreements will terminate.

Appraisal Rights

Our stockholders have the right under Delaware law to dissent from the adoption of the Merger Agreement, to exercise appraisal rights and to receive payment in cash of the fair value for their shares of our common stock determined in accordance with Delaware law. The fair value of shares of our common stock, as determined in accordance with Delaware law, may be more or less than the merger consideration to be paid to non-dissenting stockholders in the merger. To preserve their rights, stockholders who wish to exercise appraisal rights must not vote in favor of the adoption of the Merger Agreement and must follow specific procedures. Dissenting stockholders must precisely follow these specific procedures to exercise appraisal rights or their appraisal rights may be lost. These procedures are described in this proxy statement, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Annex C to this proxy statement. See “Appraisal Rights” beginning on page 57.

Material United States Federal Income Tax Consequences of the Merger

The following is a discussion of the material United States federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of our common stock are converted into the right to receive cash in the merger. The discussion is based upon the Internal Revenue Code, Treasury regulations, Internal Revenue Service published rulings and judicial and administrative decisions in effect as of the date of this proxy statement, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion applies only to stockholders who, on the date on which the merger is completed, hold shares of our common stock as a capital asset within the meaning of section 1221 of the Internal Revenue Code. The following discussion does not address taxpayers subject to special treatment under U.S. federal income tax laws, such as insurance companies, financial institutions, dealers in securities or currencies, traders of securities that elect the mark-to-market method of accounting for their securities, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, mutual funds, real estate investment trusts, S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity) and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to stockholders who acquired their shares of our common stock upon the exercise of employee stock options or otherwise as compensation for services or through a tax-qualified retirement plan or who hold their shares as part of a hedge, straddle, conversion transaction or other integrated transaction. If our common stock is held through a partnership, the U.S. federal income tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. It is recommended that partnerships that are holders of our common stock and partners in such partnerships consult their own tax advisors regarding the tax consequences to them of the merger.

The following discussion does not address potential alternative minimum tax, foreign, state, local and other tax consequences of the merger. All stockholders should consult their own tax advisors regarding the U.S. federal income tax consequences, as well as the foreign, state and local tax consequences of the disposition of their shares in the merger.

For purposes of this summary, a “U.S. holder” is a beneficial owner of shares of our common stock, who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source;

•

a trust if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) it was in existence on August 20, 1996 and has a valid election in place to be treated as a domestic trust for U.S. federal income tax purposes; or

•	otherwise is subject to U.S. federal income taxation on a net income basis.

Except with respect to the backup withholding discussion below, this discussion is confined to the tax consequences to a stockholder who or that, for U.S. federal income tax purposes, is a U.S. holder.

For U.S. federal income tax purposes, the disposition of WJ common stock pursuant to the merger generally will be treated as a sale of our common stock for cash by each of our stockholders. Accordingly, in general, the U.S. federal income tax consequences to a stockholder receiving cash in the merger will be as follows:

•	The stockholder will recognize a capital gain or loss for U.S. federal income tax purposes upon the disposition of the stockholder’s shares of our common stock pursuant to the merger.

•

The amount of capital gain or loss recognized by each stockholder will be measured by the difference, if any, between the amount of cash received by the stockholder in the merger (other than, in the case of a dissenting stockholder, amounts, if any, which are deemed to be interest for U.S. federal income tax purposes, which amounts will be taxed as ordinary income) and the stockholder’s adjusted tax basis in the shares of our common stock surrendered in the merger. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash in the merger.

•

The capital gain or loss, if any, will be long-term with respect to shares of our common stock that have a holding period for tax purposes in excess of one year at the effective time of the merger. Long-term capital gains of individuals are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses. A dissenting stockholder may be required to recognize any gain or loss in the year the merger closes, irrespective of whether the dissenting stockholder actually receives payment in that year.

Cash payments made pursuant to the merger will be reported to our stockholders and the Internal Revenue Service to the extent required by the Internal Revenue Code and applicable Treasury regulations. Non-corporate stockholders may be subject to back-up withholding at a rate of 28% on any cash payments they receive. Stockholders who are U.S. holders generally will not be subject to backup withholding if they: (1) furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 included in the election form/letter of transmittal they are to receive or (2) are otherwise exempt from backup withholding. Stockholders who are not U.S. holders should complete and sign a Form W-8BEN (or other applicable tax form) and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding tax or otherwise establish an exemption from backup withholding tax. Certain of our stockholders will be asked to provide additional tax information in the letter of transmittal for the shares of our common stock.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

The foregoing is a general discussion of certain material U.S. federal income tax consequences. We recommend that you consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any foreign, state or local income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

Regulatory Approvals

Under the Merger Agreement, we and the other parties to the Merger Agreement have agreed to use our reasonable best efforts to complete the transactions contemplated by the Merger Agreement as promptly as practicable, including obtaining all necessary governmental approvals. The Hart-Scott-Rodino Act provides that transactions such as the merger may not be completed until certain information has been submitted to the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and certain waiting period requirements have been satisfied. WJ and Parent filed a notification report with the Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act on March     , 2008.

Except as noted above with respect to the required filings under the Hart-Scott-Rodino Act and the filing of a certificate of merger in Delaware at or before the effective date of the merger, we are unaware of any material federal or state regulatory requirements or approvals required for the execution of the Merger Agreement or completion of the merger.

THE PARTIES TO THE MERGER

WJ Communications, Inc.

WJ Communications, Inc., a Delaware corporation, is a radio frequency (“RF”) semiconductor company providing RF product solutions worldwide to communications equipment companies. WJ designs, develops and manufactures innovative, high performance products for both current and next generation wireless and RF identification (“RFID”) systems. WJ’s RF product solutions are comprised of advanced, highly functional RF semiconductors, components and integrated assemblies which address the radio frequency challenges of these various systems. WJ currently generates the majority of its revenue from our products utilized in wireless networks. Our revenue from our products used in RF identification systems represents a less significant portion of our current revenue, however, we believe these systems represent one of our future growth opportunities. The RF challenge is to create product designs that function within the unique parameters of various wireless system architectures. WJ’s solution is comprised of design expertise, advanced device technology and manufacturability. WJ’s communications products are used by telecommunication equipment manufacturers supporting and facilitating mobile communications, enhanced voice services, data and image transport. WJ’s objective is to be a leading supplier of innovative RF product solutions.

WJ’s principal executive offices are located at 401 River Oaks Parkway, San Jose, California 95134, and its telephone number is (408) 577-6200.

TriQuint Semiconductor, Inc.

TriQuint Semiconductor, Inc. is a supplier of high performance modules, components and foundry services to the world’s leading communications companies. TriQuint’s focus is on the specialized expertise, materials and know-how to design, manufacture and sell radio frequency (“RF”) and other high and intermediate frequency products that address four primary end markets: wireless handsets, broadband communications, wireless base stations and military systems. TriQuint continually strives to lower customers’ costs and improve system performance through advanced engineering expertise, dedicated service and forward-looking design. TriQuint’s products are designed on various wafer substrates including compound semiconductor materials such as gallium arsenide (“GaAs”) and piezoelectric crystals such as lithium tantalate (“LiTaO3”). TriQuint uses a variety of process technologies using GaAs substrates including heterojunction bipolar transistors (“HBTs”) and pseudomorphic high electron mobility transistors (“pHEMTs”). Using various other substrates TriQuint also manufactures surface acoustic wave (“SAW”) and bulk acoustic wave (“BAW”) products. Using these materials and proprietary technologies, TriQuint believes its products can overcome the performance barriers of competing devices in a variety of applications and offer other key advantages such as steeper selectivity, lower distortion, higher power and power-added efficiency, reduced size and weight and more precise frequency control. For example, GaAs has inherent physical properties that allow its electrons to move up to five times faster than those of silicon. This higher electron mobility permits the manufacture of GaAs integrated circuits that operate at higher levels of performance than silicon devices. In the U.S., TriQuint has design and manufacturing facilities in Oregon, Texas and Florida with additional design facilities in Massachusetts and North Carolina, as well as sales support offices in various locations. Outside the U.S., TriQuint has a production and assembly facility in Costa Rica, a design facility in Germany and application sales support offices in China, Finland, France, Germany, Japan, Korea, Malaysia, Sweden, Taiwan and the United Kingdom. TriQuint owns and operates its own wafer fabrication, foundry and product test and assembly facilities. TriQuint also leases one facility and use subcontractors for a significant portion of their test and assembly processes. TriQuint uses its proprietary processes in these facilities to produce high performance RF, analog and mixed-signal modules, components, integrated circuits and other products in high volumes and believe that control of these manufacturing processes enables us to be a reliable source of supply with increased opportunities to enhance quality, reliability and manufacturing efficiency. In addition, control of its manufacturing processes and its combined research and design capabilities assists TriQuint in developing new processes and products and increase its ability to be responsive to customer requirements. TriQuint was incorporated in California in 1991 and reincorporated in

Delaware on February 12, 1997. TriQuint has the following wholly-owned operating subsidiaries; TFR Technologies, Inc., TriQuint, Inc., TriQuint S.R.L., TriQuint Semiconductor Texas LP, TriQuint Sales and Design, Inc., and TriQuint Semiconductor GmbH. TriQuint’s principal executive offices are located at 2300 N.E. Brookwood Parkway, Hillsboro, Oregon 97124 and its telephone number at that location is (503) 615-9000.

ML Acquisition, Inc.

ML Acquisition, Inc. is a Delaware corporation formed by Parent in anticipation of the merger. Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into WJ and WJ will continue as the surviving corporation. Merger Sub currently has de minimis assets and no operations. Merger Sub’s principal executive offices are c/o TriQuint at 2300 N.E. Brookwood Parkway, Hillsboro, Oregon 97124, and its telephone number is (503) 615-9000.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [Tuesday],                     , 2008, beginning at 11:00 a.m., local time, at              San Jose, California, or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon the adoption of the Merger Agreement and to approve the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Our stockholders must adopt the Merger Agreement for the merger to occur. If our stockholders do not adopt the Merger Agreement, the merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about                     , 2008.

Record Date and Quorum

The holders of record of our common stock as of the close of business on                     , 2008, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [            ] shares of our common stock outstanding.

The holders of a majority of the outstanding shares of our common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining whether a quorum is present at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum must be established.

Required Vote

Under Delaware law, the merger cannot be completed unless holders of a majority of the outstanding shares of our common stock entitled to vote at the close of business on the record date for the special meeting vote for the adoption of the Merger Agreement. Each outstanding share of our common stock is entitled to one vote.

Approval of the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders representing a majority of the shares present in person or by proxy at the special meeting.

As of the record date for the special meeting, the directors and executive officers of WJ beneficially owned, in the aggregate,              shares of our common stock, or approximately             % of our outstanding common stock. Those directors and executive officers have informed us that they intend to vote all of their shares of our common stock “FOR” the adoption of the Merger Agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

Proxies; Revocation

If you are a stockholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of WJ common stock will be voted “FOR” the adoption of the Merger Agreement and “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

The persons named as proxies may propose and vote for one or more postponements or adjournments of the special meeting to solicit additional proxies.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the rules of the NASDAQ, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the adoption of the Merger Agreement or approval of any adjournment or postponement of the special meeting. Therefore, absent specific instructions from the beneficial owner of the shares, brokers are not empowered to vote the shares with respect to the adoption of the Merger Agreement or approval of any adjournment or postponement of the special meeting (i.e., “broker non-votes”). Shares of our common stock held by persons attending the special meeting but not voting, or shares for which we have received proxies with respect to which holders have abstained from voting, will be considered abstentions. Abstentions and properly executed broker non-votes, if any, will be treated as shares that are present and entitled to vote at the special meeting for purposes of determining whether a quorum exists but will have the same effect as a vote “Against” the adoption of the Merger Agreement and any adjournment or postponement of the special meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must (i) advise the Corporate Secretary of WJ of the revocation in writing, (ii) submit by mail a new proxy card dated after the date of the proxy you wish to revoke or (iii) attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote.

WJ does not expect that any matter other than the adoption of the Merger Agreement (and approval of the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. The persons appointed as proxies will have discretionary authority to vote upon other business unknown by WJ a reasonable time prior to the solicitation of proxies, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Adjournments and Postponements

The special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than 120 days from the dated fixed for the original meeting), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Whether or not a quorum exists, holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” any adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Solicitation of Proxies

Parent agreed to pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of WJ may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services.

WJ will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions and be entitled to reimbursement from Parent therefore. [WJ has retained [            ] to assist it in the solicitation of proxies for the special meeting. WJ has paid [            ] a retainer of $[            ] toward a final fee to be agreed upon based on customary fees for the services provided, which fee will include the reimbursement of out-of-pocket fees and expenses.]

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the Merger Agreement but it may not contain all of the information about the Merger Agreement that is important to you. The Merger Agreement is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement in its entirety. The Merger Agreement is a commercial document that establishes and governs the legal relations among us, Parent and Merger Sub with respect to the transactions described in this proxy statement. We do not intend for the text of the Merger Agreement to be a source of factual, business or operational information about WJ or its subsidiaries. The Merger Agreement contains representations, warranties and covenants that are qualified and limited, including by information in the schedules referenced in the Merger Agreement that the parties delivered in connection with the execution of the Merger Agreement. Representations and warranties are used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of to establish such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the parties, which may differ from what may be viewed as material to stockholders or under the federal securities laws. These representations may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may not have been included in this proxy statement.

Effective Time

The effective time of the merger will occur at the time that we file a certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or such later time as provided in such certificate). The closing date will occur no later than the third business day after all of the conditions to the merger set forth in the Merger Agreement have been satisfied or waived (other than conditions that by their nature are to be satisfied on the closing date) (or at such other date as we and Parent may agree).

Structure

Subject to the terms and conditions of the Merger Agreement and in accordance with Delaware law, at the effective time of the merger, Merger Sub will merge with and into WJ. The separate corporate existence of Merger Sub will cease, and WJ will continue as the surviving corporation and a direct wholly owned subsidiary of Parent. The surviving corporation will be a privately held corporation and our current stockholders, will cease to have any ownership interest in the surviving corporation or rights as our stockholders. Therefore, such current stockholders will not participate in any future earnings or growth of the surviving corporation and will not benefit from any appreciation in value of the surviving corporation.

Treatment of Stock, Stock Options and Other Stock-Based Awards

Common Stock

At the effective time of the merger, each share of our common stock, par value $0.01 per share, issued and outstanding immediately prior to the effective time of the merger will automatically be converted into the right to receive $1.00 in cash, without interest and less applicable withholding taxes, other than shares of our common stock:

•	held in our treasury or by any of our subsidiaries immediately prior to the effective time of the merger, which shares will be cancelled without conversion or consideration;

•	owned by Parent or Merger Sub directly or indirectly, immediately prior to the effective time of the merger, which shares will be cancelled without conversion or consideration; and

•

held by stockholders who have properly demanded and perfected their appraisal rights in accordance with Delaware law, which shares will be entitled to payment of the fair value of such shares in accordance with Delaware law.

After the effective time of the merger, each stock certificate representing shares of common stock converted into the right to receive the merger consideration will be cancelled and cease to exist and the holder of such certificate will have only the right to receive the merger consideration of $1.00 in cash per share, without any interest and less applicable withholding taxes.

Stock Options and Other Stock-Based Awards

Except as we otherwise agree to in writing between the Company, Parent and Merger Sub:

•

each option to purchase shares of our common stock, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time, will, as of the effective time, be cancelled without any action on the part of the holder thereof, become fully vested and be converted into the right to receive at the effective time an amount in cash equal to the excess (if any) of the $1.00 per share cash merger consideration over the exercise price per share of the option, multiplied by the number of shares subject to the option (such amount, the “option amount”), without interest and less any applicable withholding taxes;

•

at the effective time, each award of restricted stock (“Restricted Stock”) and performance accelerated restricted stock units (“PARSUs”) that are then vested as of the effective date will be cancelled on the part of the holder thereof and converted into the right to receive an amount in cash, equal to the product of (x) the total number of vested shares of Company common stock subject to the Restricted Stock and PARSUs and (y) the merger consideration with the aggregate amount of such payment rounded down to the nearest cent, less such amounts as are required to be withheld or deducted under the code or any provision of state, local or foreign tax law with respect to the making of such payment; and

•

the Restricted Stock and PARSUs that are outstanding but not vested at the effective time will not be cancelled or converted into the right to receive the merger consideration and shall continue in effect after the effective time on substantially similar terms, provided that such Restricted Stock and PARSUs would not give rise to any right to receive WJ’s common stock or Parent common stock after the effective time, but that such right would be substituted with the right to an amount of cash equal to the merger consideration for each share of WJ’s common stock that is the subject of each such Restricted Stock or PARSU.

Exchange and Payment Procedures

Prior to the effective time of the merger, Parent will deposit, or will cause to be deposited, cash in an amount sufficient to pay the merger consideration and the amount required by the Merger Agreement to be so deposited with respect to stock options, Restricted Stock and the PARSUs and other stock-based awards with a bank or trust company (the “paying agent”) reasonably acceptable to us. As soon as reasonably practicable after the effective time of the merger and in any event not later than the second business day after the effective time, the paying agent will mail a letter of transmittal and instructions to you and the other holders of our common stock. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the merger consideration. The paying agent will also deliver to each holder of a company stock option, Restricted Stock or PARSU, instructions for use in effecting the surrender thereof and delivery of such other documents as may reasonably be required.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may reasonably be required by the paying agent. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must establish to the reasonable satisfaction of the surviving corporation that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates. The paying agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration and the option consideration. Any sum which is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed, and there will be no further registration of transfers of outstanding shares of our common stock. If, after the effective time of the merger, certificates are presented to the surviving corporation or Parent for transfer, they will be cancelled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to the former holders of shares for nine months after the effective time of the merger will be delivered, upon demand, to the surviving corporation. Holders of certificates who have not surrendered their certificates prior to the delivery of such funds to the surviving corporation may only look to the surviving corporation for the payment of the merger consideration. None of WJ, the surviving corporation, Parent, Merger Sub, the paying agent or any other person will be liable to any former holder of shares for any amount of property delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the merger consideration deposited with the paying agent that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Parent, free and clear of any claims or interest of any person previously entitled to the merger consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of that fact and, if required by the paying agent, post a bond in a customary amount as indemnity against any claim that may be made against it with respect to that certificate.

Representations and Warranties

We make various representations and warranties in the Merger Agreement with respect to WJ and our subsidiaries. These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	capitalization, including in particular the number of shares of our common stock, stock options and other equity-based interests;

•	corporate power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the approval and recommendation by our board of directors of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement;

•	the absence of violations of or conflicts with governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	SEC filings since December 31, 2006, including the financial statements contained therein;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	compliance with laws;

•	possession of grants, authorizations, licenses, easements, variances and permits necessary to conduct our business;

•	environmental laws and regulations;

•	matters relating to employee benefit plans;

•	the absence of certain changes or events;

•	the absence of litigation and investigations;

•	the accuracy of this proxy statement;

•	tax matters;

•	employment and labor matters;

•	intellectual property;

•	real property and title to assets;

•	material contracts to which we are a party;

•	the absence of undisclosed broker’s fees;

•	insurance policies;

•	the inapplicability of anti-takeover statutes to the merger;

•	affiliate transactions;

•	the receipt by the board of directors of a fairness opinion from Thomas Weisel Partners LLC;

•	the required vote of our stockholders in connection with the adoption of the Merger Agreement;

•	customers;

•	disclaimer of other representations and warranties; and

•	certain business practices.

Many of our representations and warranties are qualified by the absence of a material adverse effect on WJ, which means, for purposes of the Merger Agreement, any facts, circumstances, events or changes that are materially adverse to the business, financial condition or results of operations of WJ and its subsidiaries, taken as a whole or that would prevent or materially delay or materially impair the ability of WJ to consummate the merger, excluding facts, circumstances, events or changes:

•

generally affecting the industries in which WJ operates in the United States or the economy or the financial, securities or credit markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism); or

•

to the extent resulting from (i) the announcement or the existence of, or compliance with, the Merger Agreement or the announcement of the merger and the other transactions contemplated by the Merger Agreement or (ii) changes in applicable laws, GAAP or accounting standards or the interruption or application thereof; (iii) any actions required under the Merger Agreement to obtain antitrust approval for the consummation of the transaction contemplated by the Merger Agreement or (iv) failure, in and of itself, to meet any expected or projected financial or operating performance targets or projections including analyst projections.

Parent and Merger Sub make various representations and warranties in the Merger Agreement with respect to Parent and Merger Sub. These include representations and warranties regarding:

•	organization, good standing and qualification to do business;

•	corporate or other power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	the absence of any violation of or conflict with their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the merger;

•	the absence of litigation and investigations;

•	the accuracy of information supplied for inclusion or incorporation by reference in this proxy statement;

•	capitalization of Merger Sub;

•	no vote required by Parent stockholders to adopt the Merger Agreement;

•	the absence of undisclosed broker’s fees;

•	lack of ownership of our common stock;

•	WARN Act;

•	adequate funds; and

•	opportunity to meet and no additional representations.

The representations and warranties of each of the parties to the Merger Agreement will expire upon the effective time of the merger. You should be aware that these representations and warranties made by WJ to Parent and Merger Sub and by Parent and Merger Sub to WJ, as the case may be, subject to important limitations and qualifications agreed to by the parties to the Merger Agreement, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.

Conduct of Our Business Pending the Merger

Under the Merger Agreement, WJ has agreed that, subject to certain exceptions, unless required by the Merger Agreement or applicable law or Parent gives its written consent (which consent may not be unreasonably withheld, delayed or conditioned), between the date of the Merger Agreement and the effective time of the merger:

•	the business of WJ and its subsidiaries will be conducted in, and it will not take any action except in, the ordinary course of business consistent with past practices; and

•	WJ will use its reasonable best efforts to

•	preserve intact its and its subsidiaries present business organization and capital structures;

•	maintain in effect all material permits;

•	keep available the services of present officers and employees (as a group); and

•	maintain the current relationships with its lenders, customers, suppliers and other persons.

WJ has also agreed, on behalf of WJ and its subsidiaries, that during the same time period, and unless Parent gives its written consent (which consent may not be unreasonably withheld, delayed or conditioned), WJ:

•	shall not authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock, except those paid or made on a pro rata basis by subsidiaries;

•

shall not, and shall not permit any of its subsidiaries to, split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except for any such transaction by a wholly owned subsidiary of WJ which remains a wholly owned subsidiary after consummation of such transaction;

•	shall not, and shall not permit any of its subsidiaries to:

•	hire additional employees, except hiring in the ordinary course of business;

•	except as may be required by existing, written agreements, increase the compensation or other benefits payable or provided to WJ’s present or former directors, officers or employees;

•	except in the ordinary course of business, approve or enter into any employment, change of control, severance or retention agreement with any employee of WJ; or

•

subject to certain exceptions, establish, adopt, enter into, amend, terminate or waive any rights with respect to any (i) collective bargaining agreement or (ii) any plan, trust, fund, policy or arrangement for the benefit of any current or former directors or officers or any of their beneficiaries, except, in the case of clause (ii) only, for such amendments as may be required for compliance with Section 409A of the code to avoid additional tax;

•

shall not, and shall not permit any of its subsidiaries to, change in any material respects any financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable law;

•	shall not, and shall not permit any of its subsidiaries to, adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents;

•	except for transactions among WJ and its wholly owned subsidiaries or among WJ’s wholly owned subsidiaries, shall not, and shall not permit any of its subsidiaries to:

•

issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in WJ or its subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than:

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issuances of shares of a maximum of 10,360,201 shares of WJ common stock in respect of any exercise of WJ stock options and settlement of any WJ stock-based awards in each case outstanding on March 9, 2008;

•	issuances of shares of a maximum of 215,000 shares of WJ common stock to new hires in the ordinary course of business consistent with past practice; or

•	issuances of a maximum of 260,000 shares of WJ common stock, on or before May 16, 2008, under the 2001 Employee Stock Purchase Plan

•

or take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan or taken any action to cause to become vested any otherwise unvested Restricted Stock or PARSUs (except as otherwise provided by the terms of the Merger Agreement or the express terms of any unexercisable options outstanding or unvested Restricted Stock or PARSUs on the date of the Merger Agreement),

•

amend any agreements relating to WJ options, Restricted Stock or PARSUs or adjust the number, kind or exercise price of shares subject to outstanding stock options under any existing stock option plan or subject to agreements relating to Restricted Stock or PARSUs, except as otherwise provided by the Merger Agreement; and

•

except for transactions among WJ and its wholly owned subsidiaries or among WJ’s wholly owned subsidiaries, shall not, and shall not permit any of its subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares except for the repurchase or reacquisition of securities in connection with the termination of service of any employee, director or consultant of WJ or any subsidiary and in connection with any net issuances related to WJ options, Restricted Stock or PARSUs;

•

shall not acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or acquire any material amount of assets (other than (A) any license of intellectual property to the Company and the subsidiaries that is not material to the business of the Company and the subsidiaries, taken as a whole, as currently conducted and (B) acquisitions of inventory and supplies that are in the ordinary course of business);

•

shall not, and shall not permit any of its subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for, modify in any material respect the terms of, any indebtedness for borrowed money or become responsible for the obligations of any person, other than in the ordinary course of business consistent with past practice and except for:

•	any intercompany indebtedness for borrowed money among WJ and its wholly owned subsidiaries or among WJ’s wholly owned subsidiaries;

•

indebtedness for borrowed money incurred to renew, replace, extend, refinance or refund any existing indebtedness for borrowed money without increasing the amount of such permitted borrowings or incurring breakage costs;

•	guarantees by WJ of indebtedness or borrowed money of WJ, which indebtedness for borrowed money is incurred in compliance with the Merger Agreement;

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indebtedness for borrowed money incurred pursuant to the terms of agreements in effect prior to the date of the Merger Agreement, including amounts available but not borrowed as of the date of the Merger Agreement, to the extent such agreements were disclosed to Parent and Merger Sub; and

•

except for transactions among WJ and its wholly owned subsidiaries or among WJ’s wholly owned subsidiaries, will not, and will cause its subsidiaries not to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any lien (except certain permitted liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise) any material portion of its or its subsidiaries’ properties or assets, including the capital stock of subsidiaries, other than in the ordinary course of business consistent with past practice and other than (i) pursuant to existing agreements in effect prior to the date of the Merger Agreement or (ii) as may be required by applicable law or any governmental entity in order to permit or facilitate the consummation of the transactions contemplated by the Merger Agreement;

•

shall not permit any material WJ registered intellectual property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material WJ registered intellectual property;

•

shall not, and shall not permit any of its subsidiaries to, modify, amend, terminate or waive any rights under any material contract, or any contract that would be a material contract if in effect on the date of the Merger Agreement, in any material respect in a manner which is adverse to WJ;

•	shall not, and shall not permit any of its subsidiaries to, enter into any material contracts other than in the ordinary course of business;

•

shall not, and shall not permit any of its subsidiaries to, enter into, amend, waive or terminate (other than terminations in accordance with their terms) any affiliate transaction (other than continuing any affiliate transactions in existence on the date of the Merger Agreement);

•

shall not, and shall not permit any of its subsidiaries to, make any material amendment in any tax return with respect to any material tax, make or change any material tax election, settle or compromise any material tax liability of the Company or any of its subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of material taxes of the Company or any of its subsidiaries, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•

shall not, and shall not permit any of its subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of WJ, or any of its subsidiaries (other than the merger);

•

shall not, and shall not permit any of its subsidiaries to, write up, write down or write off the book value of any assets that are, individually or in the aggregate, material to WJ and its subsidiaries, taken as a whole, other than (i) in the ordinary course of business or (ii) as may be required by GAAP or applicable law;

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shall not, and shall not permit any of its subsidiaries to, pay, discharge, waive, settle or satisfy any claim, liability or obligation, other than (i) in the ordinary course of business or (ii) any claim, liability or obligation not in excess of $50,000 individually excluding amounts that may be paid under WJ’s or its subsidiaries insurance policies;

•

shall not commence or settle, pay or discharge, any material litigation, investigation, arbitration, or other proceeding or other claim except in the ordinary course not in excess of $150,000 individually;

•	shall not authorize any capital expenditure, in any manner not reflected in the capital budget of WJ, in excess of $50,000 in any instance; or

•	shall not, and shall not permit any of its subsidiaries to, agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

TriQuint has agreed, on behalf of itself and its subsidiaries and affiliates, that, between the date of the Merger Agreement and the effective time of the merger, TriQuint will not, and will not permit any of its subsidiaries or affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a parent material adverse effect.

Nothing contained in the Merger Agreement is intended to give TriQuint, directly or indirectly, the right to control or direct WJ’s or its subsidiaries’ operations prior to the effective time of the merger, and nothing contained in the Merger Agreement is intended to give the WJ, directly or indirectly, the right to control or direct TriQuint’s or its subsidiaries’ operations. TriQuint and WJ have agreed that, prior to the effective time of the merger, each will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

No Shop; Alternative and Superior Proposals

From the date of the Merger Agreement and continuing until the earlier of the receipt of the Company’s stockholder approval and the termination date, WJ has agreed, subject to certain exceptions, that WJ, its subsidiaries and their respective representatives will not directly or indirectly (i) initiate, solicit or encourage the submission of any inquiries, proposals or offers or make any other efforts or attempts that constitute or would reasonably be expected to lead to, any alternative proposal or engage in any substantive discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend an alternative proposal or, (iii) enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for an alternative proposal or enter into any agreement requiring WJ to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder.

An “alternative proposal” means any bona fide proposal or offer made by any person or group of persons, other than Parent or its subsidiaries, for:

•

a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving WJ or any of its subsidiaries whose business constitutes 25% or more of net revenues, net income or assets of WJ and its subsidiaries taken as a whole;

•

the direct or indirect acquisition in a single transaction or series of related transactions by any person of the assets of WJ and its subsidiaries that constitutes 25% or more of the net revenues, net income or assets of WJ and its subsidiaries taken as a whole;

•	the direct or indirect acquisition in a single transaction or series of related transactions by any person of 25% or more of the outstanding shares of WJ common stock; or

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of WJ common stock then outstanding.

In addition, subject to the following paragraph, WJ was required to immediately cease and cause to be terminated any ongoing discussions or negotiations with any parties with respect to an alternative proposal.

Notwithstanding the restrictions on solicitation described above, at any time from the date of the Merger Agreement and continuing until the earlier of receipt of shareholder approval with respect to the Merger Agreement and the date of termination of the Merger Agreement, if WJ receives an unsolicited bona fide written alternative proposal:

•	which (i) constitutes a superior proposal or (ii) which the special committee or the board of directors determines in good faith is reasonably likely to lead to a superior proposal; and

•

the board of directors determines in good faith, after consultation with WJ’s legal counsel that the failure of the board of directors to take the actions set forth below with respect to such alternative proposal would be inconsistent with the directors’ exercise of their fiduciary obligations to WJ’s stockholders under applicable law, then WJ may take the following actions:

•

furnish non-public information to the third party making such alternative proposal if prior to so furnishing such information, WJ receives from the third party an executed confidentiality agreement with confidentiality provisions in form no more favorable to such person than those confidentiality provisions contained in the confidentiality agreement signed by WJ and TriQuint Semiconductor, Inc.; and

•	engage in discussions or negotiations with such third party with respect to such alternative proposal.

A superior proposal means an alternative proposal (with all percentages in the definition of alternative proposal increased to 50%) on terms that the board of directors determines in good faith, after consulting with its financial advisors and legal counsel and considering such factors it determines appropriate is more favorable to WJ and the WJ stockholders than the transaction contemplated by the Merger Agreement.

The Merger Agreement does not prohibit WJ or its board of directors from taking and disclosing to WJ’s stockholders a position with respect to a tender or exchange offer by a third party pursuant to SEC rules or from making any other disclosure required by applicable law.

Recommendation to Stockholders

The Merger Agreement provides that, subject to the exceptions described below, the board of directors shall not:

•

withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the approval or recommendation by the board of directors of the merger or the Merger Agreement or the transactions contemplated by the Merger Agreement;

•	approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any alternative proposal;

•	make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer; or

•	exempt any person, from the restrictions contained in any state takeover or similar laws.

We refer to each of the foregoing as a “change of recommendation.” In response to the receipt of a superior proposal that has not been withdrawn or abandoned, the board of directors may, at any time, make a change of recommendation if (i) the board of directors has concluded in good faith, after consultation with WJ’s legal and financial advisors, that the failure of the board of directors to effect a change of recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations under applicable law. No change of recommendation shall change the approval of our board of directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by the Merger Agreement.

Stockholders Meeting

The Merger Agreement requires us to duly call, give notice of and hold a meeting of our stockholders to adopt the Merger Agreement as promptly as reasonably practicable after the mailing of this proxy statement. Subject to limited circumstances contemplated by the Merger Agreement, our board of directors is required to recommend that our stockholders vote in favor of adoption of the Merger Agreement.

Nothing in the Merger Agreement shall prohibit or restrict our board of directors from making a change of recommendation to the extent that our board of directors determines in good faith, after consultation with our legal counsel, that the failure of our board of directors to effect a change of recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to our stockholders under applicable law.

Employee Benefits

Parent has agreed that it will honor all of our benefit plans and compensation arrangements and employment agreements in accordance with their terms in effect immediately before the effective time. In the event Parent desires to retain any current employees of the Company or its subsidiaries following the effective time, then for a period of one year following the completion of the merger, Parent will provide to each employee of WJ as of the effective time and its subsidiaries total compensation and benefits that are substantially comparable in the aggregate to the total compensation and benefits to employees immediately before the effective time (except that Parent is not required to provide equity based compensation, equity-based benefits and nonqualified deferred compensation programs). Parent has the ability to amend or terminate a benefit plan in the event such amendment or termination is necessary to conform with applicable laws.

Subject to certain limitations, for purposes of new employee benefit plans provided to employees after completion of the merger, each of our employees will be credited with his or her years of service with us and our subsidiaries to the same extent as such employee was entitled, before the effective time, to credit for such service under any similar benefit plan in which the employee participated or was eligible to participate before the effective time. Such credit for service will not apply with respect to benefit accrual under any defined benefit pension plan or any equity-based arrangement, or to the extent that such credit would result in any duplication of benefits. Employees shall be immediately eligible, to participate without any waiting time in any new plans to the extent coverage under the new plan is comparable to the old plan. In addition, Parent must cause all preexisting condition exclusions and actively-at-work requirements of each new employee benefit plan providing medical, dental, pharmaceutical and/or vision benefits to be waived for such employees and their covered dependents, unless such conditions would not have been waived under the comparable prior plan of WJ or its subsidiaries in which such employee participated immediately prior to the effective time. Parent also must cause any eligible expenses incurred by an employee and his or her covered dependents during the portion of the plan year of the prior plan of WJ ending on the date such employee’s participation in the corresponding new employee benefit plan begins to be taken into account under such new employee benefit plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employees and their covered dependents for the applicable plan year.

Indemnification of Directors and Officers; Insurance

Parent has agreed that it will not, and it will cause the surviving corporation not to, alter or impair any exculpatory or indemnification provisions now existing in favor of our and our subsidiaries’ current or former directors or officers as provided in the certificate of incorporation or bylaws of the surviving corporation or as evidenced by indemnification agreements with us. Furthermore, Parent has agreed that the surviving corporation will, as permitted by law, comply with all of our and our subsidiaries’ obligations to indemnify (i) current and former officers and directors with respect to any claims arising out of acts or omissions occurring on or before the effective time, as provided in their respective organizational documents or in any agreements in effect on the date of the Merger Agreement, and (ii) such persons against any claims arising out of acts or omissions in connection with their service as officers, directors or other fiduciaries in any entity if such service was at the request of or for the benefit of us or our subsidiaries. This obligation will survive the merger and will continue in full force and effect until the expiration of the applicable statute of limitations with respect to any claims against such directors, officers or employees arising out of such acts or omissions.

For a period of six years after the effective time, the surviving corporation must cause to be maintained in effect the current policies of directors’ and officers’ liability insurance, employment practice insurance and fiduciary liability insurance maintained by us or our subsidiaries with respect to matters arising on or before the effective time; provided that the surviving corporation is not required to pay annual premiums in excess of 250% of the annual premium currently paid by us prior to the date of the Merger Agreement, but in such case the surviving corporation must purchase as much coverage as can be obtained for such amount. The obligations described above will survive the merger and are in addition to other rights of the indemnified party.

Agreement to Use Reasonable Best Efforts

Subject to the terms and conditions of the Merger Agreement, each of the parties has agreed to use its reasonable best efforts to complete the merger, including obtaining all necessary approvals and consents from governmental entities or third parties, defending any lawsuit challenging the merger and delivering any additional instrument necessary to consummate the merger. However, we are not required to pay and cannot (without prior written consent of Parent) pay any material fee, penalty, or other consideration to any landlord or other third party to obtain any consent or approval required for the completion of the merger.

Additionally, subject to the terms and conditions of the Merger Agreement, WJ and Parent will (i) make their respective filings under the Hart-Scott-Rodino Act within 15 days of the date of the Merger Agreement;

(ii) use reasonable best efforts to cooperate in determining whether filings or consents are necessary to complete the merger and timely make such filings or seek such consents; (iii) promptly inform the other party upon receipt of any material communication from a governmental entity; and (iv) keep each other apprised of the status of matters relating to the merger.

Each of WJ and Parent have also agreed not to participate in any substantive discussion with a governmental entity in connection with the proposed transactions unless it notifies the other party and gives the other party the opportunity to participate in such discussion to the extent permitted by the governmental entity. Neither WJ nor Parent is permitted to extend any waiting period under the Hart-Scott-Rodino Act or enter into an agreement with a governmental entity relating to the merger without the prior written consent of the other party.

If any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted or threatened to be instituted challenging the merger as violative of any antitrust, competition or trade regulation law, each of WJ and Parent will cooperate in all respects with each other and will use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by the Merger Agreement.

Takeover Statute

If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

Conditions to the Merger

The respective obligations of the parties to effect the merger are subject to the fulfillment (or waiver by all parties) at or prior to the effective time of the following conditions:

•	the adoption of the Merger Agreement by our stockholders shall be obtained;

•

no law, judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction which prohibits the consummation of the merger shall have been entered and shall continue to be in effect;

•	the expiration or termination of any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Act; and

•

any other approvals required for the consummation, as of the effective time, of the merger, other than approvals the failure to obtain which would not have, individually or in the aggregate, a material adverse effect, shall have been obtained.

Our obligation to effect the merger is further subject to the fulfillment of the following conditions:

•

(i) the representations and warranties of Parent and Merger Sub with a materiality qualification must be true and correct in all respects as of the date of the Merger Agreement and as of the date the merger is completed, and (ii) the representations and warranties of Parent and Merger Sub which are not qualified by a materiality qualification must be true and correct at and as of the date of the Merger Agreement and at and as of date the merger is completed, except for such failures to be true and correct as would not have, in the aggregate, a material adverse effect; provided, however that in either case to the extent that a representation or warranty expressly speaks as of an earlier date, in which case it need be true and correct only as of that date;

•

Parent shall have in all material respects performed all obligations and complied with all the agreements required by the Merger Agreement to be performed or complied with by it prior to the effective time;

•	Parent shall have delivered to us a certificate with respect to the satisfaction of the conditions relating to its representations and warranties and obligations; and

•	Parent shall have caused to be deposited with the paying agent cash in an aggregate amount sufficient to pay the merger consideration and other amounts payable pursuant to the Merger Agreement.

The obligation of Parent to effect the merger is further subject to the fulfillment of the following conditions:

•

(i) our representations and warranties set forth in the Merger Agreement which are qualified by a material adverse effect qualification must be true and correct in all respects as so qualified at and as of the date of the Merger Agreement and at and as of the closing date as though made at and as of the closing date, (ii) our representations and warranties set forth in the Merger Agreement which are not qualified by a material adverse effect qualification shall be true and correct at and as of the date of the Merger Agreement and at and as of the closing date as though made at and as of the closing date, except for such failures to be true and correct as would not have, in the aggregate, a material adverse effect; provided, however, that, with respect to (i) and (ii), above, representations and warranties that are made as of a particular date or period must be true and correct (in the manner set forth in clauses (i) and (ii), as applicable) only as of such date or period;

•

we shall have in all material respects performed all obligations and complied with all the agreements required by the Merger Agreement to be performed or complied with by us prior to the effective time;

•	we shall have delivered to Parent a certificate with respect to the satisfaction of the conditions relating to our representations and warranties and obligations; and

•	we shall deliver to Parent and Merger Sub an affidavit of the belief that we are not, and have not been, a U.S. real property holding corporation.

Neither WJ nor Parent may rely, either as a basis for not consummating the merger or for terminating the Merger Agreement and abandoning the merger, on the failure of any condition to be satisfied if such failure was caused by such party’s breach of any provision of the Merger Agreement or failure to use its reasonable best efforts to consummate the merger and the other transactions contemplated by the Merger Agreement.

Termination

The Merger Agreement may be terminated and abandoned at any time prior to the effective time of the merger, whether before or after stockholder approval has been obtained, as follows:

•	by the mutual written consent of WJ and Parent;

•	by either WJ or Parent if:

•

the merger has not been consummated on or before July 10, 2008 (subject to either party’s right to extend for a specified period of time); provided the failure of termination is not the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement;

•

an injunction, order, decree or ruling shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the merger and such injunction has become final and non-appealable; or

•	the special meeting (including any adjournments thereof) is concluded and stockholder approval was not obtained;

•	by WJ if:

•

Parent breaches or fails to perform in any material respect any of its representations, warranties or agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to closing of the merger and cannot be cured by July 10, 2008; provided that WJ is not then in material breach; or

•

the board of directors has concluded in good faith, after consultation with legal counsel and financial advisors, that, in light of a superior proposal, it would be inconsistent with the directors’ exercise of their fiduciary duties to make or not withdraw the recommendation to adopt the Merger Agreement or fail to effect a change of recommendation or fail to pursue a superior proposal; or

•

Parent does not deposit the merger consideration and other amounts payable pursuant to the Merger Agreement with the paying agent within five business days after notice by WJ to Parent that the mutual conditions and WJ’s conditions are satisfied (or, upon an immediate closing, would be satisfied) and proceed immediately thereafter to give effect to a closing;

•	by Parent if:

•

WJ breaches or fails to perform in any material respect any of its representations, warranties or agreements contained in the Merger Agreement, which breach or failure to perform would result in a failure of a condition to closing of the merger and cannot be cured by July 10, 2008; provided that Parent is not then in material breach; or

•	if the Board of Directors or any committee thereof shall have approved or recommended a change of recommendation or resolved to do so.

In the event of termination of the Merger Agreement based on the foregoing provisions, the Merger Agreement shall terminate (except for the confidentiality agreement, the provisions concerning payment of termination fee and certain miscellaneous provisions regarding remedies and other matters), and there will be no other liability on the part of us or Parent to the other except, subject to certain limitations, liability arising out of fraud or an intentional breach of the Merger Agreement or as provided for in the confidentiality agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

Termination Fee

Under the Merger Agreement, we are required to pay Parent a termination fee of $2,450,000 as follows:

•

if (i) prior to the termination of the Merger Agreement, any alternative proposal or the bona fide intention of any person to make an alternative proposal is publicly proposed or publicly disclosed or otherwise made known to us prior to, and not withdrawn at the time of such termination or Company meeting, (ii) either (x) the Merger Agreement is terminated by Parent or the Company by July 10, 2008 or because after a special meeting shareholder approval was not obtained or (y) the Merger Agreement is terminated by Parent because the Company has breached in any of its covenants or agreements or due to an intentional and material breach of any other material covenant, agreement, representation or warranty of the Company in this Merger Agreement; and (iii) concurrently with or within nine months after such termination, any definitive agreement providing for a qualifying transaction has been entered into and consummated; or

•

if we terminate the Merger Agreement because the board of directors concluded in good faith that in light of a superior proposal it must withdraw or change its recommendation of the Merger Agreement in accordance with its fiduciary obligations under law; or

•	if Parent terminates the Merger Agreement because our board of directors or any committee thereof shall have approved or recommended a change of recommendation or resolved to do so.

Upon payment of the termination fee, we will have no further liability with respect to the Merger Agreement or the transactions contemplated by the Merger Agreement to Parent or its stockholders. In no event will we be required to pay the termination fee on more than one occasion.

Amendment and Waiver

Any provision of the Merger Agreement may be amended or waived at any time prior to the closing date of the merger, whether before or after the adoption of the Merger Agreement by our stockholders, if such amendment or waiver is in writing and signed, in the case of an amendment by WJ, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is effective. However, after the Merger Agreement has been adopted by our stockholders, there will be no amendment or waiver that by law or in accordance with NASDAQ rules and regulations would require the further approval of our stockholders without such approval having been obtained.

Remedies

The parties to the Merger Agreement are entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without the requirement for posting of any bond or other collateral. Except as otherwise provided, any and all remedies are cumulative with and not exclusive of any other remedy and the exercise of any one remedy shall not preclude the exercise of any other.

APPRAISAL RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to the text of the relevant provisions of Delaware law, which are attached to this proxy statement as Annex C. Stockholders intending to exercise appraisal rights should carefully review Annex C. Failure to follow any of the statutory procedures precisely may result in a termination or waiver of these rights.

If the merger is consummated, dissenting holders of our common stock who follow the procedures specified in Section 262 of the Delaware General Corporation Law within the appropriate time periods will be entitled to have their shares of our common stock appraised by a court and to receive the “fair value” of such shares in cash as determined by the Delaware Court of Chancery in lieu of the consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement.

The following is a brief summary of Section 262, which sets forth the procedures for dissenting from the merger and demanding statutory appraisal rights. Failure to follow the procedures set forth in Section 262 precisely could result in the loss of appraisal rights. This proxy statement constitutes notice to holders of our common stock concerning the availability of appraisal rights under Section 262. A stockholder of record wishing to assert appraisal rights must hold the shares of stock on the date of making a demand for appraisal rights with respect to such shares and must continuously hold such shares through the effective time of the merger.

Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262. A written demand for appraisal of shares must be filed with us before the special meeting. This written demand for appraisal of shares must be in addition to and separate from a vote against the merger. Stockholders electing to exercise their appraisal rights must not vote “FOR” the merger. Any proxy or vote against the merger will not constitute a demand for appraisal within the meaning of Section 262.

A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, as such stockholder’s name appears on the share certificate. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the fiduciary. If the shares are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner or owners. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below and in a timely manner to perfect whatever appraisal rights the beneficial owner may have.

A stockholder who elects to exercise appraisal rights should mail or deliver the required written demand to us at our address at 401 River Oaks Parkway, San Jose, California 95134, Attention: Chief Financial Officer. The written demand for appraisal should specify the stockholder’s name and mailing address, and that the stockholder is demanding appraisal of his, her or its shares of our common stock. Within ten days after the effective time of the merger, we must provide notice of the effective time of the merger to all of our stockholders who have complied with Section 262 and have not voted for the merger.

Within 120 days after the effective time of the merger (but not thereafter), any stockholder who has satisfied the requirements of Section 262 may deliver to us a written demand for a statement listing the aggregate number of shares not voted in favor of the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. We, as the surviving corporation in the merger, must mail such written statement to the stockholder no later than the later of 10 days after the stockholder’s request is received by us or 10 days after the latest date for delivery of a demand for appraisal under Section 262.

Within 120 days after the effective time of the merger (but not thereafter), either we or any stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock owned by stockholders entitled to appraisal rights. We have no present intention to file such a petition if demand for appraisal is made.

Upon the filing of any petition by a stockholder in accordance with Section 262, service of a copy must be made upon us. We must, within 20 days after service, file in the office of the Register in Chancery in which the petition was filed, a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom we have not reached agreements as to the value of their shares. If we file a petition, the petition must be accompanied by the verified list. The Register in Chancery, if so ordered by the court, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to us and to the stockholders shown on the list at the addresses therein stated, and notice will also be given by publishing a notice at least one week before the day of the hearing in a newspaper of general circulation published in the City of Wilmington, Delaware, or such publication as the court deems advisable. The forms of the notices by mail and by publication must be approved by the court, and we will bear the costs thereof. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares (and who hold stock represented by certificates) to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder that fails to comply with such direction.

If a petition for an appraisal is filed in a timely fashion, after a hearing on the petition, the court will determine which stockholders are entitled to appraisal rights and will appraise the shares owned by these stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest to be paid, if any, upon the amount determined to be the fair value.

Stockholders considering seeking appraisal of their shares should note that the fair value of their shares determined under Section 262 could be more, the same or less than the consideration they would receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. The costs of the appraisal proceeding may be determined by the court and taxed against the parties as the court deems equitable under the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of a determination or assessment, each party bears his, her or its own expenses. The exchange of shares for cash pursuant to the exercise of appraisal rights generally will be a taxable transaction for United States federal income tax purposes and possibly state, local and foreign income tax purposes as well. See “The Merger—Material United States Federal Income Tax Consequences of the Merger” on page 34.

Any stockholder who has duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote for any purpose the shares subject to demand or to receive payment of dividends or other distributions on such shares, except for dividends or distributions payable to stockholders of record at a date prior to the effective time of the merger.

At any time within 60 days after the effective time of the merger, any stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the Merger Agreement. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the Merger Agreement only with our consent. If no petition for appraisal is filed with the court within 120 days after the effective time of the merger, stockholders’ rights to appraisal (if available) will cease. Inasmuch as we have no obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis. No petition timely filed in the court demanding appraisal may be dismissed as to any stockholder without the approval of the court, which approval may be conditioned upon such terms as the court deems just.

Failure by any stockholder to comply fully with the procedures of Section 262 of the Delaware General Corporation Law (as reproduced in Annex C to this proxy statement) may result in termination of such stockholder’s appraisal rights. In view of the complexity of Section 262, WJ stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is quoted on the NASDAQ Exchange under the symbol “WJCI.” The high and low common stock sale prices per share were as follows:

	High	Low
2006
First Quarter	$2.57	$1.58
Second Quarter	$3.10	$1.40
Third Quarter	$2.17	$1.29
Fourth Quarter	$2.43	$1.38

2007
First Quarter	$1.86	$1.41
Second Quarter	$1.94	$1.54
Third Quarter	$1.86	$1.18
Fourth Quarter	$1.29	$0.61

2008
First Quarter (through March , 2008)	$0.96	$0.53

On March 7, 2008, which was the last trading day before we announced the merger, the closing sales price for our common stock on the NASDAQ Global Select Market was $0.85 per share. On [                    ], 2008, the last trading day before the date of this proxy statement, the closing price of our common stock on NASDAQ was [$            ]. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares. As of [                    ], there were [            ] shares of our common stock held by approximately [                    ] beneficial owners and [                    ] holders of record as reported by our transfer agent.

We have not declared or paid dividends on our common stock since becoming a public company in August 2000. We intend to retain future earnings to finance the growth and development of our business and, accordingly, do not currently intend to declare or pay any dividends on our common stock. Our board of directors will evaluate our future earnings, results of operations, financial condition and capital requirements in determining whether to declare or pay cash dividends. In addition, our credit facilities impose restrictions on our ability to pay dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the number of shares of our common stock beneficially owned as of                     , 2008 (unless otherwise indicated), by:

•	each person who is known to us to be the beneficial owner of more than five percent of our common stock;

•	each director;

•

our chief executive officer at the end of our last completed fiscal year and our four most highly compensated executive officers who were serving as executive officers at the end of our last completed fiscal year; and

•	all current directors and executive officers as a group.

Unless otherwise indicated by footnote, the beneficial owner exercises sole voting and investment power over the shares noted below. The business address of each individual listed below is c/o WJ Communications, Inc. 401 River Oaks Parkway, San Jose 95134. The beneficial ownership percentages reflected in the table below are based on [68,709,539] shares of our common stock outstanding as of [                    ], 2008:

Pursuant to the rules of the Securities and Exchange Commission, certain shares of common stock which a person has the right to acquire within 60 days of the date hereof pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. In each instance, information as to the number of shares owned and the nature of ownership has been provided by the individuals identified or described and is not within the direct knowledge of the Company.

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Fox Paine Capital, LLC (1)	25,492,044	37.1%
Fox Paine Capital Fund, L.P. (1)	24,155,413	35.2%
FPC Investors, L.P. (1)	358,422	*
Kopp Investment Advisors, LLC (2)	10,641,620	15.4%
W. Dexter Paine, III (3)	25,566,673	37.2%
Angelos J. Dassios (4)	25,492,044	37.1%
Liane J. Pelletier (5)	42,000	*
Patrice M. Daniels (6)	10,750	*
Jack G. Levin (7)	9,500	*
Catherine P. Lego (8)	58,250	*
Robert Whelton (9)	17,000	*
Bruce W. Diamond (10)	821,270	1.2%
Haresh Patel (11)	435,031	*
Mark Knoch (12)	361,025	*
Morteza Saidi (13)	510,534	*
R. Gregory Miller (14)	457,389	*
Rainer N. Growitz (15)	290,140	*
All directors and executive officers as a group (13 persons) (16)	28,617,812	40.5%

*	The percentage of shares beneficially owned does not exceed 1%.
(1)

P&P Fund I Management, LLC is the manager of (i) Fox Paine Capital Fund, L.P. (“LP1”), a direct owner of 24,155,413 shares, and (ii) FPC Investors, L.P. (“LP2”) (collectively, LP1 and LP2 are “LPs”), a direct owner of 358,422 shares of our common stock. Fox Paine Capital, LLC is the General Partner of each of the

LPs and the manager of each of WJ Coinvestment Fund I, LLC, WJ Coinvestment Fund III, LLC and WJ Coinvestment Fund IV, LLC (collectively, the “Funds”), which directly own 604,478 , 251,155 and 125,576 shares, respectively, of our common stock. Our Chairman, W. Dexter Paine, III is a Partner of P&P Fund I Management, LLC and the Managing Member of Fox Paine Capital Management, LLC which is the Managing Member of Fox Paine Capital, LLC and Mr. Angelos J. Dassios is an employee of Paine & Partners, LLC which is an affiliate of P&P Fund I Management, LLC, Fox Paine Management, LLC and Fox Paine Capital, LLC and as a result, Mr. Paine and Mr. Dassios may be deemed to be the indirect beneficial owners of 25,492,044 shares of common stock of the Issuer owned by the LPs and the Funds.

(2)	As reported by Kopp Investment Advisors, LLC and related entities on Schedule 13G filed with the Securities and Exchange Commission on February 29, 2008. In its Schedule 13G, Kopp Investment Advisors, LLC reflects that as of February 29, it has sole voting power as to 10,210,820 shares, shared voting power as to no shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 6,035,720 shares. In addition, Mr. LeRoy C. Kopp, who controls Kopp Holding Company, LLC which owns 100% of Kopp Investment Advisors, LLC, has sole voting power as to no shares, shared voting power as to no shares, sole dispositive power with respect to 4,605,900 shares and shared dispositive power with respect to no shares and an aggregate amount of common stock beneficially owned of 10,641,620 shares constituting 15.44%. The address of Kopp Investment Advisors, LLC and related entities is 7701 France Avenue South, Suite 500, Edina, MN 55435.
(3)	Includes 25,492,044 shares beneficially owned as described in footnote (1) above, 47,629 shares awarded to Mr. Paine under the Amended and Restated 2000 Non Employee Director Stock-Compensation Plan receipt of which has been deferred, and 27,000 shares issuable to Mr. Paine subject to currently exercisable options.
(4)	Includes 25,492,044 shares beneficially owned as described in footnote (1) above.
(5)	Represents 42,000 shares issuable to Ms. Pelletier subject to currently exercisable options.
(6)	Represents 10,750 shares issuable to Ms. Daniels subject to currently exercisable options.
(7)	Represents 9,500 shares issuable to Mr. Levin subject to currently exercisable options.
(8)	Represents 30,000 shares held of record by Ms. Lego and 28,250 shares issuable subject to currently exercisable options.
(9)	Represents 17,000 shares issuable to Mr. Whelton subject to currently exercisable options.
(10)	Represents 788,770 shares held of record by Mr. Diamond and 32,500 shares issuable subject to currently exercisable options.
(11)	Represents 12,531 shares held of record by Mr. Patel and 422,500 shares issuable subject to currently exercisable options.
(12)	Represents 136,025 shares held of record by Mr. Knoch and 225,000 shares issuable subject to currently exercisable options.
(13)	Represents 26,784 shares held of record by Mr. Saidi and 483,750 shares issuable subject to currently exercisable options.
(14)	Represents 57,389 shares held of record by Mr. Miller and 400,000 shares issuable subject to currently exercisable options.
(15)	Represents 51,076 shares held of record by Mr. Growitz and 239,064 shares issuable subject to currently exercisable options.
(16)	Includes shares deemed to be beneficially owned by Mr. Paine and Mr. Dassios as a result of their relationships with and to Fox Paine Capital. Excluding such shares, all directors and executive officers as a group beneficially own 1,160,204 shares held of record and 1,965,564 shares issuable under currendy exercisable options.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, we are sending only one copy of this proxy statement to stockholders who share the same last name and address unless they have notified us that they wish to continue receiving multiple copies. This practice, known as “householding,” is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources.

If you received a householded mailing this year and you would like to have additional copies mailed to you or you would like to opt out of this practice for future mailings, please submit your request (i) via e-mail to WJ’s website: www.wj.com under the heading Investor Relations; (ii) in writing to WJ, Attention: Corporate Secretary at 401 River Oaks Parkway, San Jose, California 95134; or (iii) telephonically to (408) 577-6200. You may also contact us if you received multiple copies of the proxy materials and would prefer to receive a single copy in the future.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the merger is not completed, you will continue to be entitled to attend and participate in our stockholder meetings. Any stockholder who intends to present a proposal at the 2008 annual meeting of stockholders was required to deliver that proposal to WJ at its principal executive offices not later than February 17, 2008 in order to have that proposal included in WJ’s proxy statement and form of proxy for that meeting. WJ is not required to include in its proxy statement or form of proxy a stockholder proposal that is received after February 17, 2008 or that otherwise failed to meet requirements for stockholder proposals established by regulations of the SEC.

As to any proposal that a stockholder intends to present to stockholders other than by inclusion in WJ’s proxy statement for the 2008 annual meeting of stockholders, the proxies named in WJ’s proxy for that meeting will be entitled to exercise their discretionary voting authority on that proposal unless WJ received notice of the matter to be proposed not later than May 3, 2008. Even if proper notice was received on or prior to May 3, 2008, the proxies named in WJ’s proxy for that meeting may nevertheless exercise their discretionary authority with respect to such matter by advising stockholders, in the proxy statement, of that proposal and how they intend to exercise their discretion to vote on such matter, unless the stockholder making the proposal solicits proxies with respect to the proposal to the extent required by Rule 14a-4(c)(1) under the Exchange Act.

Any stockholder who wishes to submit an individual for consideration for nomination as a director may do so by writing to the Chair of our Corporate Governance and Nominating Committee at 401 River Oaks Parkway, San Jose, California 95134. Submissions must include your name and address, the number of shares of WJ common stock you own, the name, age, business and residence addresses, and principal occupation of the individual and a written statement of the individual that he or she is willing to be considered and is willing to serve as a director if nominated and elected. You must also include a description of any relationship, arrangement and understanding between you and the individual, and any relationship known to you between the individual and any supplier or competitor of WJ.

FINANCIAL PROJECTIONS

Our senior management does, not as a matter of course, make public forecasts or projections as to future performance or earnings beyond the current fiscal quarter and is especially wary of making projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, we include in this proxy statement a projection concerning our total revenue, gross profit, research and development expenses, selling and general administration expenses, earnings before interest, taxes, depreciation and amortization (“EBITDA”), earnings before interest and taxes (“EBIT”), and pro forma net income (with all figures excluding FAS 123R stock compensation expenses), only because the projections were provided by our management to TWP, TriQuint and our board of directors in connection with their consideration of the merger. The forecast, which is as of [                    ], 2007, we refer to as the “Projected Financial Results.” They are also included in what is referred to as Case 2 in the section entitled “The Merger—Opinion of Our Financial Advisor”. The projections were developed from historical financial statements and did not give effect to any changes or expenses or corporate borrowings as a result of the merger or any other effects of the merger. The projections were not prepared with a view toward public disclosure or compliance with published guidelines of the SEC or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information or GAAP. The prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, WJ management. The inclusion of this information should not be regarded as an indication that TriQuint, Merger Sub, the board of directors, TWP, or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results. Our independent registered certified public accounting firm, Deloitte & Touche, LLP has neither examined nor compiled this prospective financial information and, accordingly, Deloitte & Touche does not express an opinion or any other form of assurance with respect thereto. In addition, neither TWP nor TriQuint prepared the included forecasts and TWP and TriQuint have no responsibility for them. Also, as described in the section entitled “Opinion of TWP”, TWP, in preparing the Industry Case referenced in the section entitled “The Merger—Opinion of Our Financial Advisor” modified some of the assumptions underlying the forecast for purposes of their analyses. Furthermore, the projections:

•

while presented with numerical specificity, necessarily makes numerous assumptions, many of which are beyond the control of WJ, including with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to our WJ’s business, and may not prove to have been, or may no longer be, accurate;

•

do not necessarily reflect revised prospects for WJ’s business, changes in general business, economic, regulatory, market and financial conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the projections were prepared;

•	are not necessarily indicative of current values or future performance, which may be significantly more favorable or less favorable than as set forth below; and

•	should not be regarded as a representation that the projections will be achieved and readers of this proxy statement are cautioned not to place undue reliance on the projections.

WJ believes the assumptions its management used as a basis for the projections were reasonable at the time the projections were prepared, given the information its management had at the time. The projections, however, are not a guarantee of performance. The projections involve risks, uncertainties and assumptions. The future financial results and stockholder value of WJ may materially differ from those expressed in the projections due to factors that are beyond WJ’s ability to control or predict. We cannot assure you that the projections will be realized or that WJ’s future financial results will not materially vary from the projections. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The projections do not take into account any circumstances or events occurring after the date it was prepared. We do not intend to update or revise the projections.

The projections are a forward-looking statement. For information on factors which may cause WJ’s future financial results to materially vary, see “Cautionary Statement Regarding Forward-Looking Statements” on

page 12. The projections have been prepared using accounting policies consistent with our annual and interim financial statements, as well as any changes to those policies known to be effective in future periods. The projections do not reflect the effect of any proposed or other changes in GAAP that may be made in the future. Any such changes could have a material impact to the information shown below.

EBITDA is not a measure of performance under GAAP, and should not be considered as alternatives to net income as a measure of operating performance or cash flows or as a measure of liquidity.

Set forth below is a copy of the projections provided to TriQuint and TWP:

PROJECTED FINANCIAL RESULTS

	Projected (1)
Projected Financial Results	2008	2009
(dollars in thousands)
Revenue (2)	$52,465	$64,558

Gross Profit	30,755	39,941
% of Revenue	58.6%	61.9%
R&D	11,043	11,123
% of Revenue	21.0%	17.2%
SG&A	13,248	13,403
% of Revenue	25.3%	20.8%

EBIT	6,465	15,416
Margin	12.3%	23.9%
Pro Forma Net Income	7,041	15,905
Margin	13.4%	24.6%
EBITDA	8,617	17,602
% of Revenue	16.4%	27.3%

Note:	(1) Projected financials exclude stock-based compensation and non-recurring items.
(2) Included expected increase in orders from China.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of this proxy statement and any other information concerning us, without charge, by written or telephonic request directed to us at WJ Communications, Inc., 401 River Oaks Parkway, San Jose, California 95134, Attention: Corporate Secretary Telephone: (408) 577-6200. Information concerning us can also be obtained through our website (www.wj.com) or from the SEC through the SEC’s website at the address provided above. The information contained on our website is not part of, or incorporated into, this proxy statement. If you would like to request documents, please do so within five business days prior to the Special Meeting in order to receive them before the special meeting.

This proxy statement does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in that jurisdiction.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [                    ], 2008. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

TRIQUINT SEMICONDUCTOR, INC.

ML ACQUISITION, INC.

and

WJ COMMUNICATIONS, INC.

dated as of March 9, 2008

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of March 9, 2008 (this “Agreement”), among TriQuint Semiconductor, Inc., a Delaware corporation (“Parent”), ML Acquisition, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub”), and WJ Communications, Inc., a Delaware corporation (the “Company”).

WITNESSETH:

WHEREAS, the board of directors of the Company (the “Board of Directors”) has considered the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement in accordance with the Delaware General Corporation Law (the “DGCL”) has determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the Merger, upon the terms and subject to the conditions set forth in this Agreement, and the Board of Directors has, as of the date of this Agreement, approved and adopted this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth in this Agreement, and recommended its approval and adoption by the stockholders of the Company;

WHEREAS, the board of directors of Merger Sub has approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement;

WHEREAS, the board of directors of Parent, and Parent, as the sole stockholder of Merger Sub, in each case, have approved and adopted this Agreement and approved the Merger and the other transactions contemplated by this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements specified in this Agreement in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the applicable provisions of the DGCL, Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the location designated by the Company at a local time and a date to be specified by the parties (the “Closing Date”) which shall be no later than the third business day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or at such other place, date and time as the Company and Parent may agree in writing. The parties shall use commercially reasonable efforts to proceed to Closing as soon as possible.

SECTION 1.3 Effective Time. On the Closing Date, immediately after the Closing, the parties shall cause the Merger to be consummated by executing and filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such later time as the parties shall agree and as shall be set forth in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

SECTION 1.4 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation, all as provided under the DGCL and the other applicable Laws of the State of Delaware. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company.

SECTION 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of Merger Sub as in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 5.9; provided, however, that Article I of the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read as follows: “The name of the corporation is WJ Communications, Inc.”.

(b) The bylaws of Merger Sub as in effect at the Effective Time shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and the provisions of this Agreement and applicable Law, in each case consistent with the obligations set forth in Section 5.9.

SECTION 1.6 Directors. Subject to applicable Law, the directors of the Company shall resign as directors effective immediately prior to the Effective Time, and the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub or the holders of any securities of the Company or Merger Sub:

(a) Conversion of Company Common Stock. Subject to Sections 2.1(b), 2.1(d), 2.1(e) and 5.5(a)(i) and (ii), each issued and outstanding share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (such shares, collectively, “Company Common Stock,” and each, a “Share”), other than any Cancelled Shares (to the extent provided in Section 2.1(b)) and any Dissenting Shares (to the extent provided for in Section 2.1(e)) shall thereupon be converted automatically into and shall thereafter represent the right to receive $1.00 in cash (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration.

(b) Company, Parent and Merger Sub-Owned Shares. Each Share that is owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time or held by the Company, or any Subsidiary of the Company, immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing the common stock of Merger Sub shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

(e) Dissenting Shares.

(i) Notwithstanding anything contained in this Agreement to the contrary, no Shares issued and outstanding immediately prior to the Effective Time, the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to appraisal in accordance with Section 262 of the DGCL, and (C) has not effectively withdrawn or lost its rights to appraisal (the “Dissenting Shares”), shall be converted into or represent a right to receive the Merger Consideration pursuant to Section 2.1(a). By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under the DGCL. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2 to pay for shares of Company Common Stock for which appraisal rights have been perfected shall be returned to Parent upon demand.

(ii) Notwithstanding the provisions of this Section 2.1(e), if any holder of Shares who demands appraisal shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Shares shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration, without any interest thereon and less any required withholding Taxes.

(iii) The Company shall give Parent (A) notice of any written demands for appraisal of any Shares, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company which relate to any such demand for appraisal and (B) the opportunity reasonably to direct all negotiations and proceedings (subject to the Company’s right to object to any actions or positions taken by Parent that it deems, in its sole discretion, unreasonable) with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

SECTION 2.2 Exchange of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company that is organized and doing business under the Laws of the United States or any state thereof, that shall be appointed to act as a paying agent hereunder and approved in advance by the Company in writing (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Paying Agent”), in trust for the benefit of holders of the Shares, the Company Stock Options, the Restricted Stock and the PARSUs, cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares and the Dissenting Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II and (ii) the amounts payable pursuant to Section 5.5(a) (the “Option and Stock-Based Award Consideration”) (such cash referred to in this Section 2.2(a) being hereinafter referred to as the “Exchange Fund”).

(b) Payment Procedures.

(i) As soon as reasonably practicable after the Effective Time and in any event not later than the second business day following the Effective Time, the Paying Agent shall mail (x) to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates or Book-Entry Shares to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates or Book-Entry Shares in exchange for the Merger Consideration, and (y) to each holder of a Company Stock Option, Restricted Stock or PARSU, instructions for use in effecting the surrender of Company Stock Options, Restricted Stock or PARSUs and delivery of such other documents as may be reasonably required by the Surviving Corporation and Parent in exchange for Option and Stock-Based Award Consideration. No interest shall be paid or accrued on such amounts.

(ii) Upon surrender of Certificates or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required thereby or by the Paying Agent, the holder of such Certificates or Book-Entry Shares shall be entitled to receive in exchange therefor a check in an amount equal to the product of (x) the number of Shares previously represented by such holder’s properly surrendered Certificates or Book-Entry Shares multiplied by (y) the Merger Consideration. No interest will be paid or accrued on any amount payable upon due surrender of Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Surviving Corporation that any applicable stock transfer Taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.2(b), each Certificate and each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(iii) The Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares, Company Stock Options, Restricted Stock or PARSUs, such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986 (the “Code”) or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, Company Stock Options, Restricted Stock or PARSUs, in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged in accordance with and subject to the procedures set forth in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Notwithstanding anything herein to the contrary, none of the Company, Parent, Merger Sub, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of any claims or interests of any person previously entitled thereto.

(f) Investment of Exchange Fund. The Paying Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that no such investment or loss thereon will affect the amounts payable to holders of Shares, Company Stock Options, Restricted Stock or PARSUs pursuant to this Agreement. Any interest and other income resulting from such investments shall become part of the Exchange Fund.

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue Merger Consideration in exchange for such lost, stolen or destroyed Certificate as though the Certificate had been duly surrendered or presented to the Paying Agent pursuant to this Section 2.2.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents (as hereinafter defined) or in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1 Qualification, Organization, Subsidiaries, etc. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing or with active status under the Laws of its respective jurisdiction of organization, has all requisite power and authority (corporate or otherwise) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted, and is qualified to do business and is in good standing or with active status as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing or with active status, or to have such power or authority, would not have, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means any facts, circumstances, events or changes that are materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or that would prevent or materially delay or materially impair the ability of the Company to consummate the Merger, but shall not include facts, circumstances, events or changes (a) generally affecting the industries in which the Company and its Subsidiaries operate in the United States or the economy or the financial, securities or credit markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or (b) to the extent resulting from (i) the announcement or the existence of, or compliance with, this Agreement or the announcement of the Merger or any of the other transactions contemplated by this Agreement, (ii) changes in applicable Law, GAAP or accounting standards or the interpretation or application thereof, or (iii) any actions required under this Agreement to obtain any antitrust approval for the consummation of the transactions contemplated by this Agreement or (iv) failure, in and of itself, to meet any expected financial or operating performance projections or targets including analyst projections. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the Company’s certificate of incorporation and amended and restated bylaws, each as amended through the date of this Agreement. A true and complete list of the Subsidiaries is set forth in Section 3.1 of the Company Disclosure Schedule. Except as disclosed in Section 3.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company has made available to Parent prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or similar organizational documents of each Subsidiary of the Company, each as amended. Neither the Company nor any Subsidiary is in violation of any provisions of its certificate of incorporation or bylaws or similar organizational documents.

SECTION 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of March 2, 2008, (i) 68,709,539 shares of Company Common Stock were issued and outstanding (which number includes 169,462 shares of Company Common Stock subject to transfer restrictions or subject to forfeiture back to the Company or repurchase by the Company), (ii) 2,420,123 shares of Company Common Stock were held in treasury, (iii) 25,000,000 shares of Company Common Stock were authorized and reserved for issuance under the Amended and Restated 2000 Stock Incentive Plan, as amended, 2001 Employee Stock Incentive Plan, as amended, Amended and Restated 2000 Non-employee Director Stock Compensation Plan, as amended, 2001 Employee Stock Purchase Plan and any other stock option plan, program or agreement maintained by the Company or to which the Company is a party (the “Company Stock Plans”), and (iv) no shares of Company Preferred Stock were issued or outstanding or held as treasury shares. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (iii), when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive or similar rights.

(b) Except as set forth in subsection (a) above, (i) the Company does not have any shares of its capital stock or other voting securities issued or outstanding other than shares of Company Common Stock that have become outstanding after March 2, 2008, but were reserved for issuance as set forth in subsection (a) above, and (ii) there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock or voting securities to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement or arrangement, (C) redeem or otherwise acquire, or vote or dispose of, any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary.

(c) Section 3.2(c) of the Company Disclosure Schedule lists or, in the case of clause (iii), describes, as of March 2, 2008 (the “Measurement Date”), with respect to (i) each outstanding Company Stock Option, (ii) each outstanding award of PARSUs and Restricted Stock (“Company Stock-Based Awards”) and (iii) each right of any kind, contingent or accrued, to receive shares of Company Common Stock or benefits measured in whole or in part by the value of a number of shares of Company Common Stock granted under the Company Stock Plans, Company Benefit Plans or otherwise (including restricted stock units, phantom units, deferred stock units and dividend equivalents) (“Other Incentive Awards”): (1) the particular plan pursuant to which the award was granted; (2) the number of Shares issuable thereunder or with respect thereto; (3) the vesting schedule; (4) the date and expiration date of the award; (5) the exercise price (if any) thereof; and (6) whether the vesting, exercisability of or right to repurchase of such award will be accelerated or affected in any way by the transactions contemplated by this Agreement. From the close of business on the Measurement Date until the date of this Agreement, other than in the ordinary course of business, no options to purchase shares of Company Common Stock or Company Preferred Stock have been granted, no Company Stock-Based Awards have been granted, no Other Incentive Awards have been granted and no shares of Company Common Stock or Company Preferred Stock have been issued, except for Shares issued pursuant to the exercise of Company Stock Options outstanding on the Measurement Date and Shares issued pursuant to the settlement of Company Stock-Based Awards outstanding on the Measurement Date, in each case in accordance with their terms. Except for awards to acquire or receive shares of Company Common Stock under any equity incentive plan of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(d) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting or disposition of the capital stock or other equity interest of the Company or any of its Subsidiaries.

(e) All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights, purchase option, call or right of first refusal or similar rights. All the outstanding shares of capital stock of, or other equity interests in, each Subsidiary of the Company are owned by the Company or a wholly owned Subsidiary of the Company free and clear of all Liens (other than Permitted Liens).

SECTION 3.3 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors and, except for (i) the Company Stockholder Approval, and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. The Board of Directors has determined and resolved (i) that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) to propose this Agreement for adoption by the Company’s stockholders and to declare the advisability of this Agreement and (iii) subject to the other provisions of this agreement, to recommend that the Company’s stockholders approve this Agreement and the transactions contemplated by this Agreement (collectively, the “Recommendation”), all of which determinations and resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except (i) as rights to indemnify hereunder may be limited by federal or state securities laws or the public policies embodied therein, (ii) as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally, and (iii) as the remedy of specific performance and other forms of injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Other than in connection with or in compliance with (i) the DGCL, including, but not limited to, the filing of the Certificate of Merger (ii) the Securities Exchange Act of 1934 (the “Exchange Act”), (iii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (iv) the Securities Act of 1933 (the “Securities Act”), (v) applicable state securities or “blue sky” Laws, (vi) the rules and regulations of NASDAQ Global Market (“NASDAQ”), and (vii) the approvals set forth on Section 3.3(b) of the Company Disclosure Schedule (collectively, the “Company Approvals”), and subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, no authorization, consent, permit, action or approval of, or filing with, or notification to, any United States or non-United States (including European Union) national, state, provincial, municipal or local government, governmental, administrative or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for any such authorization, consent, permit, action, approval, filing or notification the failure of which to make or obtain would not individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.3(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit or license agreement (collectively, “Contracts”) binding upon the Company or any of its Subsidiaries, or to which any of them is a party or any of their respective properties are bound, or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due, being contested in good faith or for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company made available to Parent (or notes thereto or securing liabilities reflected on such balance sheet) or (D) securing indebtedness not in excess of $100,000 (each of the foregoing, a “Permitted Lien”), upon any of the properties or assets of the Company or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of its Subsidiaries, or (iii) assuming receipt of the Company Stockholder Approval, conflict with or violate any applicable Laws, other than, in the case of clause (i), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth a list of any consent, approval, authorization or permit of, action by, registration, declaration or filing with or notification to any person under any (i) Company Material Contract or (ii) material lease, material sublease, material assignment of lease or material occupancy agreement (each a “Material Lease”) to which the Company or any of its Subsidiaries is a party which is required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, other than those the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.4 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents and reports (including exhibits) required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since December 31, 2006 (the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, the Company SEC Documents (i) were prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder in all material respects, (ii) complied in all material respects with applicable Laws, and (iii) did not contain any untrue statement of a material fact or omit to state or incorporate by reference any material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form or report with the SEC. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(b) The Company has heretofore made available to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect. The Company has made available to Parent all comment letters received by the Company from the SEC or the staff thereof since December 31, 2005 and all responses to such comment letters filed by or on behalf of the Company. To the Company’s knowledge, each director and executive officer of the Company has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since December 31, 2005, except as disclosed in the Company SEC Documents.

(c) The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents were prepared in accordance with GAAP and complied as to form in all material respects with the requirements of Regulation S-X of the SEC, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with United States GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has timely made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (“SOX”) with respect to the Company SEC Documents, and the statements contained in such certifications were complete and correct on the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. As of September 30, 2007 and to the Company’s knowledge thereafter it maintains disclosure controls and procedures that comply with Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings. As of September 30, 2007 and to the Company’s knowledge thereafter, as of the date of this Agreement, (i) there are no significant deficiencies or material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) nor (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(e) The Company maintains a standard system of accounting established and administered in accordance with GAAP in all material respects. The Company and its Subsidiaries maintain a system of internal accounting controls designed to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP in all material respects and to maintain asset accountability, The Company has made available to Parent complete and correct copies of, all material written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls since December 31, 2006.

(f) Since September 30, 2007, as of the date of this Agreement, the Company and its Subsidiaries have not altered in any material respects their practices for the payment of such accounts payable, including the timing of such payment.

(g) Since December 31, 2006, the Company has maintained a compliance hotline for the anonymous reporting of complaints regarding accounting or auditing matters and has not received any material complaints related to the Company’s accounting or auditing practices nor has there been any internal investigations regarding material accounting or revenue recognition matters.

SECTION 3.5 No Undisclosed Liabilities. Except (a) as reflected or reserved against in the Company’s consolidated balance sheets (or the notes thereto) included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, (b) for liabilities incurred pursuant to this Agreement, (c) for liabilities and obligations incurred in the ordinary course of business since September 30, 2007 and (d) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, as of the date of this Agreement, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on the consolidated balance sheet of the Company and its Subsidiaries (or in the notes thereto) other than those which would not have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.6 Compliance with Law; Permits.

(a) The Company and each of its Subsidiaries are in compliance with and are not in default under or in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”) applicable to the Company, its Subsidiaries and their respective businesses and activities, except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 3.6(a), no representation or warranty shall be deemed to be made in this Section 3.6(a) in respect of the matters referenced in Section 3.4(a), or in respect of environmental matters, which are governed by Section 3.7 hereof, Tax matters, which are governed by Section 3.12 hereof, employee benefits matters, which are governed by Section 3.8 hereof, or labor Law matters, which are governed by Section 3.13 hereof.

(b) The Company and its Subsidiaries are in possession of all grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each of its Subsidiaries to own, lease and operate their respective properties and assets or to carry on their respective businesses as they are now being conducted (the “Company Permits”), except where the failure to have any of the Company Permits would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to be in full force and effect or where the suspension or cancellation would not have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Subsidiary holds or is required to hold any security clearance issued by a Governmental Entity or is required to be a party to any special security arrangement with a Governmental Entity to conduct any material portion of its business.

SECTION 3.7 Environmental Laws and Regulations.

(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Laws, (ii) to the knowledge of the Company, none of the properties owned, leased or operated by the Company or any of its Subsidiaries contains any Hazardous Substance as a result of any activity of the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws, (iii) since September 30, 2007, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any federal, state, local or foreign Governmental Entity indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of their respective businesses or any of their respective properties or assets, (iv) to the knowledge of the Company, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, or in a manner giving rise to any liability under Environmental Law, from any properties presently or formerly owned, leased or operated by the Company or any of its Subsidiaries as a result of any activity of the Company or any of its Subsidiaries during the time such properties were owned, leased or operated by the Company or any of its Subsidiaries and (v) neither the Company, its Subsidiaries nor any of their respective properties are subject to any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or written claim asserted or arising under any Environmental Law. It is agreed and understood that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 3.7. The Company has made available to Parent true and complete copies of all material environmental records, reports, notifications, certificates of need, permits, engineering studies, and environmental studies or assessments, in each case as requested by Parent and in the Company’s possession.

(b) As used herein, “Environmental Law” means any Law relating to (x) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (y) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used herein, “Hazardous Substance” means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Entity or any Environmental Law including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

SECTION 3.8 Employee Benefit Plans.

(a) Section 3.8(a) of the Company Disclosure Schedule sets forth a true and complete list of each material employee or director benefit plan, arrangement or agreement, whether or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974 (“ERISA”) (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option or other equity-based plan or arrangement, severance, employment, change of control or fringe benefit plan, program or agreement (the “Company Benefit Plans”) that is or has been sponsored, maintained or contributed to by the Company or any of its Subsidiaries.

(b) The Company has made available to Parent true and complete copies of each of the Company Benefit Plans and material related documents, including, but not limited to, (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the three most recent Annual Reports (Form 5500

Series) and accompanying schedules, if any; and (iii) for any Company Benefit Plan intended to be a tax-qualified retirement plan, the most recent determination letter from the IRS (if applicable) for such Company Benefit Plan, or if the Company Benefit Plan is maintained under a pre-approved prototype plan, the IRS opinion letter ruling on the prototype plan.

(c) (i) Each of the Company Benefit Plans has been operated and administered in all material respects in compliance with applicable Laws, including, but not limited to, ERISA, the Code and in each case the regulations thereunder; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified, and to the knowledge of the Company there are no existing circumstances or any events that have occurred that could reasonably be expected to adversely affect the qualified status of any such plan that would, individually or in the aggregate, result in any material liability for the Company and its Subsidiaries taken as a whole; (iii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iv) no Company Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable Law or (B) death benefits or retirement benefits under any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA); (v) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full, and, to the knowledge of the Company, no condition exists that presents a material risk to the Company, its Subsidiaries or any ERISA Affiliate of the Company of incurring a liability thereunder; (vi) no Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; (vii) all material contributions or other amounts payable by the Company or its Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP; (viii) neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; and (ix) there are no pending, or to the knowledge of the Company, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans, administrators or trustees under such plans or any trusts related thereto which could individually or in the aggregate reasonably be expected to result in any material liability of the Company and its Subsidiaries taken as a whole. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(d) Except as set forth in Section 3.8(d) of the Company Disclosure Schedule, neither the execution, delivery, performance of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will (i) result in any material payment (including, without limitation, severance, unemployment compensation and forgiveness of Indebtedness or otherwise) becoming due to any director or any employee of the Company or any of its Subsidiaries from the Company or any of its Subsidiaries under any Company Benefit Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Company Benefit Plan, (iii) result in any acceleration of any material benefits or the time of payment or vesting of any such benefits, (iv) require the funding of any such benefits or (v) limit the ability to amend or terminate any Company Benefit Plan or related trust.

SECTION 3.9 Absence of Certain Changes or Events. Since September 30, 2007, (i) the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice, (ii) there has not been any event, development or state of circumstances that has had, individually or in the aggregate, a Company Material Adverse Effect, and (iii) none of the Company or any

Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.1.

SECTION 3.10 Investigations; Litigation. (a) There is no investigation or review pending (or, to the knowledge of the Company, threatened in writing) by any Governmental Entity with respect to the Company or any of its Subsidiaries and (b) there are no actions, suits, inquiries, investigations, arbitration, mediation or proceedings pending (or, to the knowledge of the Company, threatened) against or affecting the Company or any of its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity in each case of clause (a) or (b), which would be reasonably likely, individually or in the aggregate, to exceed $100,000.

SECTION 3.11 Proxy Statement; Other Information. None of the information provided by the Company or its Representatives to be included in the Proxy Statement will (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement, as to information supplied by the Company, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, the rules of NASDAQ, and applicable Laws. The letter to stockholders, notice of meeting, proxy statement and forms of proxy to be distributed to stockholders in connection with the Merger to be filed with the SEC are collectively referred to herein as the “Proxy Statement.” Notwithstanding the foregoing, the Company makes no representation or warranty with respect to the information supplied by Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement.

SECTION 3.12 Tax Matters.

(a) Except as would not be reasonably likely, individually or in the aggregate, to exceed $100,000, (i) The Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, (iii) there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations, actions, suits, claims or other proceedings in respect of Taxes nor has any deficiency for any Tax been assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries, (iv) neither the Company nor any of its Subsidiaries has made any compensatory payments or has been or is a party to any compensatory agreement, contract, arrangement, or plan that provides for compensatory payments that were not deductible or could reasonably be expected to be nondeductible under Code Section 162(m), (v) all Taxes required to be withheld by the Company and its Subsidiaries have been withheld and paid over to the appropriate Tax authority, (vi) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring since January 1, 2006 that was intended to be governed by Section 355 of the Code, (vii) neither the Company nor any of its Subsidiaries has entered into any transaction defined under Sections 1.6011-4(b)(2), -4(b)(3) or -4(b)(4) of the Treasury Regulations promulgated under the Code, (viii) the Company is not the beneficiary of any extension of time within which to file any material Tax Return, (ix) to the Company’s knowledge there are no liens for Taxes (other than Taxes not yet due and payable) upon any of the material assets of the Company, (x) the Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company), and does not have any liability for the Taxes of any person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, and (xi) the Company is not a party to or bound by any tax allocation or sharing agreement.

(b) The Company has delivered to Parent correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by the Company since January 1, 2004.

(c) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return or declaration of estimated Taxes.

SECTION 3.13 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. To the Company’s knowledge, there are no labor unions or other organizations attempting to represent any employees of the Company or any of its Subsidiaries. There are no pending material representation petitions involving either the Company or any of its Subsidiaries before the National Labor Relations Board or any state labor board, except in each case that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole. Neither the Company nor any of its Subsidiaries is subject to any material unfair labor practice charge or complaint, dispute, strike or work stoppage. To the knowledge of the Company, there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

(b) The Company and each of its Subsidiaries are in compliance, in all material respects, with all employment agreements, consulting and other service contracts, written employee or human resources personnel policies (to the extent they contain enforceable obligations), handbooks or manuals, and severance or separation agreements. The Company and each of its Subsidiaries are in compliance in all material respects with applicable Laws related to employment, employment practices, wages, hours and other terms and conditions of employment. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has a material labor or employment dispute currently subject to any grievance procedure, arbitration or litigation, or to the knowledge of the Company, threatened against it.

(c) To the knowledge of the Company, substantially all current employees of the Company and its Subsidiaries have entered into a confidentiality and assignment of inventions agreement with the Company, a form of which has previously been made available to Parent. To the knowledge of the Company, no employee of the Company or any Subsidiary is in violation of any term of any patent disclosure agreement, non-competition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Subsidiary or to the use of trade secrets or proprietary information of others, the consequences of which would have a Company Material Adverse Effect. To the knowledge of the Company, as of the date of this Agreement, no significant group of employees or material number of employees of the Company has threatened to terminate employment with the Company.

SECTION 3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of (i) all registered U.S. and foreign patents and patent applications, (ii) all registered U.S. and foreign trademarks, service marks and trade names in all countries of the world, (iii) all U.S. and foreign copyright registrations and applications for registration of copyrights and (iv) all registered internet domain names and applications for registration of internet domain names, in each case, that are owned or controlled (in the sense of having the exclusive right to license others) by the Company or any Subsidiary (collectively, the “Company Registered Intellectual Property”).

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth a list of all Licenses relating to patents, patent applications, inventions, know-how, technology, or the like that are material to the conduct of the business of the Company and the Subsidiaries as currently conducted and a list of all Licenses relating to trademarks, service marks, trade names, copyrights, domain names, Software and other Intellectual Property that are material to the conduct of the business of the Company and the Subsidiaries as currently conducted, in each case, to which the Company or a Subsidiary is a party, other than (i) nondisclosure agreements entered into in the ordinary course of business, (ii) licenses of commercially available, off-the-shelf or shrink-wrap computer software having a value of less than $150,000, and (iii) agreements entered into with the Company’s customers or prospective customers that do not materially differ from Company’s standard form agreements attached to Section 3.14(b) of the Company Disclosure Schedule. “Licenses” mean (i) licenses of Intellectual Property by the Company or a Subsidiary to third parties, (ii) licenses of Intellectual Property by third parties to the Company or a Subsidiary, and (iii) agreements between the Company or a Subsidiary and third parties relating to the development or use of Intellectual Property.

(c) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, free and clear of all Liens (other than Permitted Liens), intellectual property of any type, registered or unregistered and however denominated, including all material trademarks, service marks, trade names, and other brand or source identifiers, together with the goodwill associated therewith, copyrights, copyrightable works, mask works, patents, patent applications and invention registrations, know-how, trade secrets and other confidential and proprietary information, including registrations and applications for registration of any of the foregoing, and rights to sue and other choices of action arising from any of the foregoing (collectively, the “Intellectual Property”), as such Intellectual Property is used in their respective businesses as currently conducted. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the knowledge of the Company, threatened claims by any person alleging infringement, dilution, or misappropriation by the Company or any of its Subsidiaries for their use of the Intellectual Property of the Company or any of its Subsidiaries, (ii) to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries does not infringe any intellectual property rights of any person, and neither the Company nor any of its Subsidiaries has received an “invitation to license” or other communication from any third party asserting that the Company or any of its Subsidiaries is or will be obligated to take a license under any Intellectual Property owned by any third party in order to continue to conduct their respective businesses as they are currently conducted, (iii) neither the Company nor any of its Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of its Subsidiaries, (iv) to the knowledge of the Company, no person is infringing, diluting, or misappropriating any Intellectual Property of the Company or any of its Subsidiaries, (v) the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement shall not result in the loss or reduction in scope of Intellectual Property rights owned by or licensed to the Company or any of its Subsidiaries, whether by termination or expiration of such license, the performance of such license pursuant to its terms, or other means. The Company and its Subsidiaries have taken commercially reasonable actions in accordance with normal industry practice required to maintain the confidentiality of their trade secrets and material confidential Intellectual Property and to protect, preserve, and maintain the validity and effectiveness of its Intellectual Property, including, but not limited to, paying all applicable fees related to the registration, maintenance, and renewal of such owned Intellectual Property. To the knowledge of the Company, the Company Registered Intellectual Property that is issued or registered is valid and enforceable, and has not been adjudged invalid or unenforceable in whole or in part.

(d) To the knowledge of the Company, each License of material Company Intellectual Property is valid and enforceable, is binding on all parties to such License, and is in full force and effect in all material respects. None of the Company, any Subsidiary or, to the knowledge of the Company, any other party to any License of material Company Intellectual Property is in material breach thereof or default thereunder.

(e) The Merger, including the assignment by operation of Law or otherwise of any License or Material Contract to the Surviving Corporation, will not result in: (i) Parent or any subsidiary of Parent (other than the Company and its Subsidiaries, but only to the extent existing prior to this Agreement) being bound by any non-compete or other material restriction on the operation of any business of Parent or any subsidiary of Parent, or (ii) Parent or any subsidiary of Parent (other than the Company and its Subsidiaries, but only to the extent existing prior to this Agreement) granting any rights or licenses to any Intellectual Property of Parent or any subsidiary of Parent (including a covenant not to sue).

(f) Section 3.14(f) of the Company Disclosure Schedule sets forth a true and complete list of all Company computer software, programs and databases in any form, including Internet web sites, web content and links, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation that are material to the conduct of material business of the Company and the Subsidiaries as currently conducted (“Software”). To the Company’s knowledge, as of the date of this Agreement, the Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, used by the Company or its Subsidiaries in the operation of their material business (the “Company IT Assets”) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the material business of the Company and its Subsidiaries as currently conducted. Except as would not be material to the business of the Company and the Subsidiaries as currently conducted, the Company IT Assets as of the date of this Agreement, have not materially malfunctioned or failed within the past three (3) years and to the knowledge of the Company do not contain any viruses, worms, Trojan horses, bugs, faults or other devices, errors, contaminants or effects that (i) significantly disrupt or adversely affect the functionality of any Company IT Assets or other Software or systems, except as disclosed in their documentation, or (ii) enable or assist any person to access without authorization any Company IT Assets.

SECTION 3.15 Real Property; Title to Assets.

(a) Section 3.15(a) of the Company Disclosure Schedule contains a list of the addresses of all real property currently or to the knowledge of the Company formerly owned by the Company or any Subsidiary of the Company (the “Owned Real Properties”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has good and valid title in fee simple to each of the currently Owned Real Properties free and clear of all leases, tenancies, options to purchase or lease, rights of first refusal, claims, liens, charges, security interests or encumbrances of any nature whatsoever (collectively, “Property Encumbrances”), except (A) leases to a Subsidiary of the Company that the Company or a Subsidiary of the Company may freely amend or terminate without the consent of any other person, (B) statutory liens securing payments not yet due, (C) Property Encumbrances that do not affect the continued use of the property for the purposes for which the property is currently being used, (D) mortgages, or deeds of trust, security interest or other encumbrances on title related to Indebtedness reflected on the consolidated financial statements of the Company, and (E) Permitted Liens.

(b) Section 3.15(b) of the Company Disclosure Schedule contains a list of all leases, with reference to the addresses for all real property currently or to the knowledge of the Company formerly leased to the Company or any Subsidiary of the Company (the “Leased Real Properties”, and together with the Owned Real Properties, the “Real Properties”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or a Subsidiary of the Company has good leasehold title with respect to each of the currently Leased Real Properties, subject only to (A) subleases to a Subsidiary of the Company that the Company or a Subsidiary of the Company may freely amend or terminate without the consent of any other person, (B) statutory liens securing payments not yet due, (C) Property Encumbrances that do not affect the continued use of the property for the purposes for which the property is currently being used, (D) mortgages, or deeds of trust, security interest or other encumbrances on title related to Indebtedness reflected on the consolidated financial statements of the Company, and (E) Permitted Liens; (ii) each lease of the currently Leased Real Properties is in full force and effect and is legal, valid and binding in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, and principles of equity affecting creditors’ rights and remedies generally; and (iii) there is not, under any of such leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Subsidiary or, to the Company’s knowledge, by the other party to such lease, or person in the chain of title to such leased premises.

(c) Except as would not have a Company Material Adverse Effect, there are no contractual or legal restrictions that preclude or restrict the ability to use any real property leased by the Company or any Subsidiary for the purposes for which it is currently being used.

(d) Except as would not have a Company Material Adverse Effect, each of the Company and the Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer, except for such imperfections of title, if any, that do not materially interfere with the use of the subject property.

SECTION 3.16 Material Contracts.

(a) Except for this Agreement, the Company Benefit Plans or as filed with the SEC, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Contract

(i) constituting a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) containing covenants binding upon the Company or any of its affiliates that materially restricts the ability of the Company or any of its affiliates (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation or its affiliates) to compete in any business that is material to the Company and its affiliates, taken as a whole, as of the date of this Agreement, or that restricts the ability of the Company or any of its affiliates (or which, following the consummation of the Merger, would restrict the ability of the Surviving Corporation or its affiliates) to compete with any person or in any geographic area;

(iii) relating to the lease or license of any material asset, including material Intellectual Property;

(iv) that would prevent, materially delay or materially impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement

(v) that contemplates an exchange of consideration with a value of more than $150,000, in the aggregate, over the term of such contract or agreement, other than contracts or agreements made in the ordinary course of business;

(vi) evidencing Indebtedness for borrowed money in excess of $50,000;

(vii) relating to joint venture, partnership, and business acquisition or divestiture agreements;

(viii) relating to issuances of securities of the Company or any Subsidiary, other than agreements relating to the issuance of awards under the Company Stock Plans;

(ix) obligating the Company or any Subsidiary to indemnify any third party for amounts that could be material to the Company other than agreements made in the ordinary course of business;

(x) relating to, distributor, manufacturer’s representative, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party or any other contract that compensates any person based on any sales by the Company or a Subsidiary in an amount exceeding $100,000 individually except in the case of distributors and manufacturer’s representatives which shall have no dollar threshold;

(xi) with other consultants (excluding contracts for employment or service), including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product of the Company or any Subsidiary to which the Company or any Subsidiary is a party;

(xii) whereby the Company or any Subsidiary receives economic incentives, Tax abatements, Tax holiday or other Tax or economic benefits from any Governmental Entity in excess of $50,000; or

(xiii) with any Governmental Entity to which the Company or any Subsidiary is a party in excess of $50,000;

(all contracts of the type described in this Section 3.16(a), together with all Material Leases, all material employment agreements and the Company Benefit Plans, being referred to herein as “Company Material Contracts”).

(b) Each Company Material Contract is a legal, valid and binding agreement except to the extent they have previously expired in accordance with their terms, or except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of all Company Material Contracts except as filed with the SEC, including any amendments thereto.

SECTION 3.17 Finders or Brokers. Except for the Advisor (as defined below), neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

SECTION 3.18 Insurance. The Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies and subsidiaries in similar lines of business as the Company, its Subsidiaries, and in amounts sufficient to comply with all Material Contracts to which the Company or its Subsidiaries are parties or are otherwise bound. The annual premium amount of the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries is set forth on Section 3.18 of the Company Disclosure Schedule.

SECTION 3.19 Takeover Statutes. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States applicable to the Company is applicable to the Merger or the other transactions contemplated by this Agreement.

SECTION 3.20 Affiliate Transactions. There are no material transactions, agreements, arrangements or understandings between (i) the Company or any of its Subsidiaries, on the one hand, and (ii) any other person, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been disclosed prior to the date of this Agreement (such transactions referred to herein as “Affiliate Transactions”).

SECTION 3.21 Opinion of Financial Advisor. The Board has received the opinion of Thomas Weisel Partners LLC (the “Advisor”) dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Company Common Stock is fair to such holders from a financial point of view.

SECTION 3.22 Required Vote of the Company Stockholders. Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock on the record date of the Company Meeting, voting together as a single class, is the only vote of holders of securities of the Company which is required to approve this Agreement and the Merger (the “Company Stockholder Approval”).

SECTION 3.23. Customers. Section 3.23 of the Company Disclosure Schedule sets forth a true and complete list of the Company’s top ten customers for the period ended December 31, 2007. As of the date of this Agreement, no customer that accounted for more than five percent of the Company’s consolidated revenues during the 2007 calendar year, (a) has cancelled or otherwise terminated any master purchase contract with the Company or any Subsidiary prior to the expiration of the contract term, (b) has returned, or threatened to return, a substantial amount of any of the products, equipment, goods and services purchased from the Company or any Subsidiary in excess of $50,000, or (c) to the Company’s knowledge, has threatened, or notified the Company of its intention, to cancel or otherwise terminate its relationship with the Company or its Subsidiaries or to reduce substantially its purchase from or sale to the Company or any Subsidiary of any products, equipment, goods or services. To the Company’s knowledge, since January 1, 2007 neither the Company nor any Subsidiary has (i) breached, in any material respect, any agreement with or (ii) engaged in any fraudulent conduct with respect to, any such customer of the Company or a Subsidiary.

SECTION 3.24. Disclaimer of Other Representations and Warranties. The Company does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth herein, including those items set forth in the Company Disclosure Schedule or incorporated herein by reference. For the avoidance of doubt, notwithstanding the fact that Parent and Merger Sub and their representatives have been afforded the opportunity, prior to the date hereof, to ask questions of, and receive answers from the Company and its management, it is understood that any responses from or other information provided by the Company, or its management, including, but not limited to any data, financial information or any memoranda or other materials of any nature whatsoever or any presentations are not and shall not be deemed to be or to include representations and warranties of the Company except as otherwise set forth herein or in the Company Disclosure Schedule.

SECTION 3.25. Certain Business Practices. None of the Company, any Subsidiary or, to the Company’s knowledge, any directors or officers, agents or employees of the Company or any Subsidiary, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977; or (c) made any payment in the nature of criminal bribery.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure schedule delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.1 Qualification; Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (a “Parent Material Adverse Effect”). Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date of this Agreement. The certificate of incorporation and bylaws or similar organizational documents of Parent and Merger Sub are in full force and effect, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor Merger Sub is in violation of any provisions of its certificate of incorporation or bylaws or similar organizational documents, other than such violations as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.2 Corporate Authority Relative to This Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreements of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, and principles of equity affecting creditors’ rights and remedies generally.

(b) Other than in connection with or in compliance with (i) the provisions of the DGCL, (ii) the Securities Act, the Exchange Act, state securities, takeover and “blue sky” laws and (iii) the HSR Act (collectively, the “Parent Approvals”), no authorization, consent, permit, action or approval of, or filing with, or notification to, any Governmental Entity is necessary for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for any such authorization, consent, permit, action, approval, filing or notification the failure of which to make or obtain would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and, except as described in Section 4.2(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of Indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit or license agreement binding upon Parent or any of its Subsidiaries, or to which any of them is a party or any of their respective properties are bound, or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) assuming that all consents, approvals and other authorizations described in Section 3.3(b) have been obtained and that all filings and other actions described in Section 3.3(b) have been made or taken, conflict with or violate any applicable Laws, other than, in the case of clauses (i), (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.3 Investigations; Litigation. There is no investigation or review pending (or, to the knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would have, individually or in the aggregate, a Parent Material Adverse Effect, and there are no actions, suits, inquiries, investigations or proceedings pending (or, to Parent’s knowledge, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, judgments or decrees of, or before, any Governmental Entity, in each case, which would have, individually or in the aggregate, a Parent Material Adverse Effect.

SECTION 4.4 Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries to be included in the Proxy Statement will (i) at the time of the mailing of the Proxy Statement or any amendments or supplements thereto and (ii) at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by Parent or Merger Sub that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to the Company and to the further extent that Parent and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by Law. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by the Company or any of its Representatives that is contained or incorporated by reference in the Proxy Statement.

SECTION 4.5 Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.001 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

SECTION 4.6 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated by this Agreement.

SECTION 4.7 Finders or Brokers. Neither Parent nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger.

SECTION 4.8 Lack of Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any shares of Company Common Stock or other securities convertible into, exchangeable into or exercisable for shares of Company Common Stock. There are no voting trusts or other agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries nor are there any agreements, arrangements or understandings to which Parent or any of its Subsidiaries is a party with respect to the acquisition, divestiture, retention, purchase, sale or tendering of the capital stock or other equity interest of the Company or any of its Subsidiaries.

SECTION 4.9 WARN Act. Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the Company Employees after the Closing that would require the service of notice under the WARN Act or similar local laws.

SECTION 4.10 Adequate Funds. Parent has the cash required to pay the Merger Consideration and to pay all other amounts payable by Parent or Merger Sub pursuant to this Agreement. Parent and Merger Sub are unaware of any facts or circumstances that could result in Parent or Merger Sub not having sufficient funds to consummate the Merger and the transactions contemplated by this Agreement.

SECTION 4.11 Opportunity to Meet and No Additional Representations. Parent acknowledges that, it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Parent acknowledges that neither the Company nor any person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Schedule and the Company SEC Documents), and neither the Company nor any other person shall be subject to any liability to Parent or any of its affiliates resulting from the Company’s making available to Parent or Parent’s use of such information provided or made available to Parent or its Representatives, or any information, documents or material made available to Parent in the due diligence materials provided to Parent, other management presentations (formal or informal) or in any other form in connection with the transactions contemplated by this Agreement. Without limiting the foregoing, the Company makes no representation or warranty to Parent with respect to any financial projection, forecast, estimate or budget relating to the Company or any of its Subsidiaries, whether or not included in any management presentation, disclosure or otherwise delivered to or made available to Parent or Merger Sub or any of their respective Affiliates or any representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or of the future business and operations of the Company and its Subsidiaries

ARTICLE V

CERTAIN AGREEMENTS

SECTION 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as may be required, permitted or expressly contemplated by this Agreement or (iv) as set forth in Section 5.1 of the Company Disclosure Schedule, the Company agrees with Parent that (A) the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business in a manner generally consistent with past practice, and the Company shall use its reasonable best efforts (with the reasonable cooperation of Parent and Merger Sub and their Affiliates) to (1) preserve intact its and its Subsidiaries’ present business organization and capital structure; (2) maintain in effect all material Permits that are required for the Company or its Subsidiaries to carry on their respective businesses; (3) keep available the services of present officers and employees (as a group), provided that it would not cause the Company to incur any material additional cost; and (4) maintain the current relationships with its lenders, customers, suppliers and other Persons with which the Company or its Subsidiaries have significant business relationships; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 5.1(b) shall be deemed a breach of this sentence unless such action would constitute a breach of such other provision.

(b) The Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date of this Agreement and the Effective Time or the Termination Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company:

(i) shall not authorize, declare or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company) other than a dividend or distribution by a wholly owned Subsidiary of the Company to the Company in the ordinary course of business;

(ii) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or other equity securities or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity securities, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(iii) shall not, and shall not permit any of its Subsidiaries to, (A) hire additional employees, except hiring in the ordinary course of business, (B) except as required by existing written agreements, increase the compensation or other benefits payable or provided to the Company’s present or former directors, officers or employees, except in the ordinary course of business consistent with past practice in the compensation of employees of the Company who are not directors or officers of the Company, (C) except in the ordinary course of business, approve or enter into any employment, change of control, severance or retention agreement with any employee of the Company (except (1) to the extent necessary to attract a new employee to replace an agreement with a departing employee, (2) for employment agreements terminable on less than thirty (30) days’ notice without penalty or severance obligation or (3) for severance agreements entered into with employees (other than officers) in the ordinary course of business consistent with past practice in connection with terminations of employment), or (D) except as permitted pursuant to clause (C) above, establish, adopt, enter into, amend, terminate or waive any rights with respect to any (x) collective bargaining agreement or (y) any plan, trust, fund, policy or arrangement for the benefit of any current or former directors or officers or any of their beneficiaries, except in the case of clause (y) only, for such amendments as may be required to cause such plan, trust, fund, policy or arrangement to comply with Section 409A of the Code so as to avoid the imposition of additional tax with respect thereto);

(iv) shall not, and shall not permit any of its Subsidiaries to, change in any material respects any financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(v) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation or bylaws or similar applicable charter documents;

(vi) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to:

(A) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities, other than (1) issuances of a maximum of 10,360,201 shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Company Stock-Based Awards in each case outstanding on the date of this Agreement and as set forth on Section 5.1(b)(vi) of the Company Disclosure Schedule, (2) issuances of a maximum of 215,000 shares of Company Common Stock, to new hires in the ordinary course of business consistent with past practice, provided that such issuances will not be on terms that would require such transactions to be set forth in Section 3.8(d) of the Company Disclosure Schedule and (3) issuances of a maximum of 260,000 shares of Company Common Stock, on or before May 16, 2008, under the 2001 Employee Stock Purchase Plan;

(B) take any action to cause to be exercisable any otherwise unexercisable Company Stock Options, or take any action to cause to become vested any otherwise unvested Restricted Stock or PARSUs (except to the extent such exercisability or vesting occurs automatically by the terms of the agreements relating to the Company Stock Options, Restricted Stock or PARSUs upon the consummation of the Merger, or as otherwise expressly provided by the terms of this Agreement); or

(C) amend any agreements relating to Company Stock Options, Restricted Stock or PARSUs, or adjust the number, kind or exercise price of shares subject to outstanding stock options under any existing stock option plan or subject to agreements relating to Restricted Stock or PARSUs (except as otherwise expressly provided by the terms of this Agreement).

(vii) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of its capital stock or any rights, warrants or options to acquire any such shares, except for the repurchase or reacquisition of securities in connection with the termination of service of any employee, director or consultant of the Company or any Subsidiary and in connection with net issuances related to Company Stock Options, Restricted Stock or PARSUs;

(viii) shall not acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or acquire any material amount of assets (other than (A) any License of Intellectual Property to the Company and the Subsidiaries that is not material to the business of the Company and the Subsidiaries, taken as a whole, as currently conducted and (B) acquisitions of inventory and supplies that are in the ordinary course of business);

(ix) shall not, and shall not permit any of its Subsidiaries to, incur, assume, guarantee, prepay or otherwise become liable for, modify in any material respect the terms of, any indebtedness for borrowed money or become responsible for the obligations of any person (directly, contingently or otherwise), other than in the ordinary course of business consistent with past practice and except for (A) any intercompany indebtedness for borrowed money among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, (B) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness for borrowed money set forth on Section 5.1(b)(ix) of the Company Disclosure Schedule without increasing the amount of such permitted borrowings or incurring breakage costs, (C) guarantees by the Company of indebtedness or borrowed money of the Company, which indebtedness for borrowed money is incurred in compliance with this Section 5.1(b)(ix), and (D) indebtedness for borrowed money incurred pursuant to the terms of agreements in effect prior to the execution of this Agreement, including amounts available but not borrowed as of the date of this Agreement, to the extent such agreements are set forth on Section 3.24 of the Company Disclosure Schedule;

(x) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall cause its Subsidiaries not to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Permitted Liens) or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets, license or otherwise), any material portion of its or its Subsidiaries’ properties or assets, including the capital stock of Subsidiaries, other than in the ordinary course of business consistent with past practice and other than (A) pursuant to existing agreements in effect prior to the execution of this

Agreement or (B) as may be required by applicable Law or any Governmental Entity in order to permit or facilitate the consummation of the transactions contemplated by this Agreement;

(xi) shall not permit any material Company Registered Intellectual Property to lapse or to be abandoned, dedicated, or disclaimed, fail to perform or make any applicable filings, recordings or other similar actions or filings, or fail to pay all required fees and taxes required or advisable to maintain and protect its interest in each and every material Company Registered Intellectual Property;

(xii) shall not, and shall not permit any of its Subsidiaries to modify, amend, terminate or waive any rights under any Company Material Contract, or any Contract that would be a Company Material Contract if in effect on the date of this Agreement, in any material respect in a manner which is adverse to the Company;

(xiii) shall not, and shall not permit any of its Subsidiaries to, enter into any Company Material Contracts other than in the ordinary course of business; and

(xiv) shall not, and shall not permit any of its Subsidiaries to, enter into, amend, waive or terminate (other than terminations in accordance with their terms) any Affiliate Transaction, other than continuing any Affiliate Transactions in existence on the date of this Agreement;

(xv) shall not, and shall not permit any of its Subsidiaries to, make any material amendment in any Tax Return with respect to any material Tax, make or change any material Tax election, settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension of the statute of limitations with respect to the assessment or determination of material Taxes of the Company or any of its Subsidiaries, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(xvi) shall not, and shall not permit any of its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company, or any of its Subsidiaries (other than the Merger);

(xvii) shall not, and shall not permit any of its Subsidiaries to, write up, write down or write off the book value of any assets that are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, other than (A) in the ordinary course of business or (B) as may be required by GAAP or applicable Law;

(xviii) shall not, and shall not permit any of its Subsidiaries to, pay, discharge, waive, settle or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than (A) in the ordinary course of business or (B) any claim, liability or obligation not in excess of $50,000 individually, excluding any amounts which may be paid under the Company’s or its Subsidiaries’ insurance policies;

(xix) shall not commence or settle, pay or discharge, any material litigation, investigation, arbitration, or other proceeding or other claim except in the ordinary course not in excess of $150,000 individually;

(xx) shall not authorize any capital expenditure in any manner not reflected in the capital budget of the Company attached as Section 5.1(b)(xx) of the Company Disclosure Schedule in excess of $50,000 in any instance; or

(xxi) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, or announce an intention, to take any of the foregoing actions.

(c) Parent agrees with the Company, on behalf of itself and its Subsidiaries and affiliates, that, between the date of this Agreement and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries or affiliates to, take or agree to take any action (including entering into agreements with respect to any acquisitions, mergers, consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

SECTION 5.2 Access.

(a) The Company shall afford to Parent and to its officers, employees, accountants, consultants, legal counsel, financial advisors, prospective financing sources and agents and other representatives (collectively, “Representatives”) reasonable access during normal business hours, throughout the period prior to the earlier of the Effective Time and the Termination Date, to its and its Subsidiaries’ officers, employees, properties, contracts, commitments, books and records and any report, schedule or other document filed or received by it pursuant to the requirements of applicable Laws and shall furnish Parent with financial, operating and other data and information as Parent, through its officers, employees or other authorized Representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, the Company shall not be required to afford such access if it would unreasonably disrupt the operations of the Company or any of its Subsidiaries, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party, would cause a reasonable risk of a loss of privilege to the Company or any of its Subsidiaries or would constitute a violation of any applicable Law, nor shall Parent or any of its Representatives be permitted to perform any onsite procedure (including any onsite environmental study) with respect to any property of the Company or any of its Subsidiaries, except, with respect to any on site procedure, with the Company’s prior written consent. No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(b) Parent hereby agrees that all information provided to it or its Representatives in connection with this Agreement and the consummation of the transactions contemplated by this Agreement shall be kept confidential in accordance with the Confidentiality Agreement, dated as of November 17, 2007 between the Company and Parent (the “Confidentiality Agreement”) which Confidentiality Agreement shall continue to apply.

SECTION 5.3 No Shop; Alternative and Superior Proposals.

(a) Subject to Section 5.3(c), from the date of this Agreement and continuing until the earlier of the receipt of the Company Stockholder Approval and the Termination Date, none of the Company, the Company’s Subsidiaries nor any of their respective Representatives shall, directly or indirectly (A) initiate, solicit or encourage (including by way of providing information) the submission of any inquiries, proposals or offers or make any other efforts or attempts that constitute or would reasonably be expected to lead to, any Alternative Proposal or engage in any substantive discussions or negotiations with respect thereto or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations, or (B) approve or recommend, or publicly propose to approve or recommend, an Alternative Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for an Alternative Proposal or enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder.

(b) Subject to Section 5.3(c), the Company shall, and shall direct its Subsidiaries’ directors, officers, employees and Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to an Alternative Proposal. The Company shall seek to enforce the confidentiality provisions contained in any confidentiality agreement previously executed by the Company, including promptly requesting, subject to the provisions of Section 5.3(c), each person that has heretofore executed a confidentiality agreement in connection with its consideration of making any

Alternative Proposal, if any, to return all confidential information heretofore furnished to such person by or on behalf of the Company or any Subsidiary and, if requested by Parent, to promptly enforce such person’s obligation to do so.

(c) At any time from the date of this Agreement and continuing until the earlier of the receipt of the Company Stockholder Approval and the Termination Date, if the Company receives an unsolicited bona fide written Alternative Proposal (A) which (i) constitutes a Superior Proposal or (ii) which the Board of Directors determines in good faith is reasonably likely to lead to a Superior Proposal and (B) the Board of Directors determines in good faith, after consultation with the Company’s legal counsel, that the failure of the Board of Directors to take the actions set forth in clauses (x) and (y) below with respect to such Alternative Proposal would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law, then the Company may take the following actions: (x) furnish non-public information to the third party making such Alternative Proposal (if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement with confidentiality provisions in form no more favorable to such person than those confidentiality provisions contained in the Confidentiality Agreement) and (y) engage in discussions or negotiations with such third party with respect to such Alternative Proposal.

(d) Other than in accordance with Section 5.3, the Board of Directors shall not (i) withdraw or modify, or propose publicly to withdraw or modify in a manner adverse to Parent, the approval or recommendation by the Board of Directors of the Merger or this Agreement or the other transactions contemplated by this Agreement; (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, any Alternative Proposal; (iii) make any recommendation in connection with a tender offer or exchange offer other than a recommendation against such offer or (iv) exempt any person from the restrictions contained in any state takeover or similar laws, (each of the foregoing, a “Change of Recommendation”); provided, however, that, in response to the receipt of a Superior Proposal that has not been withdrawn or abandoned, the Board of Directors may, at any time, make a Change of Recommendation if the Board of Directors has concluded in good faith, after consultation with the Company’s legal and financial advisors, that the failure of the Board of Directors to effect a Change of Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law. No Change of Recommendation shall change the approval of the Board of Directors for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement.

(e) Nothing in this Agreement shall prohibit or restrict the Board of Directors from making a Change of Recommendation to the extent that the Board of Directors determines in good faith, after consultation with the Company’s legal counsel, that the failure of the Board of Directors to effect a Change of Recommendation would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

(g) As used in this Agreement, “Alternative Proposal” shall mean any bona fide proposal or offer made by any person or group of persons (other than a proposal or offer by Parent or any of its Subsidiaries) for (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company or any Subsidiary or Subsidiaries of the Company whose business constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (ii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of the assets of the Company and its Subsidiaries that constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, (iii) the direct or indirect acquisition in a single transaction or series of related transactions by any person of 25% or more of the outstanding shares of Company Common Stock, or (iv) any tender offer or exchange offer that if consummated would result in any person beneficially owning 25% or more of the Shares then outstanding.

As used in this Agreement “Superior Proposal” shall mean an Alternative Proposal on terms that the Board of Directors determines in good faith, and after consultation with the Company’s financial advisors and legal counsel, and considering such factors as the Board of Directors, as applicable, consider to be appropriate, is more favorable to the Company and its stockholders than the transactions contemplated by this Agreement; provided, however, that for purposes of this definition, the references to “25%” in the definition of Alternative Proposal shall be deemed to be references to 50%.

SECTION 5.4 Filings; Other Actions.

(a) The Company, Parent and Merger Sub shall each use all reasonable efforts to take or cause to be taken such actions as may be required to be taken under the Exchange Act any other federal securities Laws, and under any applicable state securities or “blue sky” Laws in connection with the Merger and the other transactions contemplated by this Agreement, including the Proxy Statement. In connection with the Merger and the Company Meeting, the Company shall prepare and file with the SEC the Proxy Statement relating to the Merger and the other transactions contemplated by this Agreement, and the Company and Parent shall use all reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company’s stockholders, all as promptly as reasonably practicable; provided, however, that prior to the filing of the Proxy Statement, the Company shall consult with Parent with respect to such filings and shall afford Parent or its Representatives reasonable opportunity to comment thereon. Parent and Merger Sub shall provide the Company with any information for inclusion in the Proxy Statement which may be required under applicable Law and/or which is reasonably requested by the Company. The Company shall notify Parent of the receipt of comments of the SEC and of any request from the SEC for amendments or supplements to the Proxy Statement or for additional information, and will promptly supply Parent with copies of all correspondence between the Company or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. Each of the Company, Parent and Merger Sub shall use its respective reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement and any other required filings as promptly as practicable after receipt thereof. Each of the Company, Parent and Merger Sub agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. If at any time prior to the Company Meeting any event should occur which is required by applicable Law to be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company will promptly inform Parent. In such case, the Company, with the cooperation of Parent, will, upon learning of such event, promptly prepare and file such amendment or supplement with the SEC to the extent required by applicable Law and shall mail such amendment or supplement to the Company’s stockholders to the extent required by applicable Law; provided, however, that prior to such filing, the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent or its Representatives reasonable opportunity to comment thereon. Notwithstanding the forgoing, the Company shall have no obligation to notify Parent of any matters to the extent that the Board of Directors determines in good faith, after consultation with the Company’s legal counsel, that to do so would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(b) Prior to the earlier of the Effective Time or the Termination Date, the Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other legal impediment to the consummation of the transactions contemplated by this Agreement.

(c) Subject to the other provisions of this Agreement, the Company shall (i) take all action necessary in accordance with the DGCL and its amended and restated certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company

Meeting”) (including mailing the Proxy Statement as soon as reasonably practicable after the SEC has cleared the Proxy Statement and holding the Company Meeting as soon as practicable after mailing the Proxy Statement), (ii) include in the Proxy Statement the recommendation of the Board of Directors, that the stockholders of the Company vote in favor of the adoption of this Agreement and, subject to the approval of the Advisor, as applicable, the written opinions of the Advisor, dated as of the date of this Agreement, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock and (iii) use all reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement.

SECTION 5.5 Stock Options and other Stock-Based Awards; Employee Matters.

(a) Stock Options and other Stock-Based Awards. Except as otherwise agreed to in writing between the Company, Parent and Merger Sub:

(i) Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the Company Stock Plans or otherwise, whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time shall, as of the Effective Time, be cancelled without any action on the part of the holder thereof. Each holder of a Company Stock Option that is outstanding and unexercised at the Effective Time, whether or not vested or exercisable, and that has an exercise price per share that is less than the Merger Consideration shall be entitled to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded down to the nearest cent, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment.

(ii) At the Effective Time, each award of restricted stock (“Restricted Stock”) and performance accelerated restricted stock units (PARSUs) that are then vested shall, as of the Effective Time, be cancelled without any action on the part of the holder thereof. Each holder of Restricted Stock or PARSUs that are vested and outstanding at the Effective Time shall be entitled to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of vested shares of Company Common Stock subject to such Restricted Stock or PARSUs and (y) the Merger Consideration, with the aggregate amount of such payment rounded down to the nearest cent, less such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the making of such payment. The Restricted Stock and PARSUs that are outstanding but not vested at the Effective Time will not be cancelled or converted into the right to receive the Merger Consideration and shall continue in effect after the Effective Time on substantially similar terms, provided that such Restricted Stock and PARSUs would not give rise to any right to receive Company Common Stock or Parent Common Stock after the Effective Time, but that such right would be substituted with the right to an amount of cash equal to the Merger Consideration for each share of Company Common Stock that is the subject of each such Restricted Stock or PARSU.

(iii) Prior to the Effective Time, the Board of Directors or the Compensation Committee of the Board of Directors, as applicable, shall adopt any necessary amendments to, or take any necessary actions pursuant to, the Company Stock Plans and the applicable Company Benefit Plans with respect to Company Stock Options and Company Stock-Based Awards to implement the foregoing provisions of Sections 5.5(a)(i) and 5.5(a)(ii).

(b) Employee Matters.

(i) From and after the Effective Time, Parent shall honor all Company Benefit Plans and compensation arrangements and employment agreements in accordance with their terms as in effect immediately before the Effective Time including payment of amounts due at the Effective Time and thereafter. In the event

Parent desires to retain any current employees of the Company or its Subsidiaries (“Company Employees”) following the Effective Time, then for a period of one year following the Effective Time Parent shall provide or cause to be provided, to each current employee of the Company and its Subsidiaries total compensation and benefits that are substantially comparable in the aggregate to the total compensation and benefits provided to Company Employees immediately before the Effective Time (giving consideration to equity-based compensation, equity-based benefits and nonqualified deferred compensation programs; provided, however, that Parent shall not be required to provide equity-based compensation, equity-based benefits and nonqualified deferred compensation programs); provided, however, that nothing herein shall prevent the amendment or termination of any Company Benefit Plan or interfere with Parent’s or any of its Subsidiaries’ right or obligation to make such changes as are necessary to conform with applicable Law or shall cause or require the extension, renewal or amendment of, or prevent the expiration of, any employment agreement which shall expire, terminate or fail to renew pursuant to its terms during such period. Nothing in this Section 5.5(b)(i) shall limit the right of the Surviving Corporation or any of its Subsidiaries to terminate the employment of any current employees at any time in accordance with their respective employment arrangements or agreements.

(ii) Without limiting the generality of the preceding paragraph, following the Effective Time, Parent intends to negotiate a set of performance based incentives for certain Company Employees retained by Parent, based on the achievement of business objectives for the conduct of the Company’s business after the Effective Time.

(iii) The Company will use reasonable efforts to amend any employment, severance or other similar agreements with its employees, directors and consultants to comply with Code section 409A in a manner reasonably satisfactory to Parent.

(iv) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time (such plans, collectively, the “Old Plans”), provided that the foregoing shall not apply with respect to benefit accrual under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to an Old Plan, and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(v) The provisions of this Section 5.5(b) are for the sole benefit of the parties of this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any person (including for the avoidance of doubt any Company Employees), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 5.5(b) under or by reason of any provision of this Agreement.

SECTION 5.6 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use (and cause its affiliates to use) its reasonable best efforts (subject to, and in accordance with, applicable Law) to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals and the Parent Approvals, from Governmental Entities and making all necessary registrations and filings and taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtaining all necessary consents, approvals or waivers from third parties and all consents, approvals and waivers from third parties reasonably requested by Parent to be obtained in respect of the Company Material Contracts in connection with the Merger, this Agreement or the transactions contemplated by this Agreement, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement and (iv) executing and delivering any additional instruments necessary to consummate the Merger and the other transactions contemplated by this Agreement; provided, however, that prior to the Effective Time in no event shall the Company or any of its Subsidiaries be required to pay or, absent the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed), pay or commit to pay any material fee, material penalties or other material consideration to any landlord or other third party to obtain any consent, approval or waiver required for the consummation of the Merger under any real estate leases or Company Material Contracts.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall (i) promptly, but in no event later than fifteen (15) business days after the date of this Agreement, make their respective filings and thereafter make any other required submissions under the HSR Act; (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals; (iii) promptly inform the other party upon receipt of any material communication from the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Entity regarding any of the transactions contemplated by this Agreement; and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated thereby, including promptly furnishing the other with copies of notices or other communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any third party and/or any Governmental Entity with respect to such transactions. The Company and Parent shall permit legal counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to (A) participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (B) extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and (C) enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c) In furtherance and not in limitation of the agreements of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) For purposes of this Agreement, “Regulatory Law” means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (ii) protect the national security or the national economy of any nation.

SECTION 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

SECTION 5.8 Public Announcements. So long as this Agreement is in effect, the Company and Parent will consult with and provide each other the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange.

SECTION 5.9 Director and Officer Liability.

(a) Parent and the Surviving Corporation agree that all rights to exculpation and indemnification (including obligations to advance funds for expenses) existing in favor of any present or former director, officer or employee of the Company or any of its Subsidiaries as provided in the certificate of incorporation or by-laws of the Company or any of its Subsidiaries or by Law or in any agreement between the Company or its Subsidiaries and any director, officer or employee as in effect on the date hereof and disclosed in Section 5.9(a) of the Company Disclosure Schedule (the “Indemnification Agreements”) shall survive the Merger and continue in full force and effect after the Effective Time and the Surviving Corporation shall indemnify each such person to the fullest extent provided for by the certificate of incorporation, by-laws and the Indemnification Agreements, subject to applicable Law. Parent shall not, and shall cause the Surviving Corporation not to, take any action to alter or impair, any exculpatory or indemnification provisions existing in the certificate of incorporation or bylaws of the Surviving Corporation or in the Indemnification Agreements. Any determination required to be made with respect to whether the conduct of an individual seeking indemnification has complied with the standards set forth under applicable Law shall be made by independent counsel mutually acceptable to the Surviving Corporation and such individual. For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of officers’ and directors’ liability insurance maintained on the date hereof by the Company and its respective Subsidiaries (the “Current Policies”); provided, however, that the Surviving Corporation may, and in the event of the cancellation or termination of such policies shall, substitute therefor policies with reputable and financially sound carriers providing at least the same coverage and amount and containing terms and conditions that are no less favorable to the covered persons in respect of claims arising from facts or events that existed or occurred prior to or at the Effective Time under the Current Policies; provided, further, however, that in no event will the Surviving Corporation be required to expend annually in excess of 250% of the annual premium currently paid by the Company under the Current Policies, and if the annual premium exceeds such amount, the Surviving Corporation shall provide the maximum amount of coverage that can be obtained for such amount; provided, further, however, that in lieu of the foregoing insurance coverage, Parent may direct the Company to purchase “tail” insurance coverage that provides coverage no less favorable than the coverage described above, provided that the Company shall not be required to pay any amounts in respect of such coverage prior to the Closing.

(b) This Section 5.9 shall survive the consummation of the Merger and is intended to be for the benefit of, and shall be enforceable by, present or former directors, officers or employees of the Company or its Subsidiaries, their respective heirs and personal representatives and shall be binding on the Surviving Corporation and its successors and assigns, and the agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any such present or former director or officer is entitled, whether pursuant to Law, contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or their respective officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under any such policies.

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity or (ii) transfers or conveys substantially all of its properties and assets to any person, then and in each case to the extent reasonably necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.9

SECTION 5.10 Notice of Certain Events. Each of the parties hereto shall use reasonable best efforts to promptly notify the other party of:

(a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect;

(b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy, or the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would reasonably be expected to cause the failure by such party to comply with or satisfy, any covenant, condition or agreement to be complied with or satisfied by it hereunder;

(c) the receipt by such party of any notice or other communication from any person alleging that the consent of such person, which consent is or could reasonably be expected to be material to the Company and its Subsidiaries or the operation of their businesses, is or may be required in connection with the transactions contemplated by this Agreement;

(d) the receipt by such party of any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; or

(e) the receipt of any Alternative Proposal, or its learning of any actions, suits, claims, investigations or proceedings commenced against, or affecting such party that, if they were pending on the date of this Agreement, would have been required to be disclosed pursuant to this Agreement or which relate to the consummation of the transactions contemplated by this Agreement.

ARTICLE VI

CONDITIONS TO THE MERGER

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No Law, judgment, injunction, order or decree by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect.

(c) (i) Any applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been earlier terminated, and (ii) any other Company Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, other than any Company Approvals the failure to obtain which would not have, individually or in the aggregate, a Company Material Adverse Effect, shall have been obtained.

SECTION 6.2. Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

(a) (i) The representations and warranties of Parent and Merger Sub set forth in this Agreement which are qualified by a “Parent Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of Parent and Merger Sub set forth in this Agreement which are not qualified by a “Parent Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) Parent shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Consistent with Section 2.2(a), Parent shall have caused to be deposited with the Paying Agent cash in the aggregate amount of the Exchange Fund.

SECTION 6.3. Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the satisfaction or waiver of the following conditions:

(a) (i) The representations and warranties of the Company set forth in this Agreement which are qualified by a “Company Material Adverse Effect” qualification shall be true and correct in all respects as so qualified at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date and (ii) the representations and warranties of the Company set forth in this Agreement which are not qualified by a “Company Material Adverse Effect” qualification shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, in the aggregate, a Company Material Adverse Effect; provided, however, that, with respect to clauses (i) and (ii) above, representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i) or (ii), as applicable) only as of such date or period.

(b) The Company shall have in all material respects performed all obligations and complied with all the agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) The Company shall deliver to Parent and Merger Sub a FIRPTA affidavit of its belief that the Company is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance reasonably acceptable to Parent.

SECTION 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

SECTION 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent if (i) the Effective Time shall not have occurred on or before July 10, 2008 (the “End Date”), provided that in the event that any applicable waiting period under the HSR Act or Regulatory Law shall not have expired or been terminated prior to the End Date, then either Parent or the Company may elect to extend the End Date until August 9, 2008 by written notice to the other party prior to July 10, 2008 and (ii) the failure of the Effective Time to have occurred by such date is not the result of, or caused by, the failure of the party seeking to exercise such termination right to perform or observe any of the covenants or agreements of such party set forth in this Agreement;

(c) by either the Company or Parent if an injunction, order, decree or ruling shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable;

(d) by either the Company or Parent if the Company Meeting (including any adjournments thereof) shall have concluded and the Company Stockholder Approval contemplated by this Agreement shall not have been obtained;

(e) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.2 and (ii) cannot be cured by the End Date, provided, however, that the Company is not then in material breach of this Agreement;

(f) by Parent, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be cured by the End Date, provided, however, that Parent is not then in material breach of this Agreement;

(g) by the Company, if the Board of Directors has concluded in good faith, after consultation with the Company’s legal counsel and financial advisors, that, in light of a Superior Proposal, it would be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law to (x) make or not withdraw the Recommendation or (y) fail to effect a Change of Recommendation in a manner adverse to Parent or (z) fail to pursue a Superior Proposal;

(h) by Parent, if the Board of Directors or any committee thereof shall have approved or recommended a Change of Recommendation or resolved to do so; and

(i) by the Company, if Parent does not (i) satisfy the condition set forth in Section 6.2(d) within five (5) business days after notice by the Company to Parent that the conditions set forth in Sections 6.1 and 6.3 are satisfied, and (ii) proceed immediately thereafter to give effect to a Closing.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2 and the provisions of Sections 7.2 and 8.2 through 8.14), and there shall be no other liability on the part of the Company or Parent to the other except: (A) as provided for in the Confidentiality Agreement; (B) as set forth in Section 7.2, as applicable; and (C) for liability arising out of fraud or an intentional breach of this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.

SECTION 7.2 Termination Fees.

(a) Notwithstanding any provision in this Agreement to the contrary:

(i) in the event that (A) prior to the termination of this Agreement, any Alternative Proposal or the bona fide intention of any person to make an Alternative Proposal (a “Qualifying Transaction”) is publicly proposed or publicly disclosed or otherwise made known to the Company prior to, and not withdrawn at the time of, the End Date or the Company Meeting, (B) either (1) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(d) or (2) this Agreement is terminated by Parent pursuant to Section 7.1(f) due to a breach by the Company of any of its covenants or agreements in Section 5.3 or due to an intentional and material breach of any other material covenant, agreement, representation or warranty of the Company in this Agreement, and (C) concurrently with or within nine (9) months after such termination, any definitive agreement providing for a Qualifying Transaction shall have been entered into and in any instance such Qualifying Transaction shall have been consummated, or

(ii) in the event that this Agreement is terminated by the Company pursuant to Section 7.1(g) or 7.1(h),

then the Company shall pay to (or as directed by) Parent a fee of Two Million Four Hundred Fifty Thousand Dollars ($2,450,000) in cash (the “Company Termination Fee”).

The Company Termination Fee shall be paid: (a) in the case of clause (i), on the date such Qualifying Transaction is signed or consummated; and (b) in the case of clause (ii), on the date this Agreement is terminated by the Company, in each case by wire transfer of same day funds as directed by Parent reasonably in advance. Upon payment of the Company Termination Fee, the Company shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent or its stockholders. Notwithstanding any provision in this Agreement to the contrary, in no event shall the Company be required to pay the Company Termination Fee referred to in this Section 7.2 on more than one occasion.

(b) Any payment made pursuant to this Section 7.2 shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.

(c) Each of the Company, Parent and Merger Sub acknowledge that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither the Company nor Parent would have entered into this Agreement, and that any amounts payable pursuant to this Section 7.2 do not constitute a penalty.

ARTICLE VIII

MISCELLANEOUS

SECTION 8.1 No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement.

SECTION 8.2 Expenses. Except as set forth in Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such expenses, except that expenses incurred in connection with the printing, filing and mailing of the Proxy Statement (including applicable SEC filing fees) and all fees paid in respect of any HSR Act or other regulatory filing shall be borne by Parent.

SECTION 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, e-mail or otherwise) to the other parties.

SECTION 8.4 Governing Law. This Agreement, and the rights of the parties and all Actions arising in whole or in part under or in connection herewith, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 8.5 Remedies; Jurisdiction; Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that the parties to this Agreement and the third-party beneficiaries of this Agreement may not have an adequate remedy at law. It is accordingly agreed that the parties to this Agreement and the third-party beneficiaries of this Agreement shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement without the requirement for posting of any bond or other collateral, and Parent and Merger Sub shall not object to the granting of injunctive relief, specific performance or other equitable relief on the basis that there exists an adequate remedy at law. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a party or third-party beneficiary hereunder shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the appropriate courts of the State of Delaware. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 8.5, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by such courts. Each of the Company, Parent and Merger Sub hereby consents to service being made through the notice procedures set forth in Section 8.7 and agrees that service of any process, summons, notice or document by registered mail (return receipt requested and first-class postage prepaid) to the respective addresses set forth in Section 8.7 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated by this Agreement.

SECTION 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

SECTION 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission, with confirmation (provided that any notice received by facsimile transmission or otherwise at the addressee’s location not on a business day or on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

TriQuint Semiconductor, Inc.

2300 NE Brookwood Parkway

Hillsboro, Oregon 97124

Facsimile no. 503-615-8904

Attn: Chief Financial Officer

with copies to:

Ater Wynne LLP

Suite 1800

222 S.W. Columbia Street

Portland, Oregon 97201-6618

Facsimile no. 503-226-0079

Attn: Douglas D. Morris

To the Company:

WJ Communications, Inc.

401 River Oaks Parkway

San Jose, California 95134

Facsimile no. 408-516-9847

Attn: Bruce W. Diamond, President and Chief Executive Officer

with copies to:

Shumaker, Loop & Kendrick, LLP

101 East Kennedy Boulevard

Suite 2800

Tampa, Florida 33602

Facsimile no. 813-229-1660

Attn: Darrell C. Smith

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

SECTION 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that Merger Sub may designate, by written notice to the Company, a Subsidiary that is wholly owned by Merger Sub to be merged with and into the Company in lieu of Merger Sub, in which event this Agreement will be amended such that all references in this Agreement to Merger Sub will be deemed references to such Subsidiary, and in that case, and pursuant to such amendment, all representations and warranties made in this Agreement with respect to Merger Sub will be deemed representations and warranties made with respect to such Subsidiary as of the date of such designation and Parent and Merger Sub may, without the prior written consent of the other parties, assign any or all of their respective rights and interests hereunder to one or more of its affiliates, designate one or more of its affiliates to perform its obligations hereunder, in each case, so long as Parent is not relieved of any of its obligations hereunder and such assignment would not cause a Parent Material Adverse Effect. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction; provided that, if any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable and, provided, further that upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 8.10 Entire Agreement; Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to its subject matter and supersedes all other prior oral or written agreements and understandings between the parties with respect to the subject matter of this Agreement. Except for the provisions of (i) Sections 2.1 (after such time as the Exchange Fund has been returned to the Company from the Paying Agent)and (ii) Section 5.9 (which in each case shall inure to the benefit of the persons benefiting therefrom who are intended to be third-party beneficiaries thereof), this Agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of NASDAQ require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to the approval of the stockholders of the Company. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

SECTION 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

SECTION 8.14 Definitions.

(a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are on the date of this Agreement directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to Parent, the actual knowledge after reasonable investigation of the executive officers of Parent and (ii) with respect to the Company, the actual knowledge of the Chief Executive Officer and the Chief Financial Officer of the Company and such knowledge that the Chief Executive Officer would obtain after reasonable inquiry of those employees of the Company who report directly to the Chief Executive Officer. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in Delaware are authorized by law or executive order to be closed. As used in this Agreement, “GAAP” means United States generally accepted accounting principles. As used in this Agreement, “Indebtedness” means, with respect to any person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such person (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar instruments, (iii) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the ordinary course of business), (iv) under capital leases (in accordance with generally accepted accounting principles), (v) in respect of letters of credit and bankers’ acceptances, (vi) for Contracts relating to interest rate protection, swap agreements and collar agreements and (vii) in the nature of guarantees of the obligations described in clauses (i) through (vi) above of any other person. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to herein or in any agreement or instrument referred to herein shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b) Each of the following terms is defined in the section set forth opposite such term:

Defined Term	Section
Advisor	3.21

Affiliate Transactions	3.20

affiliates	8.14(a)

Agreement	Introduction

Alternative Proposal	5.3(g)

Board of Directors	First Recital

Book-Entry Shares	2.2(a)(i)

business day	8.14(a)

Cancelled Shares	2.1(b)

Certificate of Merger	1.3

Certificates	2.2(a)(i)

Change of Recommendation	5.3(d)

Closing	1.2

Closing Date	1.2

Code	2.2(b)(iii)

Company	Introduction

Company Approvals	3.3(b)

Company Benefit Plans	3.8(a)

Company Common Stock	2.1(a)

Company Disclosure Schedule	Introductory paragraph to Article III

Company Employees	5.5(b)(i)

Company IT Assets	3.14(f)

Company Material Adverse Effect	3.1

Company Material Contracts	3.16(a)

Company Meeting	5.4(c)(i)

Company Permits	3.6(b)

Company Preferred Stock	3.2(a)

Company Registered Intellectual Property	3.14(a)

Company SEC Documents	3.4(a)

Company Stock Option	5.5(a)(i)

Company Stock Plans	3.2(a)(iii)

Defined Term	Section
Company Stock-Based Awards	3.2(c)(iii)

Company Stockholder Approval	3.22

Company Termination Fee	7.2(a)

Confidentiality Agreement	5.2(b)

Contracts	3.3(c)(i)

control	8.14(a)

Current Policies	5.9(a)

DGCL	First Recital

Dissenting Shares	2.1(e)(i)

Effective Time	1.3

End Date	7.1(b)(i)

Environmental Law	3.7(b)

ERISA	3.8(a)

ERISA Affiliate	3.8(c)

Exchange Act	3.3(b)(ii)

Exchange Fund	2.2(a)

GAAP	8.14(a)

Governmental Entity	3.3(b)(vii)

Hazardous Substance	3.7(c)

HSR Act	3.3(b)(iii)

Indebtedness	8.14(a)

Indemnification Agreements	5.9(a)

Intellectual Property	3.14(c)

knowledge	8.14(a)

Law	3.6(a)

Laws	3.6(a)

Leased Real Properties	3.15(b)

Licenses	3.14(b)

Lien	3.3(c)(i)

Material Lease	3.3(d)(ii)

Measurement Date	3.2(c)

Merger	First Recital

Merger Consideration	2.1(a)

Merger Sub	Introduction

NASDAQ	3.3(b)(vi)

New Plans	5.5(b)(iv)

Old Plans	5.5(b)(iv)

Option and Stock-Based Award Consideration	2.2(a)(ii)

Defined Term	Section
Other Incentive Awards	3.2(c)(iii)

Owned Real Properties	3.15(a)

Parent	Introduction

Parent Approvals	4.2(b)

Parent Disclosure Schedule	Introductory paragraph to Article IV

Parent Material Adverse Effect	4.1

PARSUs	5.5(a)(ii)

Paying Agent	2.2(a)

Permitted Lien	3.3(c)(i)

person	8.14(a)

principal executive officer	3.4(d)

principal financial officer	3.4(d)

Property Encumbrances	3.15(a)

Proxy Statement	3.11

Qualifying Transaction	7.2(a)(i)(A)

Real Properties	3.15(b)

Recommendation	3.3(a)

Regulatory Law	5.6(d)

Representatives	5.2(a)

Restricted Stock	5.5(a)(ii)

SEC	3.4(a)

Securities Act	3.3(b)(iv)

Share	2.1(a)

Software	3.14(f)

SOX	3.4(d)

Subsidiaries	8.14(a)

Superior Proposal	5.3(g)

Surviving Corporation	1.1

Tax Return	3.12(c)(ii)

Taxes	3.12(c)(i)

Termination Date	5.1(a)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

TRIQUINT SEMICONDUCTOR, INC.

By:	/s/ BRUCE R. FOURNIER
Name:	Bruce R. Fournier
Title:	Vice President

ML ACQUISITION, INC.

By:	/s/ BRUCE R. FOURNIER
Name:	Bruce R. Fournier
Title:	Vice President

WJ COMMUNICATIONS, INC.

By:	/s/ BRUCE W. DIAMOND
Name:	Bruce W. Diamond
Title:	President and Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

List of Omitted Schedules to Agreement and Plan of Merger dated as of March 9, 2008, by and among TriQuint Semiconductor, Inc., ML Acquisition, Inc. and WJ Communications, Inc.

Pursuant to Item 601(b)(2) of Regulation S-K, WJ Communications, Inc. hereby agrees to furnish supplementally a copy of any omitted schedule identified below to the Securities and Exchange Commission upon request.

Schedule 3.1	Qualification, Organization, Subsidiaries, etc
Schedule 3.2	Capital Stock; Outstanding Capital Stock
Schedule 3.2(c)	Capital Stock; Options and PARSUs
Schedule	Corporate Authority Relative to Agreement; Gov’t Consents
Schedule 3.3(c)	Corporate Authority; No Violation, Default, Amendment, Termination, Cancellation or Acceleration
Schedule 3.3(d)	Consent Approvals and Authorizations; Consents under Material Contracts
Schedule 3.4	Reports and Financial Statements
Schedule 3.5	No Undisclosed Liabilities
Schedule 3.6	Compliance with Laws; Permits
Schedule 3.7	Environmental Laws and Regulations
Schedule 3.8(a)	Employee Benefit Plans; List of Plans
Schedule 3.8(d)	Employee Benefit Plans; Benefit Plans Affected by Agreement
Schedule 3.9	Absence of Certain Changes or Events
Schedule 3.10	Investigations; Litigation
Schedule 3.12	Tax Matters
Schedule 3.13	Labor Matters
Schedule 3.14 (a)	Intellectual Property; Patents, Copyrights, Trademarks, Domain Names
Schedule 3.14(b)	Intellectual Property; Licenses
Schedule 3.14(c)	Intellectual Property; Pending or Threatened Claims
Schedule 3.14(f)	Intellectual Property; Company IT
Schedule 3.15(a)	Real Property; Owned
Schedule 3.15(b)	Real Property; Leased
Schedule 3.16	Material Contracts
Schedule 3.17	Finders or Brokers
Schedule 3.18	Insurance
Schedule 3.20	Affiliate Transactions
Schedule 3.23	Customers
Schedule 5.1(b) (vi)(1)	Conduct of Business; Issuance of Stock; Options
Schedule 5.1(b)(vi)(2)	Conduct of Business; Issuance of Stock; PARSUs
Schedule 5.1(b)(ix)	Conduct of Business; Borrowed Money
Schedule 5.1(b)(xx)	Conduct of Business; Capital Budget
Schedule 5.9	Indemnification Agreements

ANNEX B

Opinion of TWP

Thomas Weisel Partners

Experts in Growth

THOMAS WEISEL PARTNERS LLC

PRIVILEGED AND CONFIDENTIAL

March 9, 2008

Board of Directors

WJ Communications, Inc. 401 River Oaks

Parkway San Jose, CA 95134

Ladies and Gentlemen:

We understand that WJ Communications, Inc., a Delaware corporation (“Seller”), and TriQuint Semiconductor, Inc., a Delaware corporation (“Buyer”), and ML Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Buyer (“Acquisition Sub”), intend to enter into an Agreement and Plan of Merger, which will be dated on or about March 9, 2008 (the “Merger Agreement”), pursuant to which Acquisition Sub will be merged with and into Seller, with Seller as the surviving entity (the “Merger”). Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that each outstanding share of Seller’s common stock, par value $0.01 per share (“Seller Common Stock”), will be converted into the right to receive $1.00 in cash (the “Consideration”). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have asked for our opinion as investment bankers, as of the date hereof, as to whether the Consideration to be received by the stockholders of Seller pursuant to the Merger is fair to such stockholders from a financial point of view.

In connection with our opinion, we have, among other things: (i) reviewed certain publicly available financial and other data with respect to Seller, including the consolidated financial statements for recent years and interim periods to September 30, 2007 and certain other relevant financial and operating data relating to Seller made available to us from published sources and from the internal records of Seller; (ii) reviewed the financial terms and conditions of the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Seller Common Stock; (iv) compared Seller from a financial point of view with certain other companies in the semiconductor industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the semiconductor industry which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Seller certain information of a business and financial nature regarding Seller furnished to us by them, including financial forecasts and related assumptions; (vii) reviewed financial forecasts for Seller published by securities analysts that cover the semiconductor industry, in general, and Seller, in particular (the “Analysts’ Forecasts”); (viii) made inquiries regarding and discussed the Merger and the Merger Agreement and other matters related thereto with Seller’s counsel; (ix) performed a discounted cash flow analysis; and (x) performed such other analyses and examinations, and considered such other factors, as we considered appropriate.

In connection with our review, we have not assumed any obligation to independently verify, and we have not independently verified, the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for Seller provided to us by its management, upon management’s advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of management at the time of preparation as to the future financial performance of Seller and that they provide a reasonable basis upon

B-1

which we can form our opinion. For purposes of our discounted cash flow analyses, we have, with your permission, in addition to utilizing management’s forecasts, prepared and utilized forecasts based upon projected industry revenue growth rates and EBITDA margins. We have discussed these forecasts with management of Seller and they have acknowledged that they are reasonable based upon the assumptions employed. We have also performed certain of our analyses using the Analysts’ Forecasts. We have also assumed that there have been no material changes in Seller’s assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to us other than as publicly disclosed by Seller or as discussed with management of Seller after such date. We have also relied upon, without independent verification, the accuracy and completeness of all of the legal, financial reporting, tax, accounting, regulatory, and other information with respect to Seller, the Merger and the Merger Agreement, provided to, discussed with, or received by, us. We have assumed that the Merger will be consummated in a manner that complies in all respects with the provisions of all applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Seller, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

We have further assumed with your consent that the Merger will be consummated in accordance with the terms described in the Merger Agreement, without any further material amendments thereto, and without waiver by Seller of any material conditions to its obligations thereunder.

We have acted as financial advisor to Seller in connection with the Merger and will receive fees for our services, including rendering this opinion, a significant portion of which are contingent upon the consummation of the Merger, and Seller has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business, we actively trade the equity securities of Seller and Buyer for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of Seller and performed various investment banking services for Seller.

This opinion has been approved by a fairness committee of Thomas Weisel Partners LLC. It is directed to the Board of Directors of Seller in its consideration of the Merger and is not a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the Consideration to the stockholders of Seller and does not address the relative merits of the Merger and any alternatives to the Merger, Seller’s underlying decision to proceed with or effect the Merger, or any other aspect of the Merger. Moreover, it does not address the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of Seller; nor does it address the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Buyer or Seller, or class of such persons, in connection with the Merger, whether relative to the Consideration or otherwise.

This opinion may not be used or referred to by Seller, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in its entirety in any proxy statement filed with the Securities and Exchange Commission in connection with the Merger.

Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers, that, as of the date hereof, the Consideration to be received by the stockholders of Seller pursuant to the Merger is fair to such stockholders from a financial point of view.

Very truly yours,

/s/ Thomas Weisel Partners, LLC

THOMAS WEISEL PARTNERS LLC

B-2

ANNEX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal. (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

WJ COMMUNICATIONS, INC.

PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Bruce W. Diamond, R. Gregory Miller, and Rainer N. Growitz, and each of them, attorneys and proxies of the undersigned, with full power of substitution, to attend the special meeting of the stockholders of WJ Communications, Inc. to be held at 401 River Oaks Parkway, San Jose, California 95134 on [                ], [                ], 2008, [            ] a.m., local time, or any adjournment or postponement thereof, and to vote the number of shares of common stock of WJ Communications, Inc. which the undersigned would be entitled to vote, and with all the power the undersigned would possess if personally present, as instructed on the reverse.

Receipt of the Notice of Special Meeting of Stockholders to be held on [                ] 2008 and the Proxy Statement dated [            ], 2008, is hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1 AND A VOTE “FOR” PROPOSAL 2. The Proxies will vote as specified on the reverse, or, if a choice is not specified, they will vote “FOR” Proposal 1 and “FOR” Proposal 2 and with discretionary authority on all other matters unknown by WJ Communications, Inc. a reasonable time prior to the solicitation of proxies that may come before the special meeting or any adjournments or postponements thereof.

YOUR VOTE IS IMPORTANT

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope or by facsimile to [The Bank of New York] so your shares may be represented at the special meeting of stockholders.

(Continued and to be signed on reverse side.)

WJ COMMUNICATIONS, INC. 401 RIVER OAKS PARKWAY SAN JOSE, CALIFORNIA 95134

ADDRESS CHANGE/COMMENTS

PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY. THANK YOU.

▼ DETACH PROXY CARD ▼

Please Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.	☒ Votes must be indicated (x) in Black or Blue ink.

The Board of Directors recommends a vote “FOR” proposals 1 and 2.

		FOR	AGAINST	ABSTAIN

1.	Adoption of the Agreement and Plan of Merger, dated as of , 2008 among WJ Communications, Inc., TriQuint Semiconductor, Inc. and ML Acquisition, Inc. (the “Merger Agreement”).	☐	☐	☐

2.	Adjournment and postponement of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the Merger Agreement.	☐	☐	☐

3.	In their discretion, the named proxies are authorized to vote upon such other business unknown by WJ Communications, Inc. a reasonable time prior to the solicitation of proxies as may properly come before the special meeting or any adjournments or postponements thereof.

To change your address, please mark this box.	☐

To include comments, please mark this box.	☐

SCAN LINE

(Please sign exactly as your name or names appear hereon, indicating, where proper, official position or representative capacity.)

Date	Share Owner sign here	Co-Owner sign here